UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant  ☑

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §14a-12

HARBOR GLOBAL COMPANY LTD.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☑	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

HARBOR GLOBAL COMPANY LTD.

One Faneuil Hall Marketplace

Boston, Massachusetts 02109

Notice of Special General Meeting of Shareholders

to be held on Monday, November 13, 2006

October 6, 2006

To our shareholders:

You are cordially invited to attend the special general meeting of shareholders (the “Special Meeting”) of Harbor Global Company Ltd. (the “Company” or “Harbor Global”), which will be held on Monday, November 13, 2006 at 9:30 a.m., local time, at the Omni Parker House Hotel, Press Room, 60 School Street, Boston, Massachusetts 02108. The formal notice of the Special Meeting, proxy statement and a proxy card are enclosed with this letter. All holders of record of our issued and outstanding common shares as of the close of business on Friday, September 29, 2006 will be entitled to receive notice of and to vote at the Special Meeting. You may vote your shares at the Special Meeting only if you are present in person or represented by proxy.

At the Special Meeting, we will ask you to consider and vote upon a proposal to approve and adopt (i) the Agreement and Plan of Amalgamation, dated as of August 18, 2006 (the “Transaction Agreement”), by and among us, Isvias Trading Limited, a company incorporated under the laws of the Republic of Cyprus (“Buyer”), and Namredips Ltd., a Bermuda company and a wholly owned subsidiary of Buyer (“Amalgamation Sub”), (ii) the Amalgamation Agreement, dated as of August 18, 2006 (the “Amalgamation Agreement”), between us and Amalgamation Sub and (iii) the amalgamation of the Company with Amalgamation Sub on the terms and conditions set forth in the Transaction Agreement and the Amalgamation Agreement (the “Amalgamation”). If the Amalgamation is completed, and so long as you do not validly exercise your appraisal rights within one month of the giving of the notice of the Special Meeting under Bermuda law, you will be entitled to receive $11.5663 in cash, without interest and subject to any applicable withholding taxes, for each of our common shares that you own. We have attached a copy of the Transaction Agreement as Appendix A and the Amalgamation Agreement as Appendix B to the accompanying proxy statement, and we encourage you to read them carefully and in their entirety. You should be aware that the receipt of cash in exchange for our common shares in the Amalgamation will be a taxable transaction to U.S. shareholders for U.S. federal income tax purposes and may be taxable for state, local and foreign income tax purposes as well. We urge you to consult your own tax advisor regarding the specific tax consequences that may result from your individual circumstances.

Our board of directors has considered and evaluated the Transaction Agreement and the Amalgamation Agreement and has determined that the Transaction Agreement, the Amalgamation Agreement, the Amalgamation and the other transactions contemplated by the Transaction Agreement and the Amalgamation Agreement are advisable and fair to and in the best interests of Harbor Global, and has unanimously approved the Transaction Agreement, the Amalgamation Agreement, the Amalgamation and the other transactions contemplated by the Transaction Agreement and the Amalgamation Agreement.

Our board of directors unanimously recommends that you vote “FOR” the approval and adoption of the Transaction Agreement, the Amalgamation Agreement and the Amalgamation.

Approval and adoption of the Transaction Agreement, the Amalgamation Agreement and the Amalgamation requires the affirmative vote of the holders of a majority of all of our issued and outstanding common shares at a meeting of shareholders at which a quorum consisting of at least two persons present in person and representing in person or by proxy in excess of 50% of the total voting shares in the Company is present throughout the meeting. We encourage you to read the accompanying proxy statement carefully as it sets forth details of the proposed Amalgamation and other important information related to the Amalgamation.

Whether or not you plan to attend the Special Meeting, please complete, sign and date the accompanying proxy card and return it in the enclosed prepaid envelope. By doing so, you will ensure that your shares are represented and voted at the Special Meeting. If you attend the Special Meeting, you may revoke your proxy and vote your shares in person if you wish, even if you have previously returned your proxy card. If your Harbor Global common shares are held in “street name,” please follow the instructions of your bank or broker through which you hold your common shares.

On behalf of our board of directors, I thank you for your prompt cooperation.

Very truly yours,

Stephen G. Kasnet
President and Chief Executive Officer

The Amalgamation has not been approved or disapproved by the United States Securities and Exchange Commission or any state securities regulator nor has the United States Securities and Exchange Commission or any state or foreign securities regulator passed upon the merits of the Amalgamation or upon the accuracy or adequacy of the information contained in this proxy statement. Any representation to the contrary is unlawful.

This proxy statement is dated October 6, 2006, and is first being mailed to our shareholders on or about October 11, 2006.

HARBOR GLOBAL COMPANY LTD.

One Faneuil Hall Marketplace

Boston, Massachusetts 02109

Notice of Special General Meeting of Shareholders

to be held on Monday, November 13, 2006

October 6, 2006

A SPECIAL GENERAL MEETING OF SHAREHOLDERS OF HARBOR GLOBAL COMPANY LTD. (the “Company”) will be held on Monday, November 13, 2006, at 9:30 a.m., local time, at the Omni Parker House Hotel, Press Room, 60 School Street, Boston, Massachusetts 02108 for the following purposes:

1.	To consider and if thought fit approve and adopt (i) the Agreement and Plan of Amalgamation, dated as of August 18, 2006 (the “Transaction Agreement”), by and among the Company, Isvias Trading Limited, a company incorporated under the laws of the Republic of Cyprus (“Buyer”), and Namredips Limited, a Bermuda company and a wholly owned subsidiary of Buyer (“Amalgamation Sub”), (ii) the Amalgamation Agreement, dated as of August 18, 2006 (the “Amalgamation Agreement”), between the Company and Amalgamation Sub and (iii) the amalgamation of the Company with Amalgamation Sub on the terms and conditions set forth in the Transaction Agreement and the Amalgamation Agreement.

2.	To transact such other business as may properly come before the Special General Meeting or any adjournment(s) or postponement(s) thereof.

Only shareholders of record as of the close of business on Friday, September 29, 2006 may receive notice of and vote at the Special General Meeting. Whether or not you plan to attend the Special General Meeting, please complete, sign and date the accompanying proxy card and return it in the enclosed prepaid envelope. By doing so, you will ensure that your shares are represented and voted at the Special General Meeting. To be valid, your proxy must be received by the time of the Special General Meeting (which is 9:30 a.m., local time, on Monday, November 13, 2006). If you attend the Special General Meeting, you may revoke your proxy and vote your shares in person if you wish, even if you have previously completed and returned your proxy card. If your shares are held in “street name,” please follow the instructions of your bank or broker through which you hold your shares.

Please do not send your Harbor Global common share certificates to us at this time. If the Amalgamation is completed, you will receive instructions regarding the surrender of your share certificates.

Please read carefully the proxy statement and other materials enclosed with this notice, including the copy of the Transaction Agreement attached as Appendix A and the copy of the Amalgamation Agreement attached as Appendix B to the proxy statement for a more complete statement regarding the matters to be voted upon at the Special General Meeting.

Pursuant to the Companies Act 1981, as amended of Bermuda, a dissenting shareholder is entitled to be paid the fair value of such shareholder’s common shares. The Company has determined that the fair value of each common share of the Company is $11.5663.

By Order of the Board of Directors

John H. Valentine
Chairman of the Company

HARBOR GLOBAL COMPANY LTD.

One Faneuil Hall Marketplace

Boston, Massachusetts 02109

PROXY STATEMENT

Special General Meeting of Shareholders

To be held on Monday, November 13, 2006

We are furnishing this proxy statement to shareholders of record of Harbor Global Company Ltd., a Bermuda company (“we,” “us,” the “Company” or “Harbor Global”), in connection with the solicitation of proxies by our board of directors for use at a special general meeting of shareholders (the “Special Meeting”) to be held at the Omni Parker House Hotel, Press Room, 60 School Street, Boston, Massachusetts 02108, on Monday, November 13, 2006, at 9:30 a.m., local time, for the purposes set forth in the accompanying Notice of Special General Meeting of Shareholders.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE AMALGAMATION

The information provided in the question-and-answer format below is for your convenience and is merely a summary of other information contained in this proxy statement. You should carefully read this entire proxy statement, including each of the appendices attached to this proxy statement.

Q:	What is the date, time and place of the Special Meeting?

A:	The Special Meeting will be held at the Omni Parker House Hotel, Press Room, 60 School Street, Boston, Massachusetts 02108, on Monday, November 13, 2006, at 9:30 a.m., local time.

Q:	What am I being asked to vote on?

A:	You are being asked to consider and vote on a proposal to approve and adopt (i) the Agreement and Plan of Amalgamation (the “Transaction Agreement”), dated as of August 18, 2006, between us, Isvias Trading Limited, a company incorporated under the laws of the Republic of Cyprus (“Buyer”), and Namredips Ltd., a Bermuda company and a wholly owned subsidiary of Buyer (“Amalgamation Sub”), (ii) the Amalgamation Agreement, dated as of August 18, 2006, between us and Amalgamation Sub (the “Amalgamation Agreement”) and (iii) the amalgamation of the Company with Amalgamation Sub on the terms and conditions set forth in the Transaction Agreement and the Amalgamation Agreement (the “Amalgamation”). Upon the consummation of the Amalgamation, Buyer will hold 100% of the issued and outstanding shares of the company resulting from the Amalgamation and shareholders of the Company will cease to hold shares in the Company. We have attached a copy of the Transaction Agreement as Appendix A and the Amalgamation Agreement as Appendix B to this proxy statement, and we encourage you to read them carefully and in their entirety. We refer to the Transaction Agreement and Amalgamation Agreement collectively as the “Transaction Documents” in this proxy statement.

Q:	What will I be entitled to receive in the Amalgamation?

A:	If and when the Amalgamation is completed, and so long as you do not validly exercise your appraisal rights within one month of the giving of the notice of the Special Meeting under the laws of Bermuda, each of our common shares, par value $.0025 per share (the “Common Shares”), registered in your name will be cancelled and extinguished and automatically converted into the right to receive $11.5663 per Common Share in cash, without interest and subject to any applicable withholding taxes. If the Amalgamation is completed, you will not have any continuing interest in Harbor Global and will have no interest in Buyer, Amalgamation Sub or the amalgamated company. See “The Transaction Agreement.”

Q:	Why are we proposing the Amalgamation?

A:

We are a Bermuda limited duration company and were formed in May 2000. Currently, pursuant to our memorandum of association, we must complete the liquidation of our assets upon the earlier of October 24, 2006 or the distribution by us of all our assets to our shareholders, unless extended (we intend to extend this date to October 24, 2007, in accordance with our memorandum of association). Accordingly, over the course of our existence, we have engaged in discussions concerning various other potential transactions for the purpose of liquidating our assets or providing our shareholders with an opportunity to liquidate their Common Share holdings, including by means of a possible sale of the Company, such as the proposed Amalgamation. In October 2005, we began our current process regarding the possible sale of us as a company.

We believe that the Amalgamation offers an attractive opportunity to provide value to our shareholders. The $11.5663 per Common Share price being offered by Buyer represents a premium of approximately 23% above the closing bid quotation of our Common Shares on August 17, 2006, the last trading day before we announced that we had entered into the Transaction Agreement. The Amalgamation consideration will be paid in cash, which provides certainty and immediate value to our shareholders and will provide our shareholders with an efficient means to liquidate their Common Shares. Additionally, the terms offered by Buyer in connection with the Amalgamation were superior to those offered by any other bidder in connection with our current process regarding the possible sale of us as a company. See “The Amalgamation—Reasons for the Amalgamation.”

Q:	What vote is required to approve and adopt the Transaction Documents?

A:	The affirmative vote of the holders of a majority of our issued and outstanding Common Shares at a meeting of shareholders at which a quorum consisting of at least two persons present in person and representing in person or by proxy in excess of 50% of the total voting shares in the Company is present throughout the meeting is required to approve and adopt the Transaction Documents and the Amalgamation.

Q:	What does our board of directors recommend?

A:	Our board of directors recommends that you vote FOR approval and adoption of the Transaction Documents and the Amalgamation. In considering the recommendation of our board of directors, you should be aware that certain of our directors and executive officers have interests in the Amalgamation that are different from your interests. See “The Amalgamation—Interests of Our Directors and Executive Officers in the Amalgamation.”

Q:	When do you expect the Amalgamation to be completed?

A:	We are working to complete the Amalgamation as quickly as possible. We currently expect that the Amalgamation will be completed in the fourth quarter of 2006. In addition to obtaining shareholder approval, the other conditions to the parties’ obligations to close must be satisfied or waived. See “The Transaction Agreement—Conditions to Closing.”

Q:	What are the tax consequences of the Amalgamation to me?

A:	U.S. shareholders who receive cash in exchange for Common Shares in the Amalgamation will be subject to U.S. federal income tax and may be subject to state, local and foreign income tax as well. We believe the Amalgamation should be treated for U.S. federal income tax purposes as a sale of such shareholders’ Common Shares in exchange for cash. Subject to the discussion of passive foreign investment companies in “The Amalgamation—Material U.S. Federal Income Tax Consequences of the Amalgamation,” for U.S. federal income tax purposes, if you are a U.S. shareholder and you receive cash in exchange for Common Shares in the Amalgamation, you will recognize gain or loss equal to the difference, if any, between the amount realized and your adjusted tax basis (which includes a shareholder’s share of the liabilities of Harbor Global) in the Common Shares surrendered. A shareholder’s amount realized will equal the sum of the amount of cash received plus his share of Harbor Global liabilities, if any, allocable to such shareholder immediately prior to the effective time of the Amalgamation. We urge you to consult your own tax advisor regarding the specific tax consequences that may result from your individual circumstances (including the application of the passive foreign investment company rules), as well as the foreign, state and local tax consequences of the disposition of Common Shares in the Amalgamation. See “The Amalgamation—Material U.S. Federal Income Tax Consequences of the Amalgamation.”

Q:	Who is Isvias Trading Limited?

A:	Isvias Trading Limited is a company incorporated under the laws of the Republic of Cyprus. CIT Finance Investment bank (“CIT”) is the indirect parent company of Isvias Trading Limited. CIT is a company incorporated under the laws of the Russian Federation. CIT is an independent Russian investment bank providing financial services to corporations and institutional and individual investors. The strategic lines of CIT’s business are investment banking, including securities underwriting and advisory services, asset management, mortgage lending, brokerage services and wealth management. At December 31, 2005, CIT’s assets and shareholders’ equity aggregated approximately (in United States dollars) $1.2 billion and $0.2 billion, respectively. In connection with entering into the Transaction Agreement, we and CIT entered into a guarantee agreement pursuant to which CIT is guaranteeing, subject to certain conditions and exceptions, the performance of all obligations of Buyer, Amalgamation Sub and the amalgamated company in connection with the Transaction Documents, the Amalgamation and the transactions contemplated by the Transaction Documents. Buyer’s obligation to pay the Amalgamation consideration is not subject to any financing contingency.

Q:	Why is Calypso Management LLC receiving a payment in connection with the Amalgamation? How was the amount of that payment determined?

A:	On July 10, 2003, we entered into an amended and restated administration and liquidation agreement with Calypso Management LLC (“Calypso”), pursuant to which Calypso manages our liquidation and operates our assets pending their liquidation. Under that amended and restated administration and liquidation agreement, Calypso is entitled to receive a portion of the consideration receivable by us or our shareholders, as applicable, in connection with certain business combination transactions, such as the Amalgamation. The amended and restated administration and liquidation agreement provides the method for determining the amount that will be payable to Calypso if the Amalgamation is effected. Pursuant to that method, $5,380,783 in cash, or approximately 7.58% of the $71,000,000 total consideration payable for the acquisition of us by Buyer, will be payable to Calypso in connection with the Amalgamation. The amount of the Amalgamation consideration payable to our shareholders ($11.5663 per Common Share in cash) is net of this amount to be paid to Calypso in connection with the Amalgamation and pursuant to the amended and restated administration and liquidation agreement. Calypso is owned and operated by Stephen G. Kasnet, our President and Chief Executive Officer, and Donald H. Hunter, our Chief Operating Officer and Chief Financial Officer. Mr. Kasnet is Calypso’s President and Chief Executive Officer, and Mr. Hunter is Calypso’s Chief Operating Officer and Chief Financial Officer. None of our directors has any interest in Calypso. See “The Amalgamation—Interests of Our Directors and Executive Officers in the Amalgamation—Calypso Payment.”

Q:	What are the post-closing items that Calypso will be providing services for and for which Buyer will provide Calypso with funds at the closing of the Amalgamation?

A:	As part of the transition of the Company to ownership by Buyer and pursuant to the Transaction Agreement, Buyer will incur certain obligations, including obligations to our shareholders beyond the obligation to pay our shareholders the consideration pursuant to the Amalgamation. Calypso agreed to perform services to assist Buyer with discharging certain of these obligations. Pursuant to the Transaction Agreement, at the Closing, Buyer will pay Calypso $1,992,000 for Calypso to fund post-closing obligations of Buyer, the amalgamated company and their affiliates, including purchasing a tail insurance policy, paying pro rata accrued employee bonuses, preparing closing financial statements and preparing and distributing Schedule K-1s for our applicable shareholders. During a post-closing period expected to last approximately two months, the funds from this payment will also be used for normal employee compensation and benefits for Calypso employees in connection with Calypso’s performance of these services, as well as for rent and other operational costs. Calypso will be obligated to pay, or to cause to be paid, out of those funds amounts for those post-closing obligations in the ordinary course of business. In addition, prior to the closing of the Amalgamation, we will pay to Calypso $319,000 for certain operating expenses that will accrue up to the closing of the Amalgamation. That amount is based on an assumed closing date as of October 31, 2006 and will be adjusted accordingly should the closing date occur on a date other than as of October 31, 2006.

Q:	Am I entitled to appraisal rights?

A:	Yes. Within one month of the giving of the notice of the Special Meeting, any holder of Common Shares who did not vote in favor of the Transaction Documents and the Amalgamation and is not satisfied that such holder has been offered fair value for such holder’s Common Shares may apply to the Supreme Court of Bermuda to appraise the fair value of such holder’s Common Shares pursuant to section 106(6) of the Companies Act 1981, as amended, of Bermuda (the “Companies Act”). If you want to assert these rights, you must comply with the requirements of section 106 of the Companies Act, a copy of which is included as Appendix C to this proxy statement. For more information and a summary of these requirements, see “Appraisal Rights” and Appendix C. If you are considering seeking an appraisal of your Common Shares, you may wish to consult an attorney.

Q:	Who is entitled to vote at the Special Meeting?

A:	Only shareholders of record as of the close of business on Friday, September 29, 2006 are entitled to receive notice of the Special Meeting and to vote the Common Shares registered in their name as of the close of business on the record date at the Special Meeting, or at any adjournments or postponements of the Special Meeting.

Q:	What happens if I sell my Common Shares before the Special Meeting?

A:	The record date for the Special Meeting is earlier than the date of the Special Meeting and the date that the Amalgamation is expected to be completed. If you transfer your Common Shares after the record date but before the Special Meeting, you will retain your right to vote at the Special Meeting, but will transfer the right to receive the Amalgamation consideration.

Q:	What should I do now? How do I vote?

A:	After you read and consider carefully the information contained in and attached to this proxy statement, please fill out, sign and date your proxy card and mail your signed proxy card in the enclosed return pre-paid envelope as soon as possible so that your Common Shares may be represented at the Special Meeting. To be valid, your proxy must be received by the time of the Special Meeting (which is 9:30 a.m., local time, on Monday, November 13, 2006). Failure to return your proxy card or vote in person at the Special Meeting will have the same effect as a vote against the approval and adoption of the Transaction Documents and the Amalgamation. Please do not send your Common Share certificates with your proxy card. Please note that, if you hold your Common Shares in “street name,” you will have to follow the instructions of your bank or broker through which you hold your Common Shares.

Q:	Can I vote in person?

A:	Yes. You may attend the Special Meeting and vote your Common Shares in person whether or not you sign and return a proxy card or otherwise vote by proxy. However, we recommend that you vote by proxy even if you plan to attend the Special Meeting. You can always change your vote at the Special Meeting. Please note that, if you hold your Common Shares in “street name,” you will have to follow the instructions of your bank or broker through which you hold your Common Shares.

Q:	If my Common Shares are held in “street name” by my broker or bank, will my broker or bank vote my Common Shares for me?

A:	Your broker or bank will not be able to vote your Common Shares without instructions from you. You should instruct your broker or bank to vote your Common Shares in accordance with the procedures provided by your bank or broker. Without instructions, your Common Shares will not be voted, which will have the same effect as a vote against the approval and adoption of the Transaction Documents and the Amalgamation. If your Common Shares are held in “street name,” please follow the instructions of your bank or broker through which you hold your Common Shares.

Q:	Can I change my vote or revoke my proxy after I have mailed my signed proxy card?

A:	Yes. A proxy that is properly submitted to us may be revoked as follows. If you are a shareholder “of record,” meaning a shareholder whose Common Shares are registered in his, her or its own name, as of the close of business on the record date, you can change your vote before your proxy is voted at the Special Meeting in one of the three following ways:

•	complete and sign a new proxy card with a later date and deliver it to the Company by the time and date of the Special Meeting;

•	notify the Secretary of the Company in writing by the time and date of the Special Meeting that you have revoked your proxy; or

•	attend and vote in person at the Special Meeting.

If you are a “beneficial holder” whose Common Shares are registered in another name, for example in “street name,” you must follow the procedures required by the holder of record of your Common Shares, which is usually a brokerage firm or bank, in order to change your voting instructions. You should contact the holder of record of your Common Shares (i.e., broker or bank) directly for more information on these procedures.

Q:	Should I send in my Common Share certificates now?

A:	No, not at this time. If the Amalgamation is completed, shortly thereafter you will receive a letter of transmittal with instructions informing you how, when and where you should send your Common Share certificates in order to receive the Amalgamation consideration. You should not send any Common Share certificates with your proxy cards. See “The Transaction Agreement—Exchange and Payment Procedures.”

Q:	When will I receive the cash payment for my shares?

A:	Assuming that you do not validly exercise your appraisal rights within one month of the giving of the notice of the Special Meeting, as soon as practicable after the effective time of the Amalgamation, a letter of transmittal and instructions will be mailed to you and our other shareholders. The letter of transmittal and instructions will tell you how to surrender your certificates representing Common Shares in exchange for the Amalgamation consideration of $11.5663 per Common Share in cash, without interest and subject to withholding taxes. You should not forward your Common Share certificates to the depositary without a letter of transmittal. Once you have delivered an executed copy of the letter of transmittal together with your Common Share certificates to the appropriate person, you will promptly receive the Amalgamation consideration, less any applicable withholding taxes.

Q:	Who can help answer my questions?

A:	If you would like additional copies, without charge of this proxy statement or if you have questions about the Amalgamation, including the procedures for voting your Common Shares, you should contact:

Harbor Global Company Ltd.

One Faneuil Hall Marketplace

Boston, Massachusetts 02109

Attention: Donald H. Hunter, Chief Operating Officer and Chief Financial Officer

Telephone: (617) 878-1600

Georgeson Inc.

17 State Street

New York, New York 10004

Toll free: 1-866-857-8745

SUMMARY

This summary highlights selected information from this proxy statement and may not contain all of the information that may be important to you. You should carefully read this entire proxy statement, the Transaction Documents and the other documents to which we refer you or have attached for a more complete understanding of the matters being considered at the Special Meeting. We have attached a copy of the Transaction Agreement as Appendix A and the Amalgamation Agreement as Appendix B to this proxy statement, and we encourage you to read them carefully and in their entirety.

The Parties (see page 20)

Harbor Global Company Ltd.

One Faneuil Hall Marketplace

Boston, Massachusetts 02109

(617) 878-1600

We were formed in May 2000 as a Bermuda limited duration company. We seek to liquidate our assets in a timely fashion on economically advantageous terms and continue to operate our assets as going concern businesses until they are liquidated. Currently, pursuant to our memorandum of association, we must complete the liquidation of our assets upon the earlier of October 24, 2006 or the distribution by us of all our assets to our shareholders, unless extended. We intend to extend this date to October 24, 2007, in accordance with our memorandum of association.

Our primary assets by segment consist of the following: (i) Russian Real Estate Management and Investment Management Operations, which are investment advisory and management services and includes our 52% indirect interest in Open Joint-Stock Company “PIOGLOBAL Real Estate Investment Fund” (“Pioglobal Real Estate Investment Fund”); (ii) Real Estate Management Operations, which are real estate management services, including property management and advisory services; and (iii) other assets comprised of cash and cash equivalents and a minority stake in a limited partnership. Our indirect 52% equity interest in Pioglobal Real Estate Investment Fund is our principal asset and the Meridian Commercial Tower constitutes a significant portion of that subsidiary’s assets.

CIT Finance Investment bank

38/4 Nevsky prospect,

191011, St.-Petersburg, Russia

CIT Finance Investment bank is the indirect parent company of Isvias Trading Limited. CIT is a company incorporated under the laws of the Russian Federation. CIT is an independent Russian investment bank providing financial services to corporations and institutional and individual investors. The strategic lines of CIT’s business are investment banking, including securities underwriting and advisory services, asset management, mortgage lending, brokerage services and wealth management. At December 31, 2005, CIT’s assets and shareholders’ equity aggregated approximately (in United States dollars) $1.2 billion and $0.2 billion, respectively.

Isvias Trading Limited

Bld. 2, house 17, B. Nikitskaya Str.,

125009, city of Moscow, Russia

Isvias Trading Limited is incorporated under the laws of the Republic of Cyprus and is a majority-owned subsidiary of CIT Finance Investment bank, a company incorporated under the laws of the Russian Federation. Isvias Trading Limited is a special purpose vehicle that is being used for the purpose of entering into the Transaction Documents with us and completing the Amalgamation and the other transactions contemplated by the Transaction Documents. Isvias Trading Limited was incorporated on June 24, 2006.

Namredips Ltd.

Bld. 2, house 17, B. Nikitskaya Str.,

125009, city of Moscow, Russia

Namredips Ltd. is a Bermuda company and a wholly-owned subsidiary of Isvias Trading Limited. Namredips was organized solely for the purpose of entering into the Transaction Documents with us and completing the Amalgamation and the other transactions contemplated by the Transaction Documents. Namredips Ltd. was incorporated on August 8, 2006 and has not conducted any business operations.

Structure of the Amalgamation and Amalgamation Consideration (see page 21)

Subject to the terms and conditions of the Transaction Documents, we will amalgamate with Amalgamation Sub under Bermuda law. As a result of the consummation of the Amalgamation:

•	each of our Common Shares issued and outstanding immediately prior to the effective time of the Amalgamation will be converted into the right to receive $11.5663 per Common Share in cash, without interest, subject to applicable withholding taxes, other than our Common Shares:

•	held by dissenting shareholders who validly exercise their appraisal rights within one month of the giving of the notice of the Special Meeting under the laws of Bermuda;

•	held by Buyer, Amalgamation Sub or any of their direct or indirect subsidiaries; or

•	held by any of our direct or indirect subsidiaries;

•	each common share of Amalgamation Sub issued and outstanding immediately prior to the effective time of the Amalgamation shall be converted into and become one validly issued and fully paid common share of the amalgamated company; and

•	we and Amalgamation Sub will continue as a Bermuda exempted company (the “Amalgamated Company”) and will become a wholly-owned subsidiary of Buyer.

Upon completion of the Amalgamation, our Common Shares will no longer be publicly traded.

Reasons for the Amalgamation (see page 33)

We are a Bermuda limited duration company and were formed in May 2000. Currently, pursuant to our memorandum of association, we must complete the liquidation of our assets upon the earlier of October 24, 2006 or the distribution by us of all our assets to our shareholders, unless extended. We intend to extend this date to October 24, 2007, in accordance with our memorandum of association. We seek to liquidate our assets in a timely fashion on economically advantageous terms and we continue to operate our assets as going concern businesses until our assets are liquidated.

In light of our limited duration and the mandate under our memorandum of association to complete the liquidation of our assets, we have over the course of our existence sold certain assets and paid dividends to our shareholders from the proceeds of the sale of those assets. To date, we have paid dividends to our shareholders in an aggregate amount of approximately $30,722,826, or approximately $5.43 per share. In addition, we have engaged in discussions concerning various other potential transactions involving us and our assets in furtherance of our obligation to liquidate our assets, including initiating our current process regarding the possible sale of us as a company in October 2005.

We believe that the Amalgamation offers an attractive opportunity to provide value to our shareholders. In particular, we note:

•	the $11.5663 per Common Share price being offered by Buyer represents a premium of approximately 23% above the closing bid quotation of our Common Shares on August 17, 2006, the last trading day before we announced that we had entered into the Transaction Agreement;

•	the Amalgamation consideration will be paid in cash, which provides certainty and immediate value to our shareholders and will provide our shareholders with an efficient means to liquidate their Common Shares;

•	the terms offered by Buyer in connection with the Amalgamation were superior to those offered by any other bidder in connection with our current process regarding our possible sale; and

•	Buyer’s obligation to pay the Amalgamation consideration is not subject to any financing condition and CIT is guaranteeing, subject to certain exceptions and conditions, Buyer’s obligation to pay the Amalgamation consideration.

In determining to recommend that our shareholders vote to approve and adopt the Transaction Documents and the Amalgamation, our board of directors considered these factors as well as numerous other factors.

Recommendation of our Board of Directors (see page 35)

After careful consideration, our board of directors unanimously determined that the Transaction Documents and the Amalgamation and the other transactions contemplated by the Transaction Documents are advisable, fair to us and in our best interests and approved the Transaction Documents, the Amalgamation and the other transactions contemplated by the Transaction Documents. Our board of directors unanimously recommends that our shareholders vote for the approval and adoption of the Transaction Documents and the Amalgamation.

Interests of the Directors and Executive Officers (see page 35)

In considering the recommendation of our board of directors, you should be aware that some of our directors and executive officers may have interests in the Amalgamation other than interests as a Harbor Global shareholder generally. These interests may be different from, or conflict with, your interests as a Harbor Global shareholder generally. Our board of directors was aware of and considered these interests when making its recommendations.

•	Pursuant to our pre-existing amended and restated administration and liquidation agreement with Calypso, Calypso is entitled to receive $5,380,783 in cash in connection with the Amalgamation. Pursuant to the Transaction Agreement, that amount will be paid to Calypso at the closing of the Amalgamation. The amount of the Amalgamation consideration payable to our shareholders in connection with the Amalgamation ($11.5663 per Common Share in cash) is net of the $5,380,783 amount payable to Calypso. Calypso is owned and operated by Stephen G. Kasnet, our President and Chief Executive Officer, and Donald H. Hunter, our Chief Operating Officer and Chief Financial Officer. Mr. Kasnet is Calypso’s President and Chief Executive Officer, and Mr. Hunter is Calypso’s Chief Operating Officer and Chief Financial Officer. None of our directors has any interest in Calypso. Pursuant to Mr. Kasnet’s and Mr. Hunter’s employment agreement with Calypso, in connection with the Amalgamation, Mr. Kasnet and Mr. Hunter will be entitled to receive a cash payment of $2,120,000 and $2,350,000, respectively, from Calypso from the $5,380,783 cash payment to be paid to Calypso at the closing of the Amalgamation;

•	Calypso agreed to perform services to assist Buyer with discharging certain post-closing obligations of Buyer, including obligations to our shareholders beyond the obligation to pay our shareholders consideration pursuant to the Amalgamation. Pursuant to this agreement, the Transaction Agreement provides that, at the closing of the Amalgamation, Buyer would pay Calypso $1,992,000 for Calypso to fund post-closing obligations of Buyer, the Amalgamated Company and their affiliates, including purchasing a tail insurance policy, paying pro rata accrued employee bonuses, preparing closing financial statements and preparing and distributing Schedule K-1s for our applicable shareholders. During a post-closing period expected to last approximately two months, the funds from this payment will also be used for normal employee compensation and benefits for Calypso employees in connection with Calypso’s performance of these services, as well as for rent and other operational costs. Calypso will be obligated to pay, or to cause to be paid, out of those funds amounts for those post-closing obligations in the ordinary course of business;

•	Prior to the closing of the Amalgamation, we will pay to Calypso $319,000 for certain operating expenses that will accrue up to the closing of the Amalgamation. That amount is based on an assumed closing date as of October 31, 2006 and will be adjusted accordingly should the date of the closing of the Amalgamation occur on a date other than as of October 31, 2006;

•	In connection with the payments for post-closing and operational costs referred to above, Mr. Kasnet and Mr. Hunter will receive approximately $311,458 and $239,583, respectively, for employment bonuses and $20,200 and $21,738, respectively, for 401(k) contributions and profit sharing retirement benefits;

•	Buyer will, and will cause the Amalgamated Company to, assume and honor existing indemnification rights in favor of persons who on or prior to the effective time of the Amalgamation were directors, officers, employees or agents of us or any of our subsidiaries as provided for in our bye-laws or any agreement between the person and us or any of our subsidiaries, except in cases of fraud or dishonesty, and indemnify, defend and hold harmless those same persons against losses, expenses, claims, damages, liabilities, judgments or amounts paid in settlement in respect to claims, actions, suits or proceedings arising out of acts or omissions occurring on or prior to the effective time of the Amalgamation;

•	Calypso will acquire officers’ and directors’ liability insurance covering acts or omissions occurring prior to the Amalgamation covering each person currently covered by our officers’ and directors’ liability insurance policy for a period of six years following the Amalgamation. The premiums related to this extended insurance coverage will be paid out of the funds to be paid to Calypso for the post-closing and operational costs referred to above; and

•	Pursuant to the guarantee agreement that we entered into with CIT, CIT is guaranteeing, subject to certain conditions and exceptions, the indemnification and insurance obligations of Buyer and the Amalgamated Company referred to above.

Guarantee Agreement (see page 38)

Simultaneously with entering into the Transaction Agreement, we and CIT, as guarantor, entered into a guarantee agreement. Pursuant to that guarantee agreement, CIT guarantees, subject to certain conditions and exceptions, for the benefit of us, Calypso, the officers, directors, employees, managers and members of us, any of our subsidiaries and Calypso, and such parties’ successors and assigns, the performance of all obligations of Buyer, Amalgamation Sub, the Amalgamated Company and their successors and assigns in connection with the Transaction Documents and all agreements and transactions contemplated by the Transaction Documents.

Amended and Restated Administration and Liquidation Agreement (see page 38)

We are party to a pre-existing amended and restated administration and liquidation agreement with Calypso, pursuant to which Calypso manages our liquidation and operates our assets pending their liquidation. Pursuant to that agreement and in connection with the Amalgamation:

•	Calypso will be entitled to receive a payment pursuant to the compensation schedule included in the amended and restated administration and liquidation agreement. Pursuant to that schedule, the amount of this payment is $5,380,783 in cash, or approximately 7.58% of the $71,000,000 total consideration payable by Buyer for the acquisition of us by Buyer;

•	The amount of the Amalgamation consideration payable to our shareholders in connection with the Amalgamation ($11.5663 per Common Share) is net of this payment to Calypso;

•	In connection with the Amalgamation, and as provided by the Transaction Agreement, the amended and restated administration and liquidation agreement will be amended to expressly reflect this amount, which will be payable to Calypso if the Amalgamation is effected, to provide certain procedures with respect to the payment to Calypso and to address certain other matters. This amendment would not change the method for calculating, or resulting amount, of this payment, as currently provided under the amended and restated administration and liquidation agreement;

•	This amendment would also obligate Calypso to pay, or to cause to be paid, out of the funds to be provided to it at the closing of the Amalgamation by Buyer amounts for the post-closing obligations Calypso agreed to perform in the ordinary course of business;

•	Pursuant to the amendment to the amended and restated administration and liquidation agreement, the amended and restated administration and liquidation agreement will terminate effective immediately after the effective time of the Amalgamation; and

•	The amendment to the amended and restated administration and liquidation agreement will automatically terminate if the Transaction Agreement is terminated.

Pledge and Escrow Procedures (see page 39)

Pursuant to the Transaction Agreement, following the Special Meeting and prior to the closing of the Amalgamation, we will be obligated to pledge shares of certain of our majority-owned indirect Russian subsidiaries (Pioglobal Real Estate Investment Fund and Closed Joint-Stock Company “PIOGLOBAL Asset Management”) indirectly owned by us for Amalgamation Sub’s benefit. The procedures involved with effecting this pledge include:

•	As a condition to effecting the pledge of the pledged shares, Buyer will deposit with an escrow agent (Citibank, N.A.) cash in an amount sufficient to fund the Amalgamation consideration payable to our shareholders and the $5,380,783 cash amount payable to Calypso in connection with the Amalgamation pursuant to the amended and restated administration and liquidation agreement;

•	The pledged shares will be held by a custodian;

•	Upon receipt of evidence from the custodian holding the pledged shares that the pledged shares have been blocked in pledge for Amalgamation Sub’s benefit, the closing of the Amalgamation will occur, subject to the applicable conditions to the closing of the Amalgamation having been satisfied or waived; and

•	The pledge of the pledged shares will terminate and the pledged shares will be unblocked and released from pledge with the custodian upon the occurrence of certain events, and in any event, by 5 p.m. city of Moscow, Russia time, on the fifth business day following the date of the Special Meeting, subject to a possible three business day extension as provided in the Transaction Agreement.

The purpose of the pledge arrangements is to enable Buyer to confirm prior to the closing of the Amalgamation that the pledged shares continue to be owned by our applicable subsidiaries as of the closing of the Amalgamation.

Common Shares Will No Longer Be Publicly Traded and Will Be Deregistered (see page 40)

Upon completion of the Amalgamation, our Common Shares will no longer be publicly traded. In addition, if the Amalgamation is completed, our Common Shares will be deregistered under the U.S. Securities Exchange Act of 1934, as amended.

Material U.S. Federal Income Tax Consequences of the Amalgamation (see page 40)

We believe that the Amalgamation should be treated for U.S. federal income tax purposes as a taxable sale by our shareholders of their Common Shares in exchange for cash. Subject to the discussion of passive foreign investment companies in “The Amalgamation—Material U.S. Federal Income Tax Consequences of the Amalgamation,” if the Amalgamation is completed, U.S. shareholders will recognize gain or loss equal to the difference, if any, between the amount realized and their adjusted tax basis in the Common Shares surrendered in the Amalgamation. A shareholder’s amount realized will equal the sum of the amount of cash received plus his or her share of our liabilities, if any, allocable to such shareholder immediately prior to the effective time of the Amalgamation.

Regulatory Approvals (see page 42)

The parties’ obligations to effect the initial closing of the Amalgamation are conditioned upon the receipt of the applicable approvals of the Federal Antimonopoly Service of the Russian Federation. For a description of the two-step closing structure provided for by the Transaction Agreement, see “The Transaction—Conditions to Closing.”

Procedure for Receiving Amalgamation Consideration (see page 43)

As soon as practicable after the effective time of the Amalgamation, a letter of transmittal with written instructions will be mailed to our registered shareholders. The letter of transmittal and instructions will tell you how, when and where to send your Common Share certificates in exchange for the Amalgamation consideration. You should not send your Common Share certificates to the depositary without a letter of transmittal. Do not return your Common Share certificates with the enclosed proxy card.

Certain Terms of the Transaction Agreement

Effective Time of the Amalgamation (see page 43)

If the Transaction Documents and the Amalgamation are approved and adopted by the requisite vote of our shareholders and the other conditions to the Amalgamation are satisfied or waived, the Amalgamation will become effective upon the filing of the memorandum of association of the Amalgamated Company and all other documents required by Section 108 of the Companies Act with the Registrar of Companies in Bermuda in accordance with the Companies Act. The filing of the memorandum of association of the Amalgamated Company and any other such documents will occur as promptly as practicable following the closing of the Amalgamation on the date the closing occurs. The closing of the Amalgamation will occur not later than the second business day after satisfaction or waiver of the conditions to the closing of the Amalgamation described in the Transaction Agreement, unless otherwise agreed by the parties. We anticipate completing the Amalgamation in the fourth quarter of 2006.

No Solicitation of Transactions (see page 49)

The Transaction Agreement restricts our ability to solicit or engage in discussions or negotiations with a third party regarding specified business combination transactions involving us and our subsidiaries. However, subject to certain conditions, our board of directors may respond to an unsolicited bona fide written proposal from a third party for an alternative acquisition proposal that our board determines may be reasonably likely to lead to a proposal that would be superior to the Amalgamation. In addition, we may terminate the Transaction Agreement and enter into an agreement with respect to a superior alternative acquisition proposal after satisfying the applicable requirements of the Transaction Agreement, including paying the termination fee referred to under “Termination Fee” below.

Conditions to Closing (see page 50)

The Transaction Agreement provides for a two-step closing structure.

•	First, there will be an initial closing which will occur on the date of the Special Meeting following the completion of the Special Meeting;

•	Following that initial closing, the parties will take, or cause to be taken, the actions contemplated by the escrow and pledge procedures to be taken prior to the closing of the Amalgamation; and

•	Following completion of certain of the procedures contemplated by the escrow and pledge procedures and receipt of evidence from the custodian holding the pledged shares that those shares have been blocked in pledge for the benefit of Amalgamation Sub, the closing of the Amalgamation will occur.

Conditions to Effect the Initial Closing (see page 50)

The obligations of the parties to effect the initial closing are subject to the following mutual conditions having been satisfied or waived:

•	our shareholders shall have approved the Amalgamation and approved and adopted the Transaction Documents;

•	Buyer and Amalgamation Sub shall have obtained any applicable approvals from the Federal Antimonopoly Service of the Russian Federation;

•	there being no law, regulation, judgment, injunction, order or decree of any competent governmental entity prohibiting or enjoining the Amalgamation or having the effect of making the Amalgamation illegal; and

•	the amendment to our amended and restated administration and liquidation agreement with Calypso shall have been executed and delivered.

Our obligation to effect the initial closing is further conditioned on:

•	the truth and accuracy of Buyer’s and Amalgamation Sub’s representations and warranties;

•	the performance by Buyer and Amalgamation Sub of their agreements and covenants;

•	our receipt of legal opinions of Buyer’s Bermuda and United States counsel regarding the irrevocability of the irrevocable power of attorney to be issued in connection with the pledge and escrow procedures; and

•	our receipt of an officer’s certificate from Buyer certifying the accuracy of Buyer’s representations and warranties and performance of Buyer’s agreements and covenants under the Transaction Agreement.

Additionally, each of Buyer’s and Amalgamation Sub’s obligations to effect the initial closing is further conditioned on:

•	the truth and accuracy of our representations and warranties;

•	the performance by us of our agreements and covenants;

•	there not having occurred any event, circumstance or change that has had or is reasonably likely to have a material adverse effect on us (as determined under the Transaction Agreement), including our ability to perform our obligations under the Transaction Agreement;

•	our or our applicable subsidiaries having given notice to the minority holders of units of our indirect majority-owned subsidiary Pioglobal First Russia, LLC of the exercise of our or our applicable subsidiary’s right to cause those minority holders to sell their units to one of our applicable subsidiaries; and

•	Buyer’s and Amalgamated Company’s receipt of an officer’s certificate from us certifying the accuracy of our representations and warranties and performance of our agreements and covenants under the Transaction Agreement.

Conditions to Effect the Closing of the Amalgamation (see page 52)

The obligations of the parties to effect the closing of the Amalgamation and to cause the Amalgamation to be consummated are subject to the following mutual conditions having been satisfied or waived:

•	the initial closing shall have occurred;

•	certain actions set forth in the pledge and escrow procedures shall have been completed in all material respects;

•	the pledged shares remaining blocked in pledge with the custodian as of the closing of the Amalgamation; and

•	there being no law, regulation, judgment, injunction, order or decree of any competent governmental entity prohibiting or enjoining the Amalgamation or having the effect of making the Amalgamation illegal.

Additionally, our obligation to effect the closing of the Amalgamation and to cause the Amalgamation to be consummated is conditioned on Buyer’s and Amalgamation Sub’s performance of the agreements and covenants required to be performed by them following the initial closing and at or prior to the effective time of the Amalgamation. Buyer’s and Amalgamation Sub’s obligations to effect the closing of the Amalgamation and to cause the Amalgamation to be consummated is conditioned on our performance of the agreements and covenants required to be performed by us following the initial closing and at or prior to the effective time of the Amalgamation.

Termination of the Transaction Agreement (see page 52)

We and Buyer may mutually agree in writing to terminate the Transaction Agreement.

Either Buyer or we may terminate the Transaction Agreement, subject to certain conditions, if:

•	the Amalgamation has not been consummated by December 31, 2006;

•	any applicable law or regulation prohibits the consummation of the Amalgamation or otherwise has the effect of making the consummation of the Amalgamation illegal or if any judgment, injunction, order or decree of any competent governmental entity which is then in effect enjoins or otherwise prohibits us or Buyer from consummating the Amalgamation is entered and such judgment, injunction, order or decree shall become final and nonappealable;

•	our shareholders fail to vote in favor of the approval of the Amalgamation and the approval and adoption of the Transaction Documents at the Special Meeting; or

•	our board of directors determines to accept a superior alternative acquisition proposal.

Generally, we may terminate the Transaction Agreement, subject to certain conditions, if:

•	prior to the initial closing, Buyer breaches certain of its covenants or agreements set forth in the Transaction Agreement that are required to be performed by it at or prior to the initial closing which it is unable to cure through its commercially reasonable efforts within the applicable cure period;

•	following the initial closing, if Buyer breaches certain of its covenants or agreements set forth in the Transaction Agreement that are required to be performed by it following the initial closing and at or prior to the effective time of the Amalgamation which it is unable to cure through its commercially reasonable efforts within the applicable cure period; or

•	CIT breaches the guarantee agreement, or the guarantee agreement ceases to be in effect or the benefits afforded to us pursuant to the guarantee agreement are materially diminished or compromised and CIT is unable to cure such matters through its commercially reasonable efforts within the applicable cure period.

Generally, Buyer may terminate the Transaction Agreement, subject to certain conditions, if:

•	prior to the initial closing, we breach certain of our covenants or agreements set forth in the Transaction Agreement that are required to be performed by us at or prior to the initial closing which we are unable to cure through our commercially reasonable efforts within the applicable cure period;

•	following the initial closing, if we breach certain of our covenants or agreements set forth in the Transaction Agreement that are required to be performed by us following the initial closing and at or prior to the effective time of the Amalgamation which we are unable to cure through our commercially reasonable efforts within the applicable cure period; or

•	our board of directors withdraws, modifies or amends in a manner adverse to Buyer its approval or recommendation of the Amalgamation or its recommendation that our shareholders vote for the approval of the Amalgamation and the approval and adoption of the Transaction Documents.

Termination Fee (see page 54)

In connection with the termination of the Transaction Agreement, we may be required to pay Buyer a termination fee of $2,000,000. Generally, and subject to certain exceptions, this obligation to pay a termination fee will arise if:

•	we determine to accept a superior alternative acquisition proposal made by a third party;

•	the Transaction Agreement is terminated under certain circumstances and at the time of the applicable triggering event there exists a qualifying alternative acquisition proposal made by a third party, and we enter into a definitive agreement for or consummate an alternative acquisition proposal within nine months of the termination of the Transaction Agreement; or

•	our board of directors withdraws or modifies or amends in a manner adverse to Buyer its approval or recommendation of the Amalgamation or its recommendation that our shareholders vote for the approval of the Amalgamation and the approval and adoption of the Transaction Agreement and at the time our board of directors took such action there exists a qualifying alternative acquisition proposal made by a third party. We would not be obligated to pay the termination fee if such withdrawal, modification or amendment by our board of directors was for a bona fide reason other than the existence of such alternative acquisition proposal.

Market Price of Our Common Shares (see page 56)

We are not listed on any securities exchange. Our Common Shares are traded on the OTC Bulletin Board under the symbol “HRBGF.OB.” On August 17, 2006, the last trading day before the public announcement of the Transaction Agreement, the closing bid quotation of our Common Shares was $9.40 per share. On October 5, 2006, which was the last trading day before the date of this proxy statement, the closing bid quotation of our Common Shares was $11.03 per share.

Appraisal Rights (see page 59 and Appendix C)

Within one month of the giving of the notice of the Special Meeting accompanying this proxy statement, a holder of Common Shares who did not vote in favor of the Transaction Documents and the Amalgamation and who is not satisfied that the Amalgamation consideration of $11.5663 per Common Share in cash being offered is fair value for such holder’s Common Shares may apply to the Supreme Court of Bermuda to appraise the fair value of such holder’s Common Shares pursuant to and subject to the requirements of section 106 of the Companies Act. Shareholders’ appraisal rights are more fully described under the headings “Special Meeting of Shareholders—Dissenting Shareholders” and “Appraisal Rights.” If you wish to assert such rights, you must comply with the requirements of section 106 of the Companies Act, a copy of which is included as Appendix C to this proxy statement. You are encouraged to read these sections and Appendix C carefully and in their entirety. If you are considering seeking an appraisal of your Common Shares, you may wish to consult an attorney.

FORWARD-LOOKING STATEMENTS

This proxy statement contains “forward-looking statements” as defined in Section 21E of the U.S. Securities Exchange Act of 1934, as amended, that are based on our current expectations, intentions, assumptions, beliefs, estimates, and projections about our company, our industry, global financial markets, and the consummation and timing of the Amalgamation. Forward-looking statements are included throughout this proxy statement, including under the headings “Summary” and “The Amalgamation.” Generally, these forward-looking statements can be identified by the use of forward-looking terminology such as “intends,” “expects,” “anticipates,” “believes,” “estimates,” “may,” “will,” “should” and similar expressions. These forward-looking statements are made in reliance on the safe harbor for forward-looking statements made by an issuer of publicly traded securities and persons acting on their behalf contained in the Private Securities Litigation Reform Act of 1995. By their nature, forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by the forward-looking statements. In addition to other factors and matters discussed in this document, or discussed and identified in our other filings with the Securities and Exchange Commission, additional risks and uncertainties that could cause actual results to differ materially from those expressed or implied by the forward-looking statements include:

•	the inability to obtain the requisite governmental approvals of the Amalgamation on the proposed terms and schedule;

•	the inability to obtain the requisite shareholder approval of the Transaction Documents and the Amalgamation on the proposed terms and schedule;

•	the inability to consummate the Amalgamation in accordance with the terms and conditions on which the parties have agreed in a timely manner or at all;

•	an increase in competition in the Russian commercial real estate market which could impact our revenues and the value of the Meridian Commercial Tower, which represents a significant portion of our principal asset, and give rise to a material adverse effect on us;

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the Amalgamation Agreement and, in certain instances, require us to pay a termination fee of $2,000,000;

•	whether we are able to enforce Buyer’s and its affiliates’ obligations with respect to the Transaction Documents and other related documents, including CIT’s obligations with respect to the guarantee agreement, in a timely and cost-efficient manner should Buyer or any of its affiliates not comply with their obligations;

•	events, circumstances and changes occurring in the Russian economy, the industries in which we compete or the legal, regulatory or political environments that may negatively impact our business, CIT’s or its affiliates’ businesses or the parties’ ability to consummate the Amalgamation;

•	Russian courts and regulatory agencies not honoring or enforcing the Transaction Documents and other related documents in accordance with their terms;

•	the failure of the parties involved in the escrow and pledge procedures, including third-party banks and custodians, to timely fulfill their responsibilities in accordance with the agreed upon terms of the escrow and pledge procedures;

•	unexpected changes in the amount of the fees, costs and expenses relating to the Amalgamation;

•	the effect of the announcement of the Amalgamation on our customer relationships, ability to retain key employees, operating results and business generally;

•	the effect of the announcement of the Amalgamation on the trading price of our Common Shares; and

•	other general business, political, regulatory and economic factors which could impact the completion of the Amalgamation.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement. All subsequent written and oral forward-looking statements concerning the Amalgamation or other matters addressed in this document and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law, we undertake no obligation to update the forward-looking statements to reflect events or circumstances occurring after the date of this proxy statement.

SPECIAL MEETING OF SHAREHOLDERS

This proxy statement is being furnished in connection with the solicitation by our board of directors of proxies from the holders of our Common Shares as of the close of business on the record date in connection with the Special Meeting. Our board of directors is soliciting your proxy with respect to the consideration and approval of the Transaction Documents and the Amalgamation, and any other matters to be voted upon at the Special Meeting and at any adjournments or postponements thereof. You should read this proxy statement carefully before voting your Common Shares.

When and Where the Special Meeting will be Held

The Special Meeting will be held on Monday, November 13, 2006, at 9:30 a.m., local time, at the Omni Parker House Hotel, Press Room, 60 School Street, Boston, Massachusetts 02108.

What will be Voted Upon

At the Special Meeting, you will be asked to consider and vote upon the approval and adoption of the Transaction Documents and the Amalgamation.

Record Date

Our common shareholders of record as of the close of business on Friday, September 29, 2006 (the “Record Date”) will be entitled to vote at the Special Meeting or any adjournments or postponements thereof. As of the Record Date, there were 5,673,311 Common Shares issued and outstanding. Holders of our Common Shares are entitled to one vote per Common Share on all matters submitted to a vote of our holders of Common Shares at the Special Meeting.

Quorum

The quorum required to transact business at the Special Meeting will be met if at least two or more persons are present in person at the Special Meeting and represent in person or by proxy in excess of 50% of the issued and outstanding Common Shares throughout the Special Meeting. Shareholders of record as of the Record Date who attend the Special Meeting in person and abstain from voting on a particular matter or Common Shares represented by proxies that are marked “abstain” or “withhold” on any matter will be counted for purposes of determining the presence of a quorum.

Vote Required

The affirmative vote of the holders of a majority of our issued and outstanding Common Shares as of the Record Date is required to approve and adopt the Transaction Documents and the Amalgamation.

As of the Record Date, our directors and executive officers owned, in the aggregate, 911,483 Common Shares, or approximately 16.07% of our issued and outstanding Common Shares.

Voting Your Shares by Proxy

Shares Registered in Your Name. When you return your proxy card, you are giving your “proxy” to the individuals we have designated on the proxy card to vote your Common Shares as you direct at the Special Meeting. If you sign the proxy card but do not give voting instructions, these individuals will vote your Common Shares in favor of the approval and adoption of the Transaction Documents and the Amalgamation, as recommended by our board of directors. By completing, signing and returning your proxy card you will also confer discretionary authority on such individuals to vote on any matter that may properly come before the Special Meeting, or any adjournment or postponement thereof. At the time we began printing this proxy statement, we knew of no matters that needed to be acted on at the Special Meeting other than those discussed in this proxy statement.

Shares Held in “Street Name.” If your Common Shares are held in “street name” through a broker or bank, you should complete, sign, date and return the voting form provided by your broker or bank to your broker or bank in accordance with your broker’s or bank’s instructions and otherwise follow the directions provided by your broker or bank regarding how to instruct your broker or bank to vote your shares. “Street name” holders may also be able to instruct their broker or bank on how to vote by telephone or via the Internet if permitted by their broker or bank. Please follow your broker’s or bank’s instructions. You should contact the holder of record of your shares directly for more information on these procedures.

Revoking Your Proxy

Shares Registered in Your Name. If you are a shareholder of record on the Record Date, you may revoke your proxy before it is voted at the Special Meeting by:

•	completing and signing a new proxy card with a later date and delivering it to the Company by the time and date of the Special Meeting;

•	notifying the Secretary of the Company in writing by the time and date of the Special Meeting that you have revoked your proxy; or

•	attending and voting in person at the Special Meeting.

Shares Held in “Street Name.” If your Common Shares are held in “street name” and you have instructed a broker or bank to vote your Common Shares, you must follow directions received from your broker or bank to change those instructions.

Abstentions and Broker Non-Votes

Shareholders of record as of the Record Date who attend the Special Meeting in person and abstain from voting on a particular matter or Common Shares represented by proxies that are marked “abstain” or “withhold” on any matter will be counted for purposes of determining the presence of a quorum. Abstentions will have the effect of a vote against the proposal to approve and adopt the Transaction Documents and the Amalgamation because approval of that proposal requires the affirmative vote of a majority of all issued and outstanding Common Shares as of the Record Date. There will be no broker non-votes with respect to the proposal to vote to approve and adopt the Transaction Documents and the Amalgamation.

Voting in Person

Only shareholders of record as of the Record Date are entitled to attend the Special Meeting. Shareholders of record as of the Record Date that attend the Special Meeting and wish to vote in person will be given a ballot at the Special Meeting. However, we intend to also admit those persons who are the beneficial owners of our Common Shares as of the Record Date held in “street name” through a broker or bank provided that such persons bring documentation (such as an account statement or letter from the brokerage firm or bank holding such person’s Common Shares) clearly indicating ownership through such broker or bank as of the close of business on the Record Date. If you wish to vote Common Shares that are held in “street name” or are otherwise not registered in your name in person at the Special Meeting, you will need to obtain a “legal proxy” from the holder of record (i.e., your bank or broker) and present it at the Special Meeting.

Dissenting Shareholders

Within one month of the giving of the notice of the Special Meeting accompanying this proxy statement, a holder of Common Shares who did not vote in favor of the Transaction Documents and the Amalgamation and who is not satisfied that the Amalgamation consideration of $11.5663 per Common Share being offered is fair value for such holder’s Common Shares may apply to the Supreme Court of Bermuda to appraise the fair value of such holder’s Common Shares pursuant to and subject to the requirements of section 106 of the Companies Act. Shareholders’ appraisal rights are more fully described under the heading “Appraisal Rights.” If you wish to assert such rights, you must comply with the requirements of section 106 of the Companies Act, a copy of which is included as Appendix C to this proxy statement. You are encouraged to read this section and Appendix C carefully and in their entirety. If you are considering seeking an appraisal of your Common Shares, you may wish to consult an attorney. See “Appraisal Rights.”

Solicitation of Proxies

The expense of soliciting proxies in the enclosed form will be borne by us. We have retained Georgeson Inc., a proxy solicitation firm, to solicit proxies in connection with the Special Meeting at a cost of approximately $7,500 plus expenses. We have also agreed to indemnify, subject to certain exceptions, Georgeson Inc. against claims brought by third parties arising in connection with its solicitation of proxies for the Special Meeting. In addition, we may reimburse brokers, banks and other custodians, nominees and fiduciaries representing beneficial owners of Common Shares for their expenses in forwarding soliciting materials to such beneficial owners. Proxies may also be solicited by certain of our directors, officers and employees and by Calypso and certain of its members, officers and employees, personally or by telephone, facsimile or other means of communication. No additional compensation will be paid for such services.

Exchanging Share Certificates

Shareholders should not send in their Common Share certificates with their proxy cards. If the Amalgamation is completed, you will receive a letter of transmittal with written instructions for exchanging your Common Share certificates for the Amalgamation consideration.

THE PARTIES

Harbor Global

We were formed in May 2000 as a Bermuda limited duration company and wholly owned subsidiary of Pioneer Investment Management USA Inc. (formerly known as The Pioneer Group, Inc.), a Delaware corporation (“Pioneer”), to facilitate the merger between Pioneer and UniCredito Italiano, S.p.A., an Italian financial institution. As a condition to closing that merger and pursuant to a distribution agreement dated as of October 24, 2000 by and among us, Pioneer and Harbor Global II Ltd., a wholly owned subsidiary of us, Pioneer agreed to transfer certain of its assets to us and distribute all of our issued and outstanding Common Shares to Pioneer’s stockholders. Pioneer transferred to us all of the assets required to be transferred pursuant to the merger agreement and that distribution agreement, and on October 24, 2000, Pioneer distributed all of our issued and outstanding Common Shares to Pioneer’s stockholders.

We seek to liquidate our assets in a timely fashion on economically advantageous terms and continue to operate our assets as going concern businesses until they are liquidated. Currently, pursuant to our memorandum of association, we must complete the liquidation of our assets upon the earlier of October 24, 2006 or the distribution by us of all our assets to our shareholders, unless extended. We intend to extend this date to October 24, 2007, in accordance with our memorandum of association.

Our primary assets by segment consist of the following: (i) Russian Real Estate Management and Investment Management Operations, which are our investment advisory and management services and includes our 52% indirect interest in Pioglobal Real Estate Investment Fund; (ii) Real Estate Management Operations, which are our real estate management services, including property management and advisory services; and (iii) other assets comprised of cash and cash equivalents and a minority stake in a limited partnership. Our indirect 52% equity interest in Pioglobal Real Estate Investment Fund is our principal asset and the Meridian Commercial Tower constitutes a significant portion of that subsidiary’s assets.

CIT Finance Investment bank

CIT Finance Investment bank is the indirect parent company of Isvias Trading Limited. CIT is a company incorporated under the laws of the Russian Federation. CIT is an independent Russian investment bank providing financial services to corporations and institutional and individual investors. The strategic lines of CIT’s business are investment banking, including securities underwriting and advisory services, asset management, mortgage lending, brokerage services and wealth management. At December 31, 2005, CIT’s assets and shareholders’ equity aggregated approximately (in United States dollars) $1.2 billion and $0.2 billion, respectively.

Isvias Trading Limited

Isvias Trading Limited is incorporated under the laws of the Republic of Cyprus and is a majority-owned subsidiary of CIT Finance Investment bank, a company incorporated under the laws of the Russian Federation. Isvias Trading Limited is a special purpose vehicle that is being used for the purpose of entering into the Transaction Documents with us and completing the Amalgamation and the other transactions contemplated by the Transaction Documents. Isvias Trading Limited was incorporated on June 24, 2006.

Namredips Ltd.

Namredips Ltd. is a Bermuda company and a wholly-owned subsidiary of Isvias Trading Limited. Namredips was incorporated solely for the purpose of entering into the Transaction Documents with us and completing the Amalgamation and the other transactions contemplated by the Transaction Documents. Namredips Ltd. was incorporated on August 8, 2006 and has not conducted any business operations.

THE AMALGAMATION

Structure of the Amalgamation and Amalgamation Consideration

Subject to the terms and conditions of the Transaction Documents, we will amalgamate with Amalgamation Sub under Bermuda law. As a result of the consummation of the Amalgamation:

•	each of our Common Shares issued and outstanding immediately prior to the effective time of the Amalgamation will be converted into the right to receive $11.5663 per Common Share in cash, without interest, subject to applicable withholding taxes, other than our Common Shares:

•	held by dissenting shareholders who validly exercise their appraisal rights within one month of the giving of the notice of the Special Meeting under the laws of Bermuda;

•	held by Buyer, Amalgamation Sub or any of their direct or indirect subsidiaries; or

•	held by any of our direct or indirect subsidiaries;

•	each common share of Amalgamation Sub issued and outstanding immediately prior to the effective time of the Amalgamation shall be converted into and become one validly issued and fully paid common share of the Amalgamated Company; and

•	we and Amalgamation Sub will continue as a Bermuda exempted company and will become a wholly-owned subsidiary of Buyer.

Background of the Amalgamation

In light of our limited duration and the mandate under our memorandum of association to complete the liquidation of our assets, we have over the course of our existence sold certain assets and paid dividends to our shareholders from the proceeds of the sale of those assets. To date, we have paid dividends to our shareholders in an aggregate amount of approximately $30,722,826, or approximately $5.43 per share. In addition, over the course of our existence, we have engaged in discussions concerning various other potential transactions involving us and our assets in furtherance of our obligation to liquidate our assets, including a potential sale of us as a company. We engaged in these discussions at various times during our existence, including with representatives and affiliates of CIT.

At a meeting of our board of directors on October 25, 2005, our board of directors discussed the rationale and strategies for conducting a process regarding the possible sale of us as a company. At this meeting, our board of directors discussed potential buyers and our principal attributes that we believed would be attractive to potential buyers and the general elements and timing of a process regarding our possible sale as a company, including the costs and benefits of engaging an investment banking firm, and the various options for structuring a proposed transaction. At that meeting, our board of directors, for purposes of evaluating strategic alternatives for us, established a strategic committee to perform such functions as to be determined from time to time by our board of directors. Three of the four members of our board of directors were appointed as members of the strategic committee. Those three members were Messrs. John H. Valentine, John D. Curtin, Jr. and W. Reid Sanders. The fourth member of our board of directors was not considered for membership on the strategic committee due to his affiliation with an entity that potentially could become a participant in our current process regarding the possible sale of us as a company. At this meeting, our board of directors decided not to engage an investment banking firm but rather to establish and manage our process internally. Our board of directors based its decision in part on our extensive experience and contacts in the Russian asset management industry, our expectation that an investment banking firm would not be able to effectively market us due to our unique nature, the high expected engagement fee that would be charged by an investment banking firm and our board of directors’ confidence in our ability to establish, implement and execute an effective process.

In late October 2005, we retained the law firm Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”) to serve as our special counsel in connection with our current process regarding the possible sale of us as a company.

During November 2005, our management worked on determining potential buyers to be invited to participate in our process.

The asset management business in Russia includes several large to medium size participants, as well as numerous small niche participants and participants established primarily to manage captive assets. In developing a potential buyer list, we focused on investment banks, commercial banks, insurance companies, brokerage businesses and large to medium size asset managers that either already maintained a presence or were in the process of developing a presence in the Russian asset management business market. We also included on our list a manufacturing concern and a real estate fund that had expressed interest in acquiring the Pioglobal Real Estate Fund. In compiling our potential buyer list, we included only potential buyers that we expected would have the capability and willingness to pursue and consummate a transaction with us on timely basis and on terms acceptable to us. Our original buyer list consisted of seventeen firms and was comprised of western and Russian entities. Other potential buyers were considered as our process evolved and potential buyers expressed interest in our process.

From mid-November 2005 through mid-December 2005, our management contacted potential buyers inquiring as to their interest in participating in our process. During this time, we sent confidentiality agreements to twelve potential buyers. We entered into confidentiality agreements with fourteen potential buyers from November 2005 through February 2006. From early to mid-December 2005, we distributed initial indication of interest procedures letters and copies of our confidential information memorandum to each of the potential buyers with which we had entered into a confidentiality agreement. The confidential information memorandum included certain of our internal projections and other non-public information. We set the procedures for submitting a preliminary indication of interest and an estimated timeline for subsequent stages in our process, including a deadline of December 29, 2005 for submitting to us a non-binding preliminary indication of interest. We further stated that the preferred transaction structure is the sale of 100% of our outstanding Common Shares for cash (which would include amalgamating us with another entity for cash consideration). We preferred this transaction structure due to certain additional procedural requirements and a corresponding longer time period and higher cost and expenses that would be associated with completing the liquidation of our assets if the transaction was structured as a sale of all or substantially of our assets. For example, if we were liquidated following the sale of all or substantially all of our assets we would likely be required under Bermuda law to hold a series of separate shareholders meetings, during which time we would continue to incur operating costs and other expenses, including costs associated with being a publicly traded company having shares registered under the U.S. Securities Exchange Act of 1934, as amended. In addition, we wished to avoid having part of the consideration payable by a potential buyer being placed in escrow to finance post-closing indemnification obligations that may be imposed on us, which is more typical with other transaction structures such as asset sales. Any such escrowing of the consideration and related indemnification obligations would delay our ability to complete the liquidation of our assets and make distributions to our shareholders.

On December 8, 2005, our strategic committee held its first meeting. At that meeting, our strategic committee discussed various matters relating to the process conducted up to that time, including information regarding the potential buyers to whom initial indication of interest procedures letters and copies of our confidential information memorandum had been sent and possible timing for conducting the process regarding our possible sale as a company. Over the course of the next several months, our special committee held a number of meetings for purposes of overseeing our process, evaluating offers submitted to us and related matters.

In late December 2005, we received preliminary offers from nine of the potential buyers to which we had sent initial indication of interest procedures letters and copies of our confidential information memorandum. The amount of the consideration and structure of the transaction proposed by each of the potential buyers varied. Each of the proposals provided for the consideration to be paid in cash. Six of the proposals were for 100% of our issued and outstanding Common Shares by means of an acquisition of all of our Common Shares. The price offered in those six proposals ranged from $40 million to $72 million. Most of these potential buyers included a price range in their offer, including CIT. The upper end of the price range proposed by CIT represented the high end of all the prices offered by these six potential buyers. CIT’s price range was $63.7 million to $72 million in cash.

Four of the potential buyers’ proposals were for a portion of us and not for our entire company. Included in those four proposals was a separate alternative offer that CIT made for our asset management company, Closed Joint-Stock Company “PIOGLOBAL Asset Management” (“Pioglobal Asset Management”), for a cash price ranging from $11.4 million to $14.3 million. Two of these other four proposals also were for Pioglobal Asset Management, one with a cash price range of $1 to $8 million and the other for a cash price of $15 million. Lastly, one of these proposals was for a cash price of $57 million for the equity interests of certain of our subsidiaries, including Pioglobal Real Estate Investment Fund, Pioglobal Asset Management, Closed Joint-Stock Company “PIOGLOBAL Services” (“Pioglobal Services”) and either PREA, L.L.C. or PREA, Inc.

During January and February 2006, six potential buyers conducted due diligence reviews of us and our businesses and operations, including visiting our data room located in Moscow, Russia and tours of our Meridian Commercial Tower office building located in Moscow, Russia. In addition, during that time, we separately conducted management presentations for those potential buyers.

During January and February 2006, we had discussions with other additional potential buyers who either approached us or of which we became aware might be interested in participating in our process. In most instances, these discussions did not progress beyond initial stage discussions. In two instances, those discussions progressed to a point where we entered into a confidentiality agreement with the potential buyer and engaged in subsequent discussions with that potential buyer. We entered into a confidentiality agreement with the first of these two potential buyers on January 18, 2006 and with the second potential buyer (“Party A”) on February 24, 2006. After entering into a confidentiality agreement with the potential buyer, we distributed an initial indication of interest procedures letter and a copy of our confidential information memorandum to that potential buyer. The potential buyer with which we entered into a confidentiality agreement on January 18, 2006 informed us on or about January 24, 2006 that it would not participate further in our process.

On March 3, 2006, Party A submitted a non-binding preliminary proposal to acquire 100% of our issued and outstanding Common Shares for $70 million in cash. On March 6, 2006, we sent instructions to Party A regarding the process for conducting due diligence regarding us and our businesses and operations. During early and mid-March 2006, Party A became the seventh potential buyer to conduct a due diligence review of us and our businesses and operations, and to meet our management team and participate in a presentation made by our management.

On March 13, 2006, we distributed a final bid procedures letter to seven potential buyers, including Party A, in which we detailed the process for the potential buyers to submit to us their final offers. We repeated in this letter that the preferred transaction structure is the sale of 100% of our outstanding Common Shares for cash. In the letter, we further advised that offers submitted should be best and final and provided a deadline of March 28, 2006 for submitting final offers. Included in that letter was a $1.5 million estimate for certain post-closing obligations and other operational costs, which would become the responsibility of the ultimate buyer. We included with the letter a copy of a draft agreement and plan of amalgamation. Pursuant to the letter, the potential buyers were instructed to submit with their final offers a mark up of that agreement reflecting their proposed form of the definitive agreement.

During mid to late-March 2006, our management responded to various questions from the potential buyers and afforded additional data room access to a number of potential buyers that requested such access.

On March 28, 2006, we received offers from four of the potential buyers, including CIT. CIT’s offer was for $71 million in cash to acquire us by way of an amalgamation. In addition, CIT’s offer included an agreement to pay to Calypso $1.5 million in cash to be applied to certain of the Company’s post-closing obligations and other operational costs, subject to CIT’s review of certain documents. Pursuant to its proposed amalgamation transaction, we would cause to be pledged for CIT’s benefit shares of Pioglobal Asset Management and Pioglobal Real Estate Investment Fund indirectly owned by us as security for our obligations under the agreement and plan of amalgamation. In addition, pursuant to this offer, certain of our shareholders would be required to enter into voting agreements agreeing to vote in favor of the transaction. CIT also included with its offer a mark up of the draft agreement and plan of amalgamation that had been provided to it. In its mark up, CIT included additional representations and warranties to be made by us, imposed additional restrictive covenants on us, including further restricting our ability to solicit or engage in discussions with respect to alternative acquisition proposals, significantly reduced CIT’s obligation to obtain approval of the Federal Antimonopoly Service of the Russian Federation, added additional circumstances under which we would be obligated to pay a termination fee to CIT if the agreement and plan of amalgamation is terminated, imposed a tougher standard on us for determining what events and circumstances would have a material adverse effect on us and other matters. CIT stated that it would finance the transaction with its existing funds and that no third party financing would be required. In addition, CIT included an alternative offer to purchase for $67.8 million in cash the shares of Pioglobal Asset Management and Pioglobal Real Estate Investment Fund indirectly owned by us. Pursuant to CIT’s alternative offer, we would have been obligated to indemnify CIT for breaches of our representations and warranties and covenants under the definitive transaction agreement relating to that offer as well as for certain other matters.

Two of the offers that were submitted on March 28, 2006 were for certain of our lower-tiered indirect subsidiaries, including our indirect subsidiaries that directly hold the equity interests of Pioglobal Real Estate Investment Fund and Pioglobal Asset Management. Neither of those two offers was subject to a financing contingency. The first of those two offers was for $62 million in cash for 100% of the equity interests of Pioglobal Omega, L.L.C., PREA, Inc. and PGAM Limited, leaving us with the costs and responsibility for winding up Harbor Global and our remaining subsidiaries. The second of those two offers was for $60 million in cash for Pioglobal Real Estate Investment Fund, Pioglobal Asset Management, Pioglobal Services and PREA, L.L.C., and included an offer to pay Calypso $1.5 million in cash for purposes of winding up our businesses. Neither of those two offers included a mark up of the draft agreement and plan of amalgamation that had been provided to it; however, the $60 million offer did include an example of a share purchase agreement that the potential buyer proposed could be modified for its proposed transaction.

Also on March 28, 2006, Party A submitted an offer to acquire us for a purchase price of $66 million in cash. In addition, Party A’s offer included an agreement to make the $1.5 million cash payment needed for certain post-closing obligations and other operational costs. Party A did not include a mark up of the draft agreement and plan of amalgamation with its offer but stated that it would submit the mark up to us by no later than April 4, 2006. Party A stated that it would finance the transaction with cash on hand and would not need any external sources of financing to complete the transaction. In its offer, Party A indicated that it expected its mark up to include, among other items, a requirement that 10% of the consideration be placed in escrow to fund indemnification obligations that would be imposed on us, a requirement that certain of our shareholders enter into voting agreements committing to vote for the approval of the transaction and additional operational restraints imposed on us. In addition, in its offer, Party A stated that it anticipated imposing a 60 day exclusivity period on us before it would continue negotiations with us, during which period we would not be permitted to solicit or engage in discussions with respect to any alternative acquisition proposals for us. Pursuant to its offer, that 60 day period would automatically be extended for so long as the parties continued to negotiate or work toward a transaction.

In addition, on March 28, 2006, two of the potential buyers (jointly referred to as “Party B”) that were sent the final bid procedures letter requested an extension until March 31, 2006 to submit a joint bid. We agreed to this extension.

On March 30, 2006, one potential buyer requested an extension to submit a final binding offer, which it indicated it expected to be able to make in about one week. We granted this extension.

On March 31, 2006, Party B submitted a joint offer to acquire us for $65 million in cash, and required us to use a portion of that amount to fund the $1.5 million cash payment needed for certain post-closing obligations and other operational costs. In its offer, Party B indicated that the lead party comprising Party B would acquire our issued and outstanding capital and that the other party comprising Party B would acquire the issued capital of Pioglobal Asset

Management. Party B did not include a mark up of the draft agreement and plan of amalgamation with its offer and instead proposed engaging in discussions to determine the appropriate transaction structure and documentation in light of the terms of Party B’s offer. Party B did not indicate whether it would require external sources of financing to finance the transaction.

On April 3, 2006, we received from Party A a preliminary mark up of the draft agreement and plan of amalgamation. Consistent with the offer it submitted on March 28, 2006, Party A’s offer required that 10% of the purchase price be placed into escrow to fund indemnification obligations that would be imposed on us, including breaches of any representations and warranties to be made by us under the agreement and addressed other matters included in Party A’s bid that it submitted to us on March 28, 2006. Pursuant to Party A’s mark up, the escrow would stay in place for two years and the representations and warranties to be made by us pursuant to the agreement would survive for two years following the closing of the transaction.

Also on April 3, 2006, one of the potential buyers that submitted a final offer on March 28, 2006 for $62 million in cash without including a mark up of the draft agreement and plan of amalgamation submitted to us some general comments regarding a proposed transaction structure and general conditions, which would be contained in that potential buyer’s proposed purchase and sale agreement. The potential buyer contemplated the establishment of a special purpose vehicle for the purpose of acquiring our subsidiaries Pioglobal Omega, L.L.C., PREA, Inc. and PGAM Limited. The potential buyer also would require a price adjustment for any material changes in the financial condition of those subsidiaries, particularly Pioglobal Real Estate Investment Fund.

On April 4, 2006, our strategic committee met to discuss the final proposals that we had received and our process regarding our possible sale as a company generally. At that meeting our strategic committee, based upon the final offers received, directed our management to communicate to two of the potential buyers that we did not intend to continue negotiations with those potential buyers. In addition, our strategic committee directed our management to contact Party B to clarify the terms of its final binding offer that it had submitted to us.

On April 6, 2006, we received a mark up of the form of our confidentiality agreement from a new party that one of the potential buyers was considering partnering with for purposes of making a joint bid to acquire us. Between April 6, 2006 and April 10, 2006, we negotiated the terms of that confidentiality agreement. On April 10, 2006, we entered into a confidentiality agreement with that third party.

On April 10, 2006, we received a more detailed mark up of the draft agreement and plan of amalgamation from Party A.

On April 12, 2006, Party B communicated to us an increase of its offer price to $68 million in cash, and required us to use a portion of that amount to fund the $1.5 million cash payment for certain post-closing obligations and other operational costs.

On April 12 and 13, 2006, we engaged in preliminary discussions and negotiations with representatives of CIT regarding certain points included in its mark up of the draft agreement and plan of amalgamation, including CIT’s request to have a pledge placed on the shares of Pioglobal Real Estate Investment Fund and Pioglobal Asset Management, certain post-closing obligations and the proposed voting agreements.

On April 13, 2006, pursuant to the determination of our special committee at its meeting held on April 4, 2006, we informed certain of the potential buyers that we did not intend to continue negotiations with those potential buyers. Later that day, Party A communicated to us an increase of its offer price to $69 million in cash. In addition, Party A’s offer continued to include an agreement to make the $1.5 million cash payment for certain post-closing obligations and other operational costs.

On April 14, 2006, our management had discussions with representatives of Party A regarding the terms of its proposed offer, pursuant to which we communicated our unwillingness to accept the escrow and indemnification provisions proposed by Party A.

On April 17, 2006, pursuant to the determination of our special committee at its meeting held on April 4, 2006, we informed one of the potential buyers that we did not intend to continue negotiations with that potential buyer. This potential buyer had been granted a one week extension for submitting its final proposal on March 30, 2006, and on April 6, 2006, introduced a new partner for the purposes of submitting a final offer. However, it was unable to commit to a date as to when it would submit its final offer to us. After taking this action, the group of potential buyers whom we intended to continue negotiations with consisted of CIT, Party A and Party B.

During the week of April 17, 2006, we contacted CIT, Party A and Party B to encourage them to increase the purchase price of their respective bids.

On April 18, 2006, Party A confirmed that it would not increase its offer price above its most recent bid of $69 million, and CIT confirmed that it would not increase its offer price above its final offer of $71 million.

On April 19, 2006, Party B increased the amount of its joint bid to $70 million.

On April 20 and April 21, 2006, we and Skadden engaged in negotiations with representatives of CIT and its counsel regarding the terms of CIT’s offer. Among the matters discussed were CIT’s request that the shares of Pioglobal Asset Management and Pioglobal Real Estate Investment Fund that we indirectly own be pledged for the benefit of CIT prior to the closing as security for our obligations under the agreement and plan of amalgamation not to transfer those shares. During these discussions, CIT agreed to withdraw its request that certain of our shareholders enter into voting agreements. Other matters discussed included determining what events and circumstances would be considered to have a material adverse effect on us, the representations and warranties to be made by us under the agreement and plan of amalgamation, CIT’s obligation to obtain the approval of the Federal Antimonopoly Service of the Russian Federation, certain post-closing obligations of CIT and a possible purchase price adjustment proposed by CIT that would be based off of a working capital adjustment. In addition, CIT suggested that we enter into an exclusivity arrangement with it that would prevent us from soliciting or engaging in negotiations regarding an alternative acquisition proposal. We did not agree to grant CIT this request.

On April 24, 2006, Skadden distributed a revised draft of the agreement and plan of amalgamation and drafts of certain related documents to CIT and its counsel.

During the week of April 24, 2006, representatives of CIT conducted a further due diligence review of us and our businesses and operations. In addition, we separately engaged in discussions with representatives of Party A and Party B regarding their respective offers.

On April 27, 2006, we met with representatives of CIT in Moscow, Russia. At that meeting, we discussed a number of the items discussed during the negotiations that occurred on April 20 and 21, 2006. During these negotiations, CIT withdrew its request to include a purchase price adjustment. Also, at this meeting, CIT requested that CIT’s obligation to consummate the amalgamation be conditioned upon our exercising our right to cause the employees of our indirect subsidiary that hold the minority units of our indirect subsidiary, Pioglobal First Russia, LLC, to sell their units to one of our applicable subsidiaries in accordance with the terms of the operating agreement of Pioglobal First Russia, LLC.

A representative of Party A had agreed in advance to meet our executive officers during the period they were in Moscow, Russia from April 25 to 28, 2006 to discuss Party A’s offer. However, that representative did not contact or respond to our messages to arrange for such meeting. Consequently, our executive officers did not meet with that representative during that time. On April 28, 2006, a representative of Party A explained to us that the individual who was expected to meet with us was not then able to return to Moscow from a meeting he was attending elsewhere.

During May 2006, we attempted to contact Party A on several occasions to continue our negotiations with Party A. On one occasion, Party A contacted us and informed us that it would no longer require that a portion of the consideration be placed in escrow, that it would not contractually impose post-closing indemnification obligations on us and that the representations and warranties to be made by us in the transaction agreement would not survive closing of Party A’s proposed transaction. On more than one occasion, Party A continued to request that we grant it exclusivity before Party A would engage in final negotiations with us. Party A would not agree to increase its price above its $69 million offer.

During the week of May 1, 2006, we engaged in discussions with representatives of Party B regarding Party B’s joint bid, including a request to increase its price and agree to the proposed amalgamation structure. We also requested confirmation that Party B would not require that a portion of the consideration be placed in escrow and that representations and warranties to be made by us in the transaction agreement would not survive closing, which a representative of the lead party comprising Party B confirmed. We also requested confirmation that the exceptions included in our draft agreement and plan of amalgamation to our obligations to recommend that our shareholders vote to approve and adopt the proposed transaction and our restrictions on soliciting or engaging in negotiations with respect to an alternative acquisition proposal, and the requirement to obtain Russian antimonopoly approval in the draft agreement and plan of amalgamation were acceptable, which a representative of the lead party comprising Party B confirmed.

On May 2, 2006, Skadden engaged in negotiations with a representative of CIT and CIT’s counsel to discuss the revised draft agreement and plan of amalgamation that Skadden had distributed on April 24, 2006 and related matters. Discussions included the possible structure and process for the pledge and escrow arrangements. Additional topics discussed included the representations and warranties to be made by us, determining what events and circumstances would be considered to have a material adverse effect on us, the degree of effort CIT would be required to undertake to obtain the approval of the Federal Antimonopoly Service of the Russian Federation and other matters.

During the week of May 8, 2006, we and Skadden engaged in negotiations with CIT and its counsel regarding the draft of the agreement and plan of amalgamation that CIT distributed on May 4, 2006 and related matters. Topics discussed included many of the items that were subject to the recent previous discussions as well as our obligations to call a shareholder meeting to vote on the amalgamation and the obligation that our board recommend our shareholders vote to adopt and approve the amalgamation, and the exceptions to these obligations in connection with applicable fiduciary duties. In addition, the parties negotiated the amount of the termination fee and circumstances under which it would be payable by us to CIT. CIT indicated that a subsidiary of CIT would be the buyer in connection with the transaction. In light of this, we required CIT to guarantee the obligations of CIT’s applicable subsidiaries in connection with the transaction documents. CIT subsequently agreed to provide this guarantee. During this time, we also provided CIT with an updated estimate of the cash payment amount needed for certain post-closing obligations and operational costs, which had increased to $1.7 million, reflecting the incremental costs associated with the expected revised closing date of the amalgamation transaction.

On May 10, 2006, a representative of one of the two parties comprising Party B confirmed that that party would continue to be the lead buyer of the parties comprising Party B. That representative also informed us that Party B agreed to the amalgamation transaction structure and that that party would subsequently sell Pioglobal Asset Management to the other party comprising Party B. That representative repeated that Party B’s proposal was for $70 million in cash, and required us to use a portion of that amount to fund the $1.5 million cash payment for certain post-closing obligations and other operational costs. The pricing terms of Party B’s proposal had been confirmed with us by a representative of the other party comprising Party B earlier in the day.

On May 12, 2006, we and Skadden engaged in negotiations with CIT and its counsel. Topics discussed included the amount of the termination fee and circumstances under which it would be payable by us to CIT, certain representations and warranties to be made by us, the pledge and escrow arrangements and certain other matters. During this negotiation, we agreed conceptually to cause the pledge to occur subject to the conditions and procedure relating to that pledge being on agreeable terms.

On May 15, 2006, we had communications with a representative of the nonleading buyer comprising Party B pursuant to which we expressed some concerns we had with the terms of Party B’s proposal, including the extent and certainty of the ability of the lead buyer comprising Party B to finance the transaction. In addition, we urged Party B to submit to us a mark up of the draft agreement and plan of amalgamation and expressed concern that Party B’s internal negotiations would cause the proposed transaction to be delayed. We requested that the price be increased and confirmed our interest in completing a transaction expeditiously. In addition, at numerous times during May, June and July 2006, we urged Party B to be more responsive and active in our process and noted that its failure to execute was causing it to fall behind in our process.

On May 16, 2006, a representative of the nonleading buyer comprising Party B communicated to us an increase in its offer price to $72.3 million in cash. In addition, Party B agreed to make a $1.6 million cash payment for certain post-closing obligations and other operational costs, subject to us having at least a $4 million cash balance at the parent company level.

On or about May 17, 2006, we approached CIT about increasing the amount of its offer above its current $71 million offer amount. CIT indicated that it would not increase its offer price at that time.

On May 17, 2006, a representative of the lead party comprising Party B informed us that it was prepared to provide a letter from a reputable bank that would provide that the bank would be prepared to issue a guarantee to that party, which that party could use to fund the purchase price offered by Party B. This representative informed us that he would send us a copy of that letter on May 22, 2006. Furthermore, this representative also confirmed that he expected minor modifications to the agreement and plan of amalgamation after his lawyers completed their review and that he believed that the internal negotiations between the parties comprising Party B would not delay our process.

On May 18, 2006, Skadden distributed a revised draft of the agreement and plan of amalgamation to CIT.

On May 18, 2006, we sent updated financial information regarding us and our operations to CIT, Party A and Party B.

Also, on May 18, 2006, CIT’s counsel distributed a first draft of the proposed pledge and escrow procedures in connection with its proposal.

On May 19, 2006, we and Skadden engaged in negotiations with CIT and its counsel, including discussions regarding matters discussed at recent previous negotiations as well as certain other matters, including post-closing obligations, due diligence matters and timing.

On May 22, 2006, we received a mark up of the agreement and plan of amalgamation from Party B, a letter confirming their final offer price of $72.3 million, an agreement to make the $1.5 million cash payment needed for certain post-closing obligations and other operational costs, subject to there being no material change in our financial position, and disclosing Party B’s estimated timing to complete the proposed transaction, and a copy of the bank guarantee letter from a regional branch of a large Russian bank that the representative of the lead party comprising Party B informed us of on May 17, 2006. The amount of that guarantee was $61 million, which was less than the amount of the $72.3 million purchase price offered by Party B. The offer provided that the nonleading party comprising Party B would finance the balance of the purchase price ($11.3 million). Also, that letter provided that the bank would be willing to provide that guarantee only over a six month period. Later that day, we communicated to Party B’s representatives our concerns regarding Party B’s offer and the revised mark up of the agreement and plan of amalgamation from Party B, including the conditions and certainty of the bank financing and Party B’s ability to finance the transaction.

During the week of May 22, 2006, we and Skadden engaged in negotiations and communications with CIT and its counsel regarding open issues, including the pledge and escrow procedures, other exhibits and schedules to the agreement and plan of amalgamation, our covenant not to solicit alternative acquisition proposals, the termination fee amount and triggers, and due diligence matters.

On May 24 and 25, 2006, we received additional information from the lead party comprising Party B regarding its financing for its proposal.

On May 29, 2006, after reviewing certain information provided to us by the lead party comprising Party B regarding its financing for its proposal, we communicated to that party further concerns we had regarding its ability to finance its proposal.

On May 31, 2006, Skadden distributed to CIT revised drafts of the agreement and plan of amalgamation and a draft of the CIT guarantee.

On June 1, 2006, we sent a letter to Party B outlining the concerns we had regarding its proposal, including its ability to finance the transaction, Party B’s indication that the purchase price would be subject to adjustment based upon changes in the value of our assets and certain other issues included in its mark up of the agreement and plan of amalgamation.

On June 6, 2006, we received an indication of interest from a third party indicating that it was interested in pursuing a transaction with us. The indication of interest did not provide any proposed purchase price or detail on the transaction proposed. On June 7, 2006, this third party provided us with some additional information regarding it. On June 8, 2006, after discussing this potential buyer and its background during a meeting of our strategic committee, we opted not to further pursue a transaction with this third party due to concerns we had regarding that party’s ability to make a competitive offer and to finance and timely consummate any such offer.

On June 6, 2006, we received a response from the lead party comprising Party B to our letter to it on June 1, 2006 outlining concerns we had regarding Party B’s proposal. In its response, Party B provided additional information regarding the financing for the transaction and confirmed that the purchase price would be fixed, subject to no substantive changes in our assets and liabilities, and a proposal that the amount of the consideration to be held in escrow be limited to $2 million. In addition, in its response, the lead party comprising Party B stated that it would be able to conduct its due diligence review in three days but reserved its right to require additional time.

On June 7, 2006, we received a communication from the lead party comprising Party B regarding its exclusivity and due diligence requirements. Later that day, Skadden distributed a revised draft of the agreement and plan of amalgamation and related documents to Party B. In addition, we again urged Party B to begin its due diligence review of us and our operations and businesses as soon as possible.

On June 8, 2006, we received from the lead party comprising Party B updated financial information of that party as well as a clarification of that party’s due diligence requirements. In response to this information, we communicated continued concerns we had regarding the ability of that party to finance the entire transaction from external and internal sources of cash and repeated that Party B would need to complete its due diligence review prior to signing any definitive agreement and that further due diligence review would not be a condition to Party B’s obligation to consummate the transaction after we had entered into a definitive agreement with it.

On June 8, 2006, our management met with a representative of a potential buyer which was no longer an active participant in our process at that time. This representative conducted a general inquiry regarding our process. We repeated our position regarding the inadequacy of this former participant’s offer and this representative informed us that this former participant would not change the terms of its offer.

Also, on June 8, 2006, Skadden engaged in negotiations with CIT’s counsel, discussing and resolving a number of open items under the agreement and plan of amalgamation.

On June 9, 2006, the lead party comprising Party B confirmed that its ability to finance the transaction would be dependent, in part, upon the attainment of favorable cyclical working capital adjustments expected to occur during the second half of 2006 and attributable to the cyclical nature of its business.

During the week of June 12, 2006, we and Skadden continued to engage in negotiations with CIT and its counsel, including discussions regarding open issues and process matters. In June 2006, CIT agreed to the two-step closing structure we proposed, pursuant to which, the initial closing would occur following, but on the same date as the date of, our shareholders meeting to be held for purposes of voting to approve and adopt the proposed transaction. Following the initial closing and prior to the final closing, the pledge of our applicable subsidiaries’ shares and the deposit of the purchase price in escrow would occur. The final closing would be subject to conditions generally more limited in scope than the conditions to the parties’ obligations to effect the initial closing.

On June 12, 2006, we engaged in discussions with representatives of Party B to discuss the process and Party B’s offer, including possible adjustments to the purchase price based upon Party B’s due diligence review of us and our operations and businesses and our potential liabilities. We continued to urge Party B to begin its due diligence review and to respond to the latest draft of the agreement and plan of amalgamation that we had sent to Party B as soon as possible.

On June 13, 2006, the nonleading party comprising Party B requested a four to six month exclusivity period during which time we would not be able to engage in discussions with any other party regarding a possible alternative acquisition transaction for us. We declined this request noting the extraordinary period of time requested and repeated to Party B that we had not granted exclusivity to any other participant in our process. We also reiterated our concerns that their internal negotiations between the parties comprising Party B would delay the timing of our transaction as evidenced by the unnecessarily protracted exclusivity period requested. Following these communications we sent correspondence to our contact at the leading party comprising Party B inquiring as to who within Party B was the lead negotiator on behalf of Party B.

Also on June 13, 2006, Skadden distributed a revised draft of the agreement and plan of amalgamation to CIT and its counsel.

In mid June 2006, we began working with ING Bank (Eurasia) ZAO, the bank contemplated to serve as custodian under the pledge arrangements contemplated by the pledge and escrow arrangements in connection with the proposed transaction with CIT and its subsidiaries, for purposes of satisfying that bank’s qualification requirements.

On June 15, 2006, we received a letter from a representative of the lead party comprising Party B in which that representative indicated that Party B’s purchase price was fixed subject to its due diligence review of us and that it intended to perform its legal due diligence review during the next week. Later that day, we sent a letter to that party reiterating our position regarding the purchase price, that, after signing the agreement and plan of amalgamation, there would be no condition to Party B’s obligation to close the transaction based upon further due diligence review by Party B, and noting certain other points.

On June 16, 2006, we received confirmation from our contact at the lead party comprising Party B that that party was the lead negotiator for Party B.

Also on June 16, our management met with a representative of Party A in Boston, Massachusetts. At that meeting, we encouraged Party A to increase its offer price and to submit to us a revised bid. The representative of Party A suggested that Party A might reduce its offer price to a price somewhere between $60 and $68 million. The representative from Party A cited possible competitive pressures in the Russian market as a primary factor in its consideration to decrease its offer price. In order to evaluate any and all changes to Party A’s offer, we requested that Party A submit a revised bid as soon as practicable. Party A agreed to provide a revised bid the following week. However, we never received this revised offer from Party A.

On June 16, 2006, we distributed updated financial information to CIT, Party A and Party B.

During the week of June 19, 2006, we and Skadden engaged in further negotiations with CIT and its counsel regarding the proposed transaction with CIT, including pledge and escrow procedures, allocation of the fees and expenses relating to the pledge and escrow procedures, certain post-closing matters and other matters.

On June 22 and 23, 2006, a representative of Party B conducted a due diligence review of us and our businesses and operations. On or about June 23, 2006, we received an inquiry from a third party with whom we had previous dealings. This party indicated that it understood that we may have been engaging in a process to effect a possible sale of us as a company. We did not engage in further discussions with this third party due to our assessment that this party would be unlikely to be able to consummate a transaction with us on a timely basis and on terms acceptable to us and that it would not likely make a competitive offer for us. We did not receive any further inquiries from this party.

During the week of June 26, 2006, representatives of CIT and Party B further conducted due diligence reviews of us and our businesses and operations.

On June 29, 2006, Skadden distributed revised drafts of the agreement and plan of amalgamation and certain exhibits to CIT. On June 30, 2006, CIT distributed revised drafts of certain of the documents relating to the pledge and escrow procedures.

On June 30, 2006, we corresponded with representatives of the lead party comprising Party B as to our continued concerns regarding that party’s ability to finance the transaction, timing and due diligence matters. We repeated our request that Party B submit to us a mark up of the draft agreement and plan of amalgamation that Skadden had distributed to Party B on June 7, 2006.

On July 1, 2006, the lead party comprising Party B contacted us and informed us of the possibility that it might pursue partnering with a different party than the one it had been partnering with for purposes of making a joint bid to acquire us.

On July 3, 2006, Party A informed us that it did not intend to submit a revised bid and withdrew from our process. Party A expressed a possible interest in returning to our process if the leading buyers dropped out. We have had no further communication with Party A other than to request the return or destruction of any confidential materials regarding us.

During the week of July 3, 2006, CIT and its representatives conducted additional due diligence in Moscow, Russia. In addition, we and Skadden engaged in negotiations with CIT and its counsel and the parties distributed revised drafts of the agreement and plan of amalgamation and related transaction documentation.

On July 5, 2006, we provided CIT and Party B with an updated estimate of the cash payment amount needed for certain post-closing obligations and other operational costs, which had increased to approximately $1.9 million. The increase was attributable principally to a delay in the estimated closing date of the transaction and an increase in the estimated time required to complete the Schedule K-1s for our shareholders that we received from our third-party tax consultants.

On July 8, 2006, the lead party comprising Party B reduced its offer price to $65 million and submitted a revised mark up of the draft agreement and plan of amalgamation, which provided for $5 million of the purchase price to be held in escrow for four years to satisfy possible indemnifiable claims. In addition, Party B’s offer included an agreement to make the $1.5 million cash payment for certain post-closing obligations and other operational costs. In its mark up, Party B conditioned its obligations to consummate the transaction on our attainment of certain performance targets, including asset growth, employee retention and other matters.

On July 11, 2006, our strategic committee held a meeting. Representatives of Skadden attended that meeting. At that meeting, our strategic committee was provided with an update of the process and representatives of Skadden presented a summary and analysis of the material issues regarding the proposed agreement and plan of amalgamation and related agreements with CIT. Those present at the meeting discussed these matters and possible timing. The duties and responsibilities of the members of our strategic committee in connection with our process were reviewed with our strategic committee.

On July 12, 2006, CIT’s counsel distributed revised drafts of the agreement and plan of amalgamation and certain documents relating to the proposed pledge and escrow arrangements.

On July 17, 2006, CIT communicated to us concerns it had regarding the possible scope of the guarantee to be issued by CIT in the transaction as well as liability insurance matters.

During the week of July 17, 2006, we, Skadden and our Russian counsel and CIT and its counsel engaged in discussions regarding the pledge and escrow arrangements and engaged in discussions with each other and with the proposed custodian and escrow agent in connection with the pledge and escrow arrangements. In addition, the parties provided comments to, and revised drafts were circulated of, the draft agreements and documents in connection with the pledge and escrow procedures.

On July 18, 2006, our strategic committee met. Representatives of Skadden attended that meeting. At that meeting those present discussed the status of our process, including the status of discussions with CIT. The duties and responsibilities of the members of our strategic committee in connection with our process were reviewed with our strategic committee. At that meeting our strategic committee resolved that our officers continue negotiations with CIT, with the goal of expeditiously reaching a satisfactory conclusion on the remaining open items discussed at the meeting, report to our board of directors the status of these negotiations at the next meeting of our board of directors and not commit us to any such agreement prior to the appropriate approval of our board of directors.

On July 18 and 19, 2006, CIT requested that we inquire about increasing the amount of coverage under our directors’ and officers’ liability insurance policy. Later on July 19, 2006, we began the process of seeking to increase that coverage.

On July 21, 2006, our board of directors held a telephonic meeting. Representatives of Skadden were present by telephone at that meeting. At that meeting our strategic committee reported to the full board of directors on the activities of our strategic committee, the process that had been conducted to date regarding our possible sale as a company, aspects of the proposed agreement and plan of amalgamation with CIT and open items regarding the potential transaction with CIT. At that meeting, our strategic committee recommended to the full board of directors that our board of directors authorize our officers to continue negotiations with CIT, with the goal of expeditiously reaching a satisfactory conclusion on the remaining open items. At that meeting, the duties and responsibilities of the members of our board of directors in connection with our process were reviewed with our board of directors. Following these matters and discussion, our board of directors resolved that our officers were instructed to continue negotiations with CIT, with the goal of expeditiously reaching a satisfactory conclusion on the remaining open items, report back to our board of directors the status of these negotiations at our board of director’s next meeting and not to commit us to any such agreement prior to the approval of our board of directors.

On July 21, 2006, we and Skadden and CIT and its counsel engaged in negotiations regarding the remaining open items in connection with the agreement and plan of amalgamation, including allocation of fees and expenses incurred in connection with the pledge and escrow arrangements, provisions relating to the enforceability of the agreement and insurance matters.

On July 24, 2006, we distributed revised financial information to CIT.

During the week of July 24, 2006, we and our counsel engaged in discussions and negotiations with CIT and its counsel, the custodian and the escrow agent regarding the pledge and escrow matters. We and Skadden also engaged in discussions with CIT and its counsel on the remaining open items relating to the agreement and plan of amalgamation and other related documents.

On July 25, 2006, we informed Party B that we did not accept its offer and that we did not intend to continue negotiations with Party B.

On July 30, 2006, we provided CIT with the estimated premium increase associated with increasing the amount of coverage under our directors’ and officers’ liability insurance policy pursuant to CIT’s request on July 19, 2006 that we provide CIT with such an estimate. CIT subsequently instructed us that it wished us to increase the insurance coverage in accordance with the estimate that we had provided CIT. Accordingly, we have since increased the coverage under that policy in the manner requested by CIT.

During the first three weeks of August, we and Skadden and CIT and its counsel engaged in negotiations and discussions regarding the remaining open items, the principal focus of which was finalizing the terms and conditions of the forms of agreements and documents relating to the pledge and escrow procedures, which included the parties engaging in discussions and negotiations with the proposed custodian and escrow agent.

On August 7, 2006, we provided CIT with a revised and final estimate of the cash payment amount of $1,992,000 needed for certain post-closing obligations and other operational costs, to which CIT agreed. In addition, CIT also approved the cash payment of $319,000 to be made by us to Calypso prior to the closing for certain operating expenses that will accrue up to the closing of the Amalgamation.

On each of August 16, 17 and 18, 2006, our board of directors met. The duties and responsibilities of the members of our board of directors in connection with our process were reviewed with our board of directors. At the meeting on August 18, 2006, our board of directors unanimously approved and adopted the Transaction Documents, the Amalgamation and the other transactions contemplated by the Transaction Documents. Following that meeting, we, CIT and Amalgamation Sub executed and delivered the Transaction Documents, and later that day, we issued a press release announcing that we had entered into the Transaction Agreement.

Reasons for the Amalgamation

We are a Bermuda limited duration company. We were formed in May 2000 as a wholly owned subsidiary of Pioneer, to facilitate the merger between Pioneer and UniCredito Italiano, S.p.A., an Italian financial institution. As a condition to closing that merger and pursuant to a distribution agreement dated as of October 24, 2000 by and among us, Pioneer and Harbor Global II Ltd., a wholly owned subsidiary of us, Pioneer agreed to transfer certain of its assets to us and distribute all of our outstanding issued and Common Shares to Pioneer’s stockholders. Pioneer transferred to us all of the assets required to be transferred pursuant to the merger agreement and that distribution agreement, and on October 24, 2000, Pioneer distributed all of our issued and outstanding Common Shares to Pioneer’s stockholders.

We seek to liquidate our assets in a timely fashion on economically advantageous terms and continue to operate our assets as going concern businesses until they are liquidated. Currently, pursuant to our memorandum of association, we must complete the liquidation of our assets upon the earlier of October 24, 2006 or the distribution by us of all our assets to our shareholders, unless extended. We intend to extend this date to October 24, 2007, in accordance with our memorandum of association.

In light of our limited duration and the mandate under our memorandum of association to complete the liquidation of our assets, we have over the course of our existence sold assets of ours and paid dividends to our shareholders from the proceeds of those sales. To date, we have paid dividends to our shareholders in an aggregate amount of approximately $30,722,826, or approximately $5.43 per share. In addition, over the course of our existence, we have engaged in discussions concerning various other potential transactions involving us and our assets in furtherance of our obligation to liquidate our assets, including discussions regarding the possible sale of us as a company. In October 2005, we began our current process regarding the possible sale of us as a company.

In arriving at its decision to approve the Transaction Documents, the Amalgamation and the other transactions contemplated by the Transaction Documents and recommending that our shareholders vote to approve and adopt the Transaction Documents and the Amalgamation, our board of directors consulted with our senior management and legal counsel, considered the report and recommendation of the strategic committee of our board of directors, reviewed a significant amount of information and considered a number of factors, including, among others, the following:

•	the $11.5663 per Common Share cash price being offered by Buyer represents a premium of approximately 23% above the closing bid quotation of our Common Shares on August 17, 2006, the last trading day before we announced that we had entered into the Transaction Agreement;

•	the Amalgamation consideration will be paid in cash, which provides certainty and immediate value to our shareholders and will provide our shareholders with an efficient means to liquidate their Common Shares;

•	the terms offered by Buyer were superior to those offered by any other bidder in connection with the process we conducted regarding our possible sale;

•	the Amalgamation is not subject to any financing condition;

•	the expected timing of the closing of the Amalgamation;

•	the Transaction Agreement does not require that any amount of the Amalgamation consideration be placed into escrow and held for a post-closing period for use to fund post-closing claims;

•	our costs related to being a publicly traded company whose securities are registered under the U.S. Securities Exchange Act of 1934, as amended;

•	CIT is guaranteeing, subject to certain conditions and exceptions, Buyer’s, Amalgamation Sub’s and the Amalgamated Company’s obligations in connection with the Transaction Documents and all agreements and transactions contemplated by the Transaction Documents;

•	Buyer will deposit the Amalgamation consideration in escrow prior to the closing of the Amalgamation in accordance with the pledge and escrow procedures;

•	under the terms of the Transaction Agreement, we can furnish and disclose information, and engage in discussions and negotiations, with a third party in response to an alternative acquisition proposal by the third party that our board of directors determines may reasonably likely lead to a superior alternative acquisition proposal, and may terminate the Transaction Agreement by paying to Buyer a termination fee of $2 million, should our board of directors determine to accept a superior alternative acquisition proposal; and

•	the Transaction Agreement provides that the Transaction Agreement will be governed by New York law and that any dispute arising out of or relating to the Transaction Agreement will be required to be submitted to binding arbitration and that the arbitration proceedings will be conducted in accordance with the International Arbitration Rules of the American Arbitration Association and will take place in New York City.

In the course of its deliberations, our board of directors also considered a variety of risks and other potentially negative factors, including the following:

•	the conditions to Buyer’s obligation to cause the Amalgamation to be consummated and the right of Buyer to terminate the Transaction Agreement in certain circumstances;

•	the risks and contingencies related to the announcement and pendency of the Amalgamation, including the impact of the Amalgamation on our employees, customers and our relationships with third parties;

•	under the terms of the Transaction Agreement, we cannot solicit other acquisition proposals and must pay to Buyer a termination fee of $2 million, if the Transaction Agreement is terminated and certain other conditions are met, which, in addition to being costly, might have the effect of discouraging other parties from proposing an alternative transaction that might be more advantageous to our shareholders than the Amalgamation;

•	the income realized by our shareholders as a result of the Amalgamation generally will be taxable to our shareholders;

•	the interests that certain of our directors and executive officers may have with respect to the Amalgamation, in addition to their interests as shareholders of us generally, as described in “The Amalgamation—Interests of Our Directors and Executive Officers in the Amalgamation”;

•	Russian courts and regulatory agencies not honoring or enforcing the Transaction Documents and other related documents in accordance with their terms;

•	the risk that we will be unable to enforce Buyer’s and its affiliates’ obligations with respect to the Transaction Documents and other related documents, including CIT’s obligations with respect to the guarantee agreement, in a timely and cost-efficient manner should Buyer or any of its affiliates not comply with their obligations;

•	the risks attendant with causing the shares of certain of our indirect subsidiaries to be blocked in pledge with a custodian following the initial closing;

•	pursuant to the Transaction Agreement, we must generally conduct our business in the ordinary course and we are subject to a variety of other restrictions on the conduct of our business prior to effective time of the Amalgamation or termination of the Transaction Agreement, which may delay or prevent us from pursuing business opportunities that may arise or preclude actions that would be advisable if we were to remain an independent company;

•	the risk that we may not receive any required regulatory approval on a timely basis or at all;

•	the risk that our employees would not support the transaction, resulting in the possible loss of employees and the diminution in the value of our businesses; and

•	general business, political, regulatory and economic factors, including increased competition in the Russian real estate market, which may give rise to a material adverse effect on us and negatively impact the likelihood that the Amalgamation is consummated.

Our board of directors did not assign any particular weight or rank to any of the positive or potentially negative factors or risks discussed in this section, and our board of directors carefully considered all of these factors as a whole in reaching its determination and recommendation, and determined that the expected benefits of the Amalgamation outweighed the identified potential risks.

Recommendation of Our Board of Directors

After careful consideration, our board of directors unanimously determined that the Transaction Documents, the Amalgamation and the other transactions contemplated by the Transaction Documents are advisable, fair to us and in our best interests and approved the Transaction Documents, the Amalgamation and the other transactions contemplated by the Transaction Documents.

Our board of directors unanimously recommends that our shareholders vote “FOR” the approval and adoption of the Transaction Documents and the Amalgamation.

Interests of Our Directors and Executive Officers in the Amalgamation

In considering the recommendations of our board of directors, you should be aware that some of our directors and executive officers may have interests in the Amalgamation other than their interests as Harbor Global shareholders generally. These interests may be different from, or conflict with, your interests as a Harbor Global shareholder generally. Our board of directors was aware of and considered these interests when making its recommendations.

Calypso Payment

On July 10, 2003, we entered into an amended and restated administration and liquidation agreement, pursuant to which Calypso manages our liquidation and operates our assets pending their liquidation. Calypso is owned and operated by Stephen G. Kasnet, our President and Chief Executive Officer, and Donald H. Hunter, our Chief Operating Officer and Chief Financial Officer. Mr. Kasnet is Calypso’s President and Chief Executive Officer and Mr. Hunter is Calypso’s Chief Operating Officer and Chief Financial Officer. None of our directors has any interest in Calypso. Calypso performs its services pursuant to operating plans and budgets approved by our board of directors in accordance with the amended and restated administration and liquidation agreement.

The amended and restated administration and liquidation agreement provides that we pay the operating expenses of Calypso incurred in connection with the provision of services to us. These operating expenses include annual salaries for Mr. Kasnet and Mr. Hunter of $325,000 and $250,000, respectively. In addition, Mr. Kasnet is eligible for an annual bonus of up to 100% of his base salary, and Mr. Hunter is eligible for an annual bonus of up to 110% of his base salary, depending upon the achievement of performance goals established by our board of directors. The operating expenses of Calypso that are reimbursed by us include the salaries of other employees of Calypso. Calypso provides the services of Mr. Kasnet and Mr. Hunter to act as our officers. Calypso also provides other third-party services to us such as accounting, financial, regulatory, banking and tax support, and issues disbursements on our behalf. Calypso employees also serve as directors for some of our subsidiaries. The provision of services to us by Calypso, Mr. Kasnet and Mr. Hunter is exclusive, and Calypso, Mr. Kasnet and Mr. Hunter may not render services to other persons or entities without the prior written consent of our board of directors. As compensation for its provision of services to us, Calypso receives a portion of the net proceeds distributed to shareholders from the liquidation of our assets.

The amended and restated administration and liquidation agreement provides that if an individual, entity or group acquires at least 80% of our issued and outstanding common shares or if we are a party to a merger, reorganization or similar business combination and the shareholders immediately prior to such transaction cease to own 50% of the outstanding common shares and voting power entitled to vote generally in the election of directors of the resulting entity (a “Deemed Sale”), Calypso is entitled to receive a portion of the consideration, as would be received by all shareholders if all of the outstanding Common Shares were sold at the valuation of us based on the per share consideration received by each shareholder who sold, exchanged or otherwise disposed of shares in the transaction. The portion of the consideration payable to Calypso in connection with any such transaction is determined based upon the compensation schedule included in the amended and restated administration and liquidation agreement.

Also, in the event of a change in control of us (as defined in the amended and restated administration and liquidation agreement) coupled with a material change in the engagement status of Calypso or the employment status of its principal officers, Calypso will be paid a cash amount equal to a portion of the value of the underlying assets, and the amended and restated administration and liquidation agreement will be automatically terminated. In such event, our obligation to pay Calypso a cash amount equal to a portion of the value of the underlying assets will survive the termination of the amended and restated administration and liquidation agreement pursuant to a predetermined schedule.

If effected, the Amalgamation will constitute a Deemed Sale, and accordingly, Calypso will be entitled to receive a payment pursuant to the compensation schedule included in the amended and restated administration and liquidation agreement. Pursuant to that schedule, the amount of this payment is $5,380,783 in cash (the “Calypso Payment”), or approximately 7.58% of the $71,000,000 total consideration payable for the acquisition of us by Buyer. The amount of the Amalgamation consideration payable to our shareholders in connection with the Amalgamation ($11.5663 per Common Share in cash) is net of the Calypso Payment. In connection with the Amalgamation, and as provided by the Transaction Agreement, the amended and restated administration and liquidation agreement will be amended to expressly reflect the amount of the Calypso Payment that will be payable to Calypso if the Amalgamation is effected, to provide certain procedures with respect to the payment of the Calypso Payment and to address certain other matters. This amendment will not change the method for calculating, or resulting amount of, the Calypso Payment, as currently provided under the amended and restated administration and liquidation agreement.

Mr. Kasnet and Mr. Hunter each have separately entered into employment agreements with Calypso. The employment agreements provide for salaries and bonuses as described above in connection with the amended and restated administration and liquidation agreement. Mr. Kasnet’s employment agreement with Calypso provides that Mr. Kasnet will be entitled to receive at least 50% of the amounts paid by us to Calypso from the liquidation of our assets. However, Mr. Kasnet’s allocation percentage is reduced to a minimum of 33 1/3% of amounts paid by us to Calypso with respect to distributions to our shareholders of more than $36 million and up to $108 million in the aggregate. Pursuant to Mr. Kasnet’s employment agreement with Calypso, in connection with the Amalgamation, Mr. Kasnet will be entitled to receive a cash payment of $2,120,000 from Calypso from the Calypso Payment that will be paid to Calypso at the closing of the Amalgamation.

Mr. Hunter’s employment agreement with Calypso provides that Mr. Hunter is entitled to receive at least 30% of the amounts paid by us to Calypso from the liquidation of our assets. However, Mr. Hunter is entitled to receive at least 40% of the amounts paid by us to Calypso from the liquidation of our assets with respect to distributions to our shareholders of more than $36 million and up to $108 million in the aggregate. Pursuant to Mr. Hunter’s employment agreement with Calypso, in connection with the Amalgamation, Mr. Hunter will be entitled to receive a cash payment of $2,350,000 from Calypso from the Calypso Payment that will be paid to Calypso at the closing of the Amalgamation.

Certain Post-Closing Services and Operating Expenses

As part of the transition of the Company to ownership by Buyer and pursuant to the Transaction Agreement, Buyer will incur certain obligations, including obligations to our shareholders beyond the obligation to pay our shareholders consideration pursuant to the Amalgamation. Calypso agreed to perform services to assist Buyer with discharging certain of these obligations of Buyer. Pursuant to this agreement, the Amalgamation Agreement provides that, at the Closing, Buyer would pay Calypso $1,992,000 for Calypso to fund post-closing obligations of Buyer, the Amalgamated Company and their affiliates, including purchasing a tail insurance policy, paying pro rata accrued employee bonuses, preparing closing financial statements and preparing and distributing Schedule K-1s for our applicable shareholders. During a post-closing period expected to last approximately two months, the funds from this payment will also be used for normal employee compensation and benefits for Calypso employees in connection with Calypso’s performance of these services, as well as for rent and other operational costs. Pursuant to the amendment to the amended and restated administration and liquidation agreement, Calypso will be obligated to pay, or to cause to be paid, out of those funds amounts for those post-closing obligations in the ordinary course of business. Under the amendment to the amended and restated administration and liquidation agreement, we will be obligated to indemnify Calypso and its members, officers and employees for certain costs, expenses and liabilities in connection with providing these services. In addition to the $1,992,000 amount to be paid to Calypso at the closing of the Amalgamation by Buyer, prior to the closing of the Amalgamation, we will pay to Calypso $319,000 for certain operating expenses that will accrue up to the closing of the Amalgamation. That amount is based on an assumed date of the closing of the Amalgamation as of October 31, 2006. The amount will be adjusted accordingly should the closing date occur on a date other than as of October 31, 2006.

In connection with the payments for post-closing and operational costs referred to in the preceding paragraph, Mr. Kasnet and Mr. Hunter will receive approximately $311,458 and $239,583, respectively, for employment bonuses and $20,200 and $21,738, respectively, for 401(k) contributions and profit sharing retirement benefits.

Indemnification and Insurance

Buyer will, and will cause the Amalgamated Company to, assume and honor all rights to indemnification existing in favor of persons who on or prior to the effective time of the Amalgamation were directors, officers, employees or agents of us or any of our subsidiaries as provided for in our bye-laws or any agreement between the person and us or any of our subsidiaries. Further, to the extent permitted by Bermuda law, advancement of the indemnified person’s expenses would be mandatory.

In addition, except in cases of fraud or dishonesty, Buyer will, and will cause the Amalgamated Company to, indemnify, defend and hold harmless persons who on or prior to the effective time of the Amalgamation were officers, directors, employees or agents of us or any of our subsidiaries against all losses, expenses, claims, damages, liabilities, judgments or amounts paid in settlement in respect to any threatened, pending or contemplated claim, action, suit or proceeding, whether criminal, civil, administrative or investigative arising out of acts or omissions occurring on or prior to the effective time of the Amalgamation, and promptly advance expenses to those persons incurred in connection with any such matter, subject to the person undertaking to repay any of the advanced amounts if the person is not entitled to be indemnified.

In addition, Calypso will acquire officers’ and directors’ liability insurance covering acts or omissions occurring prior to the Amalgamation covering each person currently covered by our officers’ and directors’ liability insurance policy for a period of six years following the Amalgamation. If a person is entitled to coverage under an officers’ and directors’ liability insurance policy, and the policy has lapsed, terminated, been repudiated or is otherwise in breach or default as a result of Buyer’s failure to maintain and fulfill its obligations under the policy, Buyer will, and will cause the Amalgamated Company to, pay the person such amounts and provide any other coverage or benefits as the person would have been otherwise entitled to receive pursuant to the policy. The premiums related to this extended insurance coverage will be paid out of the funds to be paid to Calypso for the post-closing and operational costs referred to above under the heading “The Amalgamation—Interests of Our Directors and Executive Officers in the Amalgamation—Certain Post-Closing Services and Operating Expenses.”

Pursuant to the guarantee agreement that we entered into with CIT, subject to certain conditions and exceptions, CIT is guaranteeing these indemnification and insurance obligations of Buyer and the Amalgamated Company. See “The Amalgamation—Guarantee Agreement.”

Guarantee Agreement

Simultaneously with entering into the Transaction Agreement, we and CIT, as guarantor, entered into a guarantee agreement. Pursuant to that guarantee agreement, CIT guarantees, subject to certain conditions and exceptions, for the benefit of us, Calypso, the officers, directors, employees, managers and members of us, any of our subsidiaries and Calypso, and such parties’ successors and assigns, the performance of all obligations of Buyer, Amalgamation Sub, the Amalgamated Company and their successors and assigns in connection with the Transaction Documents and all agreements and transactions contemplated by the Transaction Documents.

Amended and Restated Administration and Liquidation Agreement

On July 10, 2003, we entered into the amended and restated administration and liquidation agreement, pursuant to which Calypso manages our liquidation and operates our assets pending their liquidation. This agreement provides that we pay the operating expenses of Calypso incurred in connection with the provision of services to us.

Pursuant to that agreement and in connection with the Amalgamation, Calypso will be entitled to receive a payment pursuant to the compensation schedule included in the amended and restated administration and liquidation agreement. Pursuant to that schedule, the amount of this payment is $5,380,783 in cash, or approximately 7.58% of the $71,000,000 total consideration payable by Buyer for the acquisition of us by Buyer. The amount of the Amalgamation consideration payable to our shareholders in connection with the Amalgamation ($11.5663 per Common Share in cash) is net of this payment to Calypso. In connection with the Amalgamation, and as provided by the Transaction Agreement, the amended and restated administration and liquidation agreement will be amended to expressly reflect this amount, which will be payable to Calypso if the Amalgamation is effected, to provide certain procedures with respect to the payment of the Calypso Payment and to address certain other matters. This amendment would not change the method for calculating, or resulting amount, of this payment, as currently provided under the amended and restated administration and liquidation agreement.

In addition, Calypso agreed to perform services to assist Buyer with discharging certain post-closing obligations of Buyer, including obligations to our shareholders beyond the obligation to pay our shareholders the Amalgamation consideration. Pursuant to this agreement, the Transaction Agreement provides that, at the Closing, Buyer would pay Calypso $1,992,000 for Calypso to fund post-closing obligations of Buyer, the Amalgamated Company and their affiliates, including purchasing a tail insurance policy, paying pro rata accrued employee bonuses, preparing closing financial statements and preparing and distributing Schedule K-1s for our applicable shareholders. During a post-closing period expected to last approximately two months, the funds from this payment will also be used for normal employee compensation and benefits for Calypso employees in connection with Calypso’s performance of these services, as well as for rent and other operational costs. Pursuant to the amendment to the amended and restated administration and liquidation agreement, Calypso will be obligated to pay, or to cause to be paid, out of those funds amounts for those post-closing obligations in the ordinary course of business.

Pursuant to the amendment to the amended and restated administration and liquidation agreement, the amended and restated administration and liquidation agreement will terminate effective immediately after the effective time of the Amalgamation. The amendment to the amended and restated administration and liquidation agreement will automatically terminate if the Transaction Agreement is terminated.

Pledge and Escrow Procedures

The Transaction Agreement provides for a two-step closing structure. The first closing (the “Initial Closing”) is subject to (i) approval by the Company’s shareholders, (ii) receipt of Russian antimonopoly regulatory approvals, (iii) the execution and delivery of the amendment to the amended and restated administration and liquidation agreement and (iv) other customary closing conditions.

Following the Initial Closing, we will be obligated to pledge shares of certain of our majority-owned indirect Russian subsidiaries Pioglobal Real Estate Investment Fund and Pioglobal Asset Management indirectly owned by us (the “Pledged Shares”) for Amalgamation Sub’s benefit. The purpose of the pledge arrangements is to enable Buyer to confirm prior to the closing of the Amalgamation that the Pledged Shares continue to be owned by our applicable subsidiaries as of the closing of the Amalgamation. Once the pledge of the Pledged Shares has been effected, the custodian for those shares will not be authorized to permit any transfer of the Pledged Shares without Amalgamation Sub’s consent until the Pledged Shares are unblocked and released from pledge in accordance with the terms of the pledge and escrow procedures.

As a condition to effecting the pledge of the Pledged Shares, Buyer will deposit with an escrow agent (Citibank, N.A.) cash in an amount sufficient to fund (the “Escrow Fund”) the Amalgamation consideration payable to our shareholders and the Calypso Payment. Prior to the Initial Closing, we will transfer the Pledged Shares to a custodian account with ING Bank (Eurasia) ZAO (the “Custodian”) to be held by the Custodian. Upon receipt of evidence from the Custodian that the Pledged Shares have been blocked in pledge for Amalgamation Sub’s benefit, the closing of the Amalgamation will occur, subject to the applicable conditions to the closing of the Amalgamation having been satisfied or waived. In consideration of the closing of the Amalgamation, following receipt of evidence from the Custodian that the Pledged Shares have been blocked in pledge for Amalgamation Sub’s benefit, we and Buyer will issue a joint instruction to the Escrow Agent to deliver from the Escrow Fund to Calypso the Calypso Payment and deliver to the depositary pursuant to the Transaction Agreement the aggregate Amalgamation consideration payable to our shareholders.

The closing of the Amalgamation is subject to (i) the Initial Closing having occurred, (ii) the completion in all material respects of certain actions in connection with the pledge and escrow procedures referred to above, including effecting the blocking in pledge with the Custodian of the Pledged Shares and depositing the Escrow Fund with the escrow agent, (iii) the Pledged Shares being blocked in pledge with the Custodian as of closing of the Amalgamation and (iv) other customary conditions, which are more limited in scope than the other customary conditions applicable to the Initial Closing. The pledge of the Pledged Shares will terminate and the Pledged Shares will be unblocked and released from pledge with the Custodian upon the occurrence of certain events, and in any event, by 5 p.m. city of Moscow, Russia time, on the fifth business day following the date of the Special Meeting, subject to a possible three business day extension as provided in the Transaction Agreement.

Call Option Notice Exercise

Under the Transaction Agreement, a condition to Buyer’s and Amalgamation Sub’s obligations to effect the Initial Closing is that we or any of our applicable subsidiaries give notice to the minority unit holders of our indirect subsidiary, Pioglobal First Russia, LLC, for purposes of effecting our and our applicable subsidiaries’ right under the operating agreement of Pioglobal First Russia, LLC and in accordance with that operating agreement to cause those minority unit holders to sell the units of Pioglobal First Russia, LLC owned by them to an applicable subsidiary of ours. Pursuant to that operating agreement, as a result of the proposed Amalgamation, we or our applicable subsidiaries have the right to require the minority holders of Pioglobal First Russia, LLC to sell the units of Pioglobal First Russia, LLC owned by them to our applicable subsidiary. Pursuant to that operating agreement, our applicable subsidiary must pay the minority unit holders the fair market value (as determined under the operating agreement) of the units of Pioglobal First Russia, LLC owned by them and to be sold pursuant to our or our subsidiary’s exercise of this right. The consummation of the exercise of this right will be subject to, and will not occur until after, the consummation of the Amalgamation.

Common Shares Will No Longer Be Publicly Traded and Will Be Deregistered

Upon completion of the Amalgamation, our Common Shares will no longer be publicly traded. In addition, if the Amalgamation is completed, our Common Shares will be deregistered under the U.S. Securities Exchange Act of 1934, as amended.

Material U.S. Federal Income Tax Consequences of the Amalgamation

The following is a summary of the material U.S. federal income tax consequences of the Amalgamation to our shareholders with respect to their exchange of Common Shares for cash pursuant to the Amalgamation. This summary does not purport to be a description of all tax consequences that may be relevant to our shareholders. This summary is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing current and proposed Treasury regulations promulgated under the Code and current administrative rulings and court decisions, all of which are subject to change, possibly retroactively. This summary assumes that our shareholders hold the Common Shares as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This summary does not address the consequences of the Amalgamation under state, local or foreign law, nor does it address all aspects of U.S. federal income taxation that may be important to some or all of our shareholders in light of their individual circumstances. It also does not address tax issues that may be significant to shareholders subject to special rules, including: financial institutions; mutual funds; insurance companies; cooperatives; U.S. expatriates; shareholders who own 5% or more of our Common Shares; broker-dealers or traders in securities or currencies; shareholders who are not citizens or residents of the United States or that are foreign corporations, partnerships, estates or trusts; tax-exempt entities; pass-through entities and investors in such entities; shareholders whose “functional currency” is not the U.S. dollar; shareholders who acquired their shares through stock option or stock purchase programs or otherwise as compensation; shareholders who are subject to alternative minimum tax; or shareholders who hold their shares as part of a hedge, straddle, conversion, synthetic security, integrated investment or other risk-reduction transaction. Further, this summary does not address any U.S. federal estate and gift tax consequences.

If a partnership holds our Common Shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our Common Shares, you are urged to consult your tax advisor.

Shareholders are encouraged to consult their own tax advisors to determine the particular tax consequences to them (including the application and effect of any federal, state, local and foreign income and other tax laws) of the Amalgamation.

The Amalgamation. Harbor Global has elected to be classified as a partnership for U.S. federal income tax purposes. The receipt of cash in the Amalgamation by shareholders of our Common Shares will be a taxable transaction for U.S. federal income tax purposes and, with respect to Harbor Global shareholders, we believe the Amalgamation should be treated for U.S. federal income tax purposes as a sale of such shareholders’ Common Shares in exchange for cash. Subject to the discussion below regarding passive foreign investment companies (“PFIC”), generally for U.S. federal income tax purposes a shareholder will recognize capital gain or loss equal to the difference, if any, between the amount realized and the shareholder’s adjusted tax basis (which includes a shareholder’s share of the liabilities of Harbor Global) in the Common Shares surrendered in the Amalgamation. A shareholder’s amount realized will equal the sum of the amount of cash received plus his share of Harbor Global liabilities, if any, allocable to such shareholder immediately prior to the effective time of the Amalgamation.

Except as noted below, the gain or loss recognized by a shareholder will be taxed as a capital gain or loss and will be a long-term capital gain or loss if the shareholder held his Common Shares for more than one year as of the effective time of the Amalgamation. However, a portion of the recognized gain or loss will be separately computed and taxed as ordinary income or loss under Section 751 of the Code to the extent attributable to Harbor Global’s “unrealized receivables” and “inventory items.” The amount of ordinary income attributable to “unrealized receivables” and “inventory items” may exceed a shareholder’s net taxable gain realized upon the exchange of his Common Shares pursuant to the Amalgamation and may be recognized even if there is a net taxable loss realized on the exchange. Thus, a shareholder may recognize both ordinary income and a capital loss upon an exchange of Common Shares in the Amalgamation. Capital loss may offset capital gains and net capital loss may offset no more than $3,000 of ordinary income in the case of individuals.

It is possible the Amalgamation could be viewed for U.S. federal income tax purposes as a sale of Harbor Global’s assets (subject to its liabilities) in exchange for cash, followed by a liquidation of Harbor Global in which the cash is distributed to the Harbor Global shareholders in liquidation of their Common Shares. The Company believes that the amount of gain or loss, if any, recognized by the Harbor Global shareholders under this alternative treatment would not be expected to be materially greater and the character of that gain would not be expected to be materially different than as described above, although in the case of any capital gain or loss, the portion of that gain or loss that is taxed as long-term or short-term capital gain or loss may differ.

Passive Foreign Investment Companies. For United States federal income tax purposes, a foreign corporation will be classified as a PFIC for any taxable year in which either (i) 75% or more of its gross income constitutes “passive income” or (ii) at least 50% of its assets produce (or are held for the production of) passive income. For this purpose, passive income generally includes interest, dividends, some types of rents and royalties, annuities and the excess of gains over losses from the disposition of assets that produce these types of income.

Harbor Global believes that one or more of its foreign subsidiaries may be classified as a PFIC for United States federal income tax purposes. If any such foreign entity is classified as a PFIC for United States federal income tax purposes for any taxable year in which a shareholder owned Common Shares, such shareholder would be subject to special rules applicable to gain on the sale or exchange of Common Shares. In general, the shareholder must allocate the gain attributable to such PFIC ratably to each day in such shareholder’s holding period for the Common Shares. The portion of the gain allocated to the current taxable year and any taxable year in the holding period before such foreign corporation was classified as a PFIC would be taxed as ordinary income for the current year. The portion of the gain allocated to each of the other taxable years would be subject to tax at the maximum ordinary income rate in effect for such taxable year and an interest charge would be imposed on the resulting tax liability determined as if that liability had been due with respect to that prior year. These rules generally will not apply if the shareholder has made certain elections in connection with the application of the PFIC rules, including a “qualified electing fund” election or an election to mark to market our Common Shares.

The treatment of certain foreign subsidiaries of Harbor Global as PFICs could result in a reduction in the after-tax return to the shareholders of our Common Shares. PFIC reporting has been sent to our shareholders annually as an attachment to our Schedule K-1s and will be attached to the final Schedule K-1 sent to shareholders after consummation of the Amalgamation. Because the PFIC rules are very complex and because a disposition of Harbor Global Common Shares by a shareholder could have significant, adverse effects on the taxation of a shareholder from the disposition of its Common Shares, shareholders are urged to discuss the PFIC rules (including the application of “qualified electing fund” and mark to market elections) with their own tax advisors.

Information Reporting and Backup Withholding. Under the Code, shareholders may be subject, under certain circumstances, to information reporting on the cash received in the Amalgamation unless that shareholder is a corporation or other exempt recipient. Backup withholding will also apply at the then applicable rate (currently at a rate of 28%) with respect to the amount of cash received, unless a shareholder provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax, and any amounts withheld under the backup withholding rules may be refunded or credited against a shareholder’s U.S. federal income tax liability, if any, provided that such shareholder furnishes the required information to the Internal Revenue Service in a timely manner. Shareholders are urged to consult their own tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such exemption. If backup withholding results in an overpayment of tax, a refund can be obtained by the shareholder by filing a U.S. federal income tax return.

Regulatory Approvals

U.S. Antitrust Requirements. The Amalgamation and the other transactions contemplated by the Transaction Documents are not subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the rules and regulations thereunder, which provide that certain acquisition transactions may not be completed until specified information has been furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and until certain waiting periods have been terminated or have expired.

Foreign and Certain Other Regulatory Matters. The parties’ obligations to effect the Initial Closing are conditioned upon the receipt of the applicable approvals of the Federal Antimonopoly Service of the Russian Federation. In addition, in connection with the Amalgamation, notice to, filings with or approvals or clearances of regulatory bodies will be required in Bermuda and may be required in other jurisdictions. We do not currently anticipate that our pursuit of any foreign notifications, filings, clearances or approvals will hinder, delay or restrict completion of the Amalgamation or the other transactions contemplated by the Transaction Documents.

THE TRANSACTION AGREEMENT

The following description summarizes material provisions of the Transaction Agreement, a copy of which is attached to this proxy statement as Appendix A and which we incorporate by reference into this document. This summary does not purport to be complete and may not contain all of the information about the Transaction Agreement that is important to you. We encourage you to read carefully the Transaction Agreement in its entirety, as the rights and obligations of the parties are governed by the express terms of the Transaction Agreement and not by this summary or any other information contained in this proxy statement.

Effective Time of the Amalgamation

If and when the Transaction Documents and the Amalgamation are approved and adopted by the requisite vote of our shareholders and the other conditions to the consummation of the Amalgamation are satisfied or waived, the Amalgamation will become effective upon the filing of the memorandum of association of the Amalgamated Company and all other documents required by Section 108 of the Companies Act with the Registrar of Companies in Bermuda in accordance with the Companies Act. The filing of the memorandum of association of the Amalgamated Company and any other such documents will occur as promptly as practicable following the closing of the Amalgamation on the date the closing occurs. The closing of the Amalgamation will occur not later than the second business day after satisfaction or waiver of the conditions to the closing of the Amalgamation described in the Transaction Agreement, unless otherwise agreed by the parties. We anticipate completing the Amalgamation in the fourth quarter of 2006.

Treatment of Common Shares

Our Common Shares. At the effective time of the Amalgamation, each of our Common Shares issued and outstanding immediately prior to the effective time of the Amalgamation will automatically be canceled, will cease to exist and will be converted into the right to receive $11.5663 per Common Share in cash, without interest and subject to applicable withholding taxes, other than our Common Shares:

•	held by dissenting shareholders who validly exercise their appraisal rights under the laws of Bermuda within one month of the giving of the notice of the Special Meeting;

•	held by Buyer, Amalgamation Sub or any of their direct or indirect subsidiaries; and

•	held by our direct or indirect subsidiaries.

We refer to our Common Shares described in the bullet points above as the “excluded shares.”

No Further Ownership Rights. After the effective time of the Amalgamation, each Common Share certificate representing Common Shares (other than certificates representing excluded shares) will represent only the right to receive the Amalgamation consideration, without interest and subject to applicable withholding taxes.

Exchange and Payment Procedures

No later than immediately prior to the effective time of the Amalgamation, we and Buyer will instruct the escrow agent, with whom Buyer will have previously deposited the Amalgamation consideration in accordance with the pledge and escrow procedures discussed elsewhere in this proxy statement (see “The Amalgamation—Pledge and Escrow Procedures”), to deposit $65,619,217 in cash, which is the aggregate amount of the Amalgamation consideration payable to our shareholders with respect to their Common Shares (assuming there are no dissenting shareholders), with the depositary appointed by Buyer. Promptly after the effective time of the Amalgamation, Buyer or the depositary will mail a letter of transmittal and instructions to our shareholders. The letter of transmittal and instructions will tell you how, when and where you should send your Common Share certificates in exchange for the Amalgamation consideration.

You should not return your Common Share certificates with the enclosed proxy card, and you should not forward your Common Share certificates to the depositary without a letter of transmittal.

You will not be entitled to receive the Amalgamation consideration until you surrender your Common Share certificate or certificates to the depositary, together with a properly completed and executed letter of transmittal. The Amalgamation consideration may be paid to a person other than the person in whose name the corresponding certificate is registered if the applicable procedures are satisfied. In addition, the person requesting payment must either pay any applicable transfer taxes or establish to the satisfaction of the depositary or Amalgamated Company, as applicable, that those transfer taxes have been paid or are not applicable.

No interest will be paid or will accrue on the cash payable upon surrender of the Common Share certificates. Each of the depositary, Buyer and the Amalgamated Company, as applicable, will be entitled to deduct and withhold any applicable taxes from the Amalgamation consideration.

After the effective time of the Amalgamation, our share transfer books will be closed and there will be no further registration of transfers of our Common Shares.

Six months after the effective time of the Amalgamation, any portion of the Amalgamation consideration deposited with the depositary that remains unclaimed by the holders of certificates evidencing our Common Shares will be delivered, upon request, to the Amalgamated Company. Holders of Common Share certificates who have not surrendered their Common Share certificates within six months after the effective time of the Amalgamation may only look to the Amalgamated Company for the payment of the Amalgamation consideration. Neither the depositary nor any party to the Transaction Agreement will be liable to any person for any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

Payments to Calypso

Pursuant to the Transaction Agreement, the amendment to the amended and restated administration and liquidation agreement and the pledge and escrow procedures, at the closing of the Amalgamation, the Calypso Payment will be paid to Calypso by the escrow agent and Buyer shall pay Calypso $1,992,000 in connection with services Calypso has agreed to provide relating to certain post-closing obligations of Buyer. In addition, prior to the closing of the Amalgamation, we will pay Calypso $319,000 for certain operating expenses that will accrue up to the closing of the Amalgamation, which amount is subject to adjustment based on the date the closing of the Amalgamation occurs. See “The Amalgamation—Interests of Our Directors and Executive Officers in the Amalgamation.”

Amalgamated Company’s Memorandum of Association, Name and Bye-laws

In order for the Amalgamation to be declared effective, in addition to certain other documents, the parties will file the memorandum of association of the Amalgamated Company, which is the memorandum of association of Amalgamation Sub. The name of the Amalgamated Company will be NHG Ltd. In addition, the bye-laws of the Amalgamated Company will be the bye-laws of Amalgamation Sub.

Directors and Officers

The directors of the Amalgamated Company will be those persons listed in the Amalgamation Agreement, until their successors have been duly elected or appointed, in accordance with applicable law and the bye-laws of the Amalgamated Company. Additionally, the officers of Amalgamation Sub will be the officers of the Amalgamated Company, until their successors have been duly elected or appointed and qualified in accordance with applicable law and the bye-laws of the Amalgamated Company.

Representations and Warranties

Each of the parties to the Transaction Agreement made certain customary representations and warranties related to its due organization, valid existence, good standing and authorization to enter into the Transaction Documents and to perform its obligations under the Transaction Documents. Each of the parties also made certain customary representations and warranties related to consents and approvals of governmental entities required as a result of the transactions contemplated by the Transaction Documents and the absence of any violation of or conflict with such party’s organizational documents, applicable law or material contracts of such party as a result of entering into the Transaction Documents and consummating the transactions contemplated by the Transaction Documents. In addition, each party made certain representations and warranties particular to such party.

Representations and Warranties of the Company

In addition to the customary representations and warranties referenced above, we also made representations and warranties that relate, among other things, to:

•	our and our subsidiaries’ capitalization;

•	our filings with the SEC since January 1, 2004, including the financial statements contained in those filings;

•	our internal accounting controls;

•	the absence of liabilities;

•	the compliance of this proxy statement with the Securities Exchange Act of 1934, as amended, and the accuracy and completeness of information included in this proxy statement;

•	the absence of any change constituting a material adverse effect on us since December 31, 2005;

•	the absence of a split, combination or reclassification of our Common Shares;

•	the absence of litigation against us;

•	employment and labor matters affecting us, including matters relating to our employee benefit plans;

•	our compliance with applicable laws;

•	taxes, intellectual property, real property, environmental matters and material contracts and commitments;

•	the absence of broker’s, finder’s and investment banker’s fees in connection with the transactions contemplated by the Transaction Documents; and

•	the determination by our board of directors that the Transaction Documents and the Amalgamation are in our best interests and its resolution to recommend that our shareholders vote to approve and adopt the Transaction Documents and the Amalgamation.

Certain of the representations and warranties made by us are qualified as to materiality or “Company material adverse effect.” For purposes of the Transaction Agreement, “Company material adverse effect” means, with respect to us, an event, circumstance, change or effect that has had or is reasonably likely to have a material adverse effect on our and our subsidiaries’ condition (financial or otherwise), business, assets or results of operations, taken as a whole, or on our ability to perform our obligations contemplated by the Transaction Agreement. However, a Company material adverse effect will not include any event, circumstance, change or effect resulting from, alone or in combination:

•

any change or effect in general economic conditions in the United States or Russia, in worldwide capital markets or capital market conditions in the United States or Russia or in the asset or investment management industries in Russia, provided that such change or event does not have a substantially disproportionate impact on us and our subsidiaries, taken as a whole, as compared to other participants in the Russian industries in which we and our subsidiaries conduct our businesses;

•	any change in law or regulation in the Russian Federation, or the application, implementation or enforcement of any such law or regulation by any governmental entity, or adoption of any rule by a Russian governmental entity, including, in each case, any such change, application, implementation, enforcement or adoption which may have retroactive effect, provided that such change, application, implementation, enforcement or adoption does not have a substantially disproportionate impact on us and our subsidiaries, taken as a whole, as compared to other participants in the Russian industries in which we and our subsidiaries conduct our businesses, and provided further that this exception will not be applicable if such application, implementation, enforcement or adoption would have a highly detrimental effect on our and our subsidiaries’ financial health, taken as a whole;

•	any outbreak of hostilities or war or escalations in existing hostilities or war or acts of terrorism, provided that such outbreak, escalations, or acts do not have a substantially disproportionate impact on us and our subsidiaries, taken as a whole, as compared to other participants in the Russian industries in which we and our subsidiaries conduct our businesses, and provided further that this exception will not be applicable if such outbreak, escalations, or acts would have a highly detrimental effect on our and our subsidiaries’ financial health, taken as a whole;

•	any change in the trading prices or trading volume of our Common Shares, provided that such exclusion shall not apply to any underlying fact, event or circumstance that may have caused or contributed to such change in trading price or trading volume; or

•	any change or effect resulting from the announcement of the Transaction Agreement, Amalgamation or the other transactions contemplated by the Transaction Documents.

Representations and Warranties of Buyer and Amalgamation Sub

In addition to the customary representations noted above, Buyer and Amalgamation Sub also made representations and warranties that relate to, among other things:

•	the accuracy and completeness of Buyer’s and Amalgamation Sub’s information provided to us for inclusion in this proxy statement;

•	the absence of broker’s, finder’s and investment banker’s fees in connection with the transactions contemplated by the Transaction Documents;

•	a lack of ownership of our Common Shares by Buyer and Amalgamation Sub as of August 18, 2006;

•	Buyer’s possession of sufficient funds to pay the Amalgamation consideration, the Calypso Payment, the amount required to be paid to Calypso at the closing of the Amalgamation for the provision of agreed upon services by Calypso for post-closing obligations, and all fees and expenses related to the transactions contemplated by the Transaction Documents;

•	Amalgamation Sub’s purpose and lack of prior activities and operations; and

•	the irrevocability of the irrevocable power of attorney to be issued by Amalgamation Sub pursuant to the pledge and escrow procedures.

Certain of the representations and warranties made by Buyer and Amalgamation Sub are qualified as to materiality or “Buyer material adverse effect.” For purposes of the Transaction Agreement, a “Buyer material adverse effect” means an event, circumstance, change or effect that has had a material adverse effect on the ability of Buyer or Amalgamation Sub to perform its obligations under the Transaction Documents or on the ability of Buyer or Amalgamation Sub to consummate the Amalgamation or the other transactions contemplated by the Transaction Documents, on the terms contemplated, and without material deviation from the period of time such actions would otherwise be consummated.

Conduct of Our Business Pending the Amalgamation

We have agreed that from August 18, 2006 until the effective time of the Amalgamation, unless otherwise contemplated by the Transaction Documents or required by applicable law, we and our subsidiaries will:

•	conduct our businesses in the ordinary course;

•	use our reasonable best efforts to preserve intact our business organizations and relationships with third parties; and

•	use our reasonable best efforts to keep available the services of our present officers and employees.

We have also agreed that during the same time period, subject to specified exceptions or unless Buyer consents in writing, we and our subsidiaries will generally not:

•	issue or sell any securities or any shares, or securities convertible into or exchangeable for, or options or warrants exercisable for, any shares;

•	declare, set aside or pay any dividend or other distribution with respect to any of our shares;

•	repurchase or redeem any issued and outstanding shares or other equity securities of, or other ownership interests in, us;

•	incur, assume or guarantee any indebtedness for borrowed money other than in connection with the financing of ordinary course trade payables;

•	create or assume any lien on any asset of ours or our subsidiaries other than liens which, individually or in the aggregate, do not have a Company material adverse effect and liens for taxes not yet due and payable;

•	change any method of accounting or accounting practice of ours or our subsidiaries, except for any such appropriate or required change pursuant to United States generally accepted accounting principles or applicable Russian accounting standards or practices;

•	amend our memorandum of association or bye-laws or similar organizational documents;

•	acquire or agree to acquire any material assets (including material securities) or merge or consolidate with any person or engage in any similar transaction or make any loans, advances or capital contributions to, or investments in, any person other than to or in us or any of our direct or indirect subsidiaries;

•	sell, lease, license, pledge, encumber or otherwise dispose of any of our material assets (including material securities) or any interest therein, or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring or other reorganization;

•	make or rescind any material tax election or settle or compromise any material tax liability of us or any of our subsidiaries;

•	amend any material tax return, change, in any material respect, an annual tax accounting period, adopt or change, in any material respect, any tax accounting method (except as required by applicable law) or execute or consent to any waivers extending the statutory period of limitations with respect to the collection or assessment of any material taxes;

•	make or agree to make any capital expenditures in excess of $100,000 in the aggregate;

•	pay, discharge, settle, accelerate or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than any such payment, discharge, settlement or satisfaction, in the ordinary course of business or in accordance, in all material respects, with the terms of such claims, liabilities or obligations;

•	modify, amend or terminate in a material manner any material contract;

•	waive, release or assign any material rights or claims;

•	waive the benefits of, or agree to modify in any material manner, any confidentiality, standstill or similar agreement or fail to enforce any such agreement to the fullest extent practicable, including by seeking injunctive relief and specific performance;

•	enter into any material contracts or transactions, except in the ordinary course of business;

•	increase the compensation or benefits of any director, officer or employee, except for, in the cases of non-officer employees, increases in the ordinary course that are consistent with past practice;

•	adopt any material amendment to an employee benefit plan;

•	enter into or amend or modify, in any material respect, any employment, consulting, severance, termination or similar agreement with any director, officer or employee;

•	accelerate the payment of compensation or benefits to any director, officer or employee;

•	change any actuarial or other assumption, in any material respect, used to calculate funding obligations with respect to any pension plan or change, in any material respect, the timing or manner in which contributions to any pension plan are made or the basis on which such contributions are determined;

•	take any action that would give rise to severance benefits payable to any officer, director, or employee of us or any of our subsidiaries as a result of consummation of any of the transactions contemplated by the Transaction Agreement; or

•	authorize any of, or commit or agree to take any of, the foregoing actions.

Shareholders’ Meeting

We have agreed to call, give notice of, convene and hold the meeting of our shareholders contemplated by this proxy statement for the purpose of allowing our shareholders to consider and if thought fit approve and adopt the Transaction Agreement, the Amalgamation Agreement and the Amalgamation. We have further agreed that our board of directors will recommend approval and adoption of the Transaction Agreement, the Amalgamation Agreement and the Amalgamation by our shareholders. However, our board of directors may withdraw, modify or change its recommendation if it has determined in good faith, after consultation with outside legal counsel, that the failure to withdraw, modify or change such recommendation would be inconsistent with its fiduciary duties under applicable law. We are obligated to give Buyer at least three business days notice before announcing any such withdrawal, modification or change in our board of director’s recommendation and must include in such notice the reasons for the withdrawal, modification or change.

Buyer Covenants

Buyer has agreed to:

•	take all action necessary to cause Amalgamation Sub to perform its obligations under the Transaction Agreement and to consummate the Amalgamation on the terms and subject to the conditions set forth in the Transaction Documents;

•	use reasonable best efforts to obtain approval of the Federal Antimonopoly Service of the Russian Federation of the Amalgamation;

•	vote and to cause its subsidiaries to vote all of our Common Shares it or they may beneficially own in favor of the approval of the Amalgamation and the approval and adoption of the Transaction Documents at the Special Meeting;

•	provide certain rights of indemnification and insurance for the benefit of persons who on or prior to the effective time of the Amalgamation were officers, directors, employees or agents of us or any of our subsidiaries (see “The Amalgamation—Interests of Our Directors and Executive Officers in the Amalgamation—Indemnification and Insurance”);

•	timely pay any conveyance taxes which become due and payable in connection with the Amalgamation that are required to be paid in connection therewith;

•	give us prompt notice of a breach of the guarantee agreement entered into between us and CIT pursuant to which CIT is guaranteeing, subject to certain conditions and exceptions, the obligations of Buyer, Amalgamation Sub and the Amalgamated Company in connection with the Transaction Documents and all transactions contemplated by the Transaction Documents (see “The Amalgamation—Guarantee Agreement”);

•	not take any actions that conflict with or limit the effectiveness or frustrate the purposes of the irrevocable power of attorney contemplated to be issued pursuant to the pledge and escrow procedures; and

•	cause the Amalgamated Company to purchase the units of our indirect majority-owned subsidiary Pioglobal First Russia, LLC pursuant to our or our applicable subsidiary’s exercise of our and our applicable subsidiaries’ right to cause the holder of such units to sell those units to one of our applicable subsidiaries (see “The Amalgamation—Call Option Notice Exercise”).

Covenants of the Company and Buyer

Subject to the terms and conditions of the Transaction Agreement, each party has agreed to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable law to consummate the transactions contemplated by the Transaction Documents as promptly as possible. We and Buyer have further agreed to cooperate with one another in connection with the preparation of any proxy statement of us relating to the Special Meeting, and in seeking any required actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with any proxy statement of us relating to the Special Meeting.

No Solicitation of Transactions

We have agreed to, and to cause our subsidiaries to, and instruct our and our subsidiaries’ respective officers, directors, employees, representatives and agents to, immediately cease any activities, discussions or negotiations existing as of August 18, 2006 with any parties with respect to an Acquisition Proposal (as defined below).

We have further agreed not to, and not to authorize or permit our subsidiaries and our and our subsidiaries’ respective officers, directors, employees, representatives and agents to, directly or indirectly:

•	solicit, participate in, initiate or knowingly encourage (including by way of furnishing non-public information), or knowingly take any other action for the purpose of facilitating or encouraging, any Acquisition Proposal; or

•	participate in any discussions or negotiations (including by way of furnishing non-public information) regarding any Acquisition Proposal.

However, if our board of directors determines in good faith, after consultation with outside counsel, that the failure to do so would be inconsistent with its fiduciary duties under applicable law, we may, subject to certain conditions, in response to an Acquisition Proposal that may reasonably likely lead to a Superior Proposal (as defined below) received by us after August 18, 2006 (i) furnish and disclose information and provide access with respect to us and our subsidiaries to the person making such Acquisition Proposal and such person’s representatives pursuant to a confidentiality agreement with such person and (ii) participate in discussions or negotiations regarding such Acquisition Proposal.

For purposes of the Transaction Agreement, “Acquisition Proposal” means any bona fide proposal, offer or expression of interest by any third party for (i) a merger, amalgamation, consolidation or other business combination with us or any of our subsidiaries whose business constitutes more than 20% of our and our subsidiaries’ revenue or total assets, taken as a whole, (ii) any purchase of more than 20% of our consolidated assets (including the shares and assets of our subsidiaries), (iii) any purchase of more than 20% of our issued and outstanding Common Shares or (iv) any similar transaction, or any agreement, arrangement or understanding requiring us to abandon, terminate or fail to consummate the Amalgamation or any other transaction contemplated by the Transaction Agreement. Any material modification of an Acquisition Proposal shall constitute a new Acquisition Proposal.

For purposes of the Transaction Agreement, a “Superior Proposal” means any bona fide Acquisition Proposal (with all percentages contained in the definition of “Acquisition Proposal” increased to 50% for purposes of this definition) on terms that our board of directors determines in its good faith judgment to be more favorable to us and our shareholders than the Amalgamation (taking into account all aspects of the proposal, the party making the proposal and any changes to the Amalgamation proposed by Buyer in response to our receipt of such Superior Proposal) and which is not subject to any material contingency, including any contingency related to financing, unless, in the good faith judgment of our board of directors, such contingency is reasonably capable of being satisfied by such third party, and that is otherwise reasonably capable of being consummated in a timely fashion.

We have agreed to promptly advise Buyer orally and in writing of any Acquisition Proposal or request for information relating to an Acquisition Proposal and the material terms and conditions of such Acquisition Proposal or request. We will promptly inform Buyer of any material change in the details (including amendments or proposed amendments) of any such Acquisition Proposal or request. We will also promptly provide Buyer with any documents received from any such person relating to the Acquisition Proposal or request and such information relating to the Acquisition Proposal or request as it may reasonably request.

Subject to certain exceptions, our board of directors will not (i) approve or recommend or take no position with respect to, or propose to approve or recommend or take no position with respect to, any Acquisition Proposal or (ii) cause us to enter into any agreement related to any Acquisition Proposal. However, if our board of directors determines in good faith, after consultation with outside counsel, that failure to do so would be inconsistent with its fiduciary duties under applicable law, our board of directors may, subject to certain conditions, in response to a Superior Proposal we receive after August 18, 2006, take any of the actions referred to in clauses (i) and (ii) of the preceding sentence, and terminate the Transaction Agreement. We will not be able to avail ourselves of these rights until at least three business days following Buyer’s receipt of written notice advising it that our board of directors has received a Superior Proposal and specifying the material terms and conditions of such Superior Proposal.

Conditions to Closing

The Amalgamation Agreement provides for a two-step closing structure. We refer to the initial closing as the “Initial Closing” and the final closing of the Amalgamation as the “Closing.”

Conditions to the Initial Closing

The obligations of the parties to effect the Initial Closing are subject to the following mutual conditions having been satisfied or waived:

•	our shareholders having approved the Amalgamation and approved and adopted the Transaction Documents;

•	Buyer and Amalgamation Sub obtaining any applicable approvals from the Federal Antimonopoly Service of the Russian Federation;

•	there being no law, regulation, judgment, injunction, order or decree of any competent governmental entity prohibiting or enjoining the Amalgamation or having the effect of making the Amalgamation illegal; and

•	the amendment to our amended and restated administration and liquidation agreement with Calypso having been fully executed and delivered.

We will not be obligated to effect the Initial Closing unless the following conditions are waived or satisfied:

•	(i) each of the representations and warranties made by Buyer and Amalgamation Sub that is qualified by materiality or Buyer material adverse effect shall be true and correct as so qualified as of August 18, 2006 and at and as of the date of the Initial Closing as if made on that date (except for representations and warranties that expressly speak as of a specified date or time need only be so true and correct as of such specified date or time) and (ii) each of the other representations and warranties of Buyer and Amalgamation Sub in the Transaction Agreement are true and correct in all respects as of the date of the Transaction Agreement and at and as of the date of the Initial Closing (except for representations and warranties that expressly speak as of a specified date or time need only be so true and correct as of the specified date or time), except for such failures to be true and correct which have not resulted, individually or in the aggregate, in a Buyer material adverse effect;

•	Buyer and Amalgamation Sub have performed in all material respects each of its agreements and covenants contained in or contemplated by the Transaction Documents that are required to be performed by them at or prior to the Initial Closing;

•	we receive an officer’s certificate of Buyer, dated the date of the Initial Closing, to the effect that, to such person’s knowledge, the conditions set forth in the two preceding bullet points have been satisfied or waived; and

•	we shall have received legal opinions of Buyer’s Bermuda and United States counsel, dated as of the date of the Initial Closing, regarding the irrevocable power of attorney to be issued in connection with the pledge and escrow procedures.

Buyer and Amalgamation Sub will not be obligated to effect the Initial Closing unless the following conditions are waived or satisfied:

•	(i) each of the representations and warranties made by us that is qualified by materiality or Company material adverse effect shall be true and correct as so qualified as of August 18, 2006 and at and as of the date of the Initial Closing as if made on that date (except for representations and warranties that expressly speak as of a specified date or time need only be so true and correct as of such specified date or time) and (ii) each of our other representations and warranties in the Transaction Agreement are true and correct in all respects as of the date of the Transaction Agreement and at and as of the date of the Initial Closing (except for representations and warranties that expressly speak as of a specified date or time need only be so true and correct as of the specified date or time), except for such failures to be true and correct which have not resulted, individually or in the aggregate, in a Company material adverse effect;

•	we have performed in all material respects each of our agreements and covenants contained in or contemplated by the Transaction Documents that are required to be performed by us at or prior to the Initial Closing;

•	Buyer and Amalgamation Sub receive an officer’s certificate from us, dated the date of the Initial Closing, to the effect that, to such person’s knowledge, the conditions set forth in the two preceding bullet points have been satisfied or waived;

•	we or one of our applicable subsidiaries shall have given notice to the minority holders of units of our majority-owned subsidiary Pioglobal First Russia, LLC to cause the minority holders to sell those units to one of our applicable subsidiaries (see “The Amalgamation—Call Option Notice Exercise”); and

•	since August 18, 2006, there shall not have occurred any event, circumstance or change that has had or is (alone or together with other events, circumstances or changes) reasonably likely to have a Company material adverse effect.

Conditions to the Closing

Following the Initial Closing, the parties will take, or cause to be taken, the actions contemplated by the pledge and escrow procedures, subject to the applicable terms and conditions of the agreements, instruments, certificates, orders and other documents relating to the pledge and escrow procedures. Pursuant to the pledge and escrow procedures, upon receipt of evidence from the Custodian that the Pledged Shares have been blocked in pledge for Amalgamation Sub’s benefit, the Closing will occur, subject to the applicable conditions to the closing of the Amalgamation having been satisfied or waived. See “The Amalgamation—Pledge and Escrow Procedures.” The obligations of the parties to effect the Closing and cause the Amalgamation to be consummated are subject to the following mutual conditions having been satisfied or waived:

•	the Initial Closing shall have occurred;

•	certain actions set forth in the pledge and escrow procedures shall have been completed in all material respects;

•	the Pledged Shares remaining blocked in pledge with the Custodian as of the Closing; and

•	there being no law, regulation, judgment, injunction, order or decree of any competent governmental entity prohibiting or enjoining the Amalgamation or having the effect of making the Amalgamation illegal.

We will not be obligated to effect the Closing and cause the Amalgamation to be consummated unless Buyer and Amalgamation Sub have performed in all material respects each of its agreements and covenants contained in or contemplated by the Transaction Agreement that are required to be performed by them following the Initial Closing and at or prior to the effective time of the Amalgamation.

Buyer and Amalgamation Sub will not be obligated to effect the Closing and cause the Amalgamation to be consummated unless we have performed in all material respects each of our agreements and covenants required to be performed by us following the Initial Closing and at or prior to the effective time of the Amalgamation.

Pursuant to the Transaction Agreement, the condition that the shares remain blocked in pledge at the Closing will not be available to a party whose failure (or whose affiliate’s failure) to perform, in all material respects, any of such party’s or such party’s affiliate’s covenants or agreements with respect to the pledge and escrow procedures has been the cause of, or resulted in, the effective time of the Amalgamation not having occurred on or before such time that the Pledged Shares no longer remain blocked in pledge with the Custodian (a “Failure to Act”). In addition, if the Pledged Shares shall, after having been blocked in pledge, cease to remain to be blocked in pledge, or if it should become reasonably certain that the effective time of the Amalgamation will not occur prior to the time that the Pledged Shares will cease to remain to be blocked in pledge, the parties agree to work in good faith to have the Pledged Shares remain blocked in pledge on terms substantially consistent with the terms contemplated by the pledge and escrow procedures and the agreements, instruments, certificates, orders and other documents relating to the pledge and escrow procedures for a period not to exceed three business days from the date the Pledged Shares ceased or are expected to cease, as applicable, to be blocked in pledge, except that a party (Buyer and Amalgamation Sub will be considered one party for these purposes) need not agree to so work in good faith to continue to have the Pledged Shares remain blocked in pledge if the effective time of the Amalgamation has not occurred because of a Failure to Act by the other party or such other party’s affiliates.

Termination of the Transaction Agreement

We and Buyer may mutually agree in writing to terminate the Transaction Agreement.

Either Buyer or we may terminate the Transaction Agreement, if:

•	the Amalgamation has not been consummated by the close of business on December 31, 2006, provided that this right to terminate is not available to any party whose failure to perform, in any material respect, any of such party’s covenants or agreements contained in the Transaction Agreement has been the cause of, or resulted in, the failure of the Amalgamation to occur on or before December 31, 2006;

•	any applicable law or regulation prohibits the consummation of the Amalgamation or otherwise has the effect of making the consummation of the Amalgamation illegal or if any judgment, injunction, order or decree of any competent governmental entity which is then in effect enjoins or otherwise prohibits Buyer or us from consummating the Amalgamation is entered and such judgment, injunction, order or decree shall become final and nonappealable;

•	our shareholders fail to vote in favor of approval of the Amalgamation and approval and adoption of the Transaction Documents at the Special Meeting or at any adjournment thereof, provided that this right to terminate is not available to any party whose failure to perform, in any material respect, any of such party’s covenants or agreements contained in the Transaction Agreement has been the cause of the failure to obtain such shareholder approval; or

•	our board of directors determines to accept a Superior Proposal, provided that we may not terminate in this manner unless our board of directors has materially complied with its obligations described in “The Transaction Agreement—No Solicitation of Transactions” and has paid to Buyer the termination fee.

We may terminate the Transaction Agreement, if:

•	so long as we are not then in material breach of the Transaction Agreement, prior to the Initial Closing, if Buyer breaches any covenant or agreement on its part set forth in the Transaction Agreement, such that Buyer would not be able to perform in all material respects each of its agreements and covenants contained in or contemplated by the Transaction Documents that are required to be performed by Buyer at or prior to the Initial Closing as of the time of such breach; provided, that if such breach is curable through Buyer’s commercially reasonable efforts and for so long as Buyer continues to use such efforts, we may not terminate the Transaction Agreement for such breach unless such breach is not cured by the earlier of (i) 20 days after notice of such breach is given by us to Buyer or (ii) December 31, 2006;

•	so long as we are not then in material breach of the Transaction Agreement, following the Initial Closing, if Buyer breaches any covenant or agreement on its part set forth in the Transaction Agreement, such that Buyer would not be able to perform in all material respects each of its agreements and covenants contained in or contemplated by the Transaction Documents that are required to be performed by Buyer following the Initial Closing and at or prior to the effective time of the Amalgamation as of the time of such breach; provided, that if such breach is curable through Buyer’s commercially reasonable efforts and for so long as Buyer continues to use such efforts, we may not terminate the Transaction Agreement for such breach unless such breach is not cured by the earlier of (i) three days after notice of such breach is given by us to Buyer or (ii) December 31, 2006; or

•	CIT breaches the guarantee agreement, or the guarantee agreement ceases to be in effect or the benefits afforded to us pursuant to the guarantee agreement are materially diminished or compromised; provided, that, subject to Buyer’s compliance with its obligations to provide us with notice of any such breach of the guarantee agreement or the guarantee agreement ceasing to be in effect or the benefits afforded to us pursuant to the guarantee agreement becoming materially diminished, if such breach, cessation or benefits diminution or compromise is curable through the commercially reasonable efforts of CIT and for so long as CIT continues to use such efforts, we may not terminate the Transaction Agreement for such breach, cessation or benefits diminution or compromise unless such breach, cessation or benefits diminution or compromise is not cured by not later than five days after notice of such breach, cessation or benefits diminution or compromise is given by us to Buyer.

Buyer may terminate the Transaction Agreement, if:

•	our board of directors withdraws, modifies or amends in a manner adverse to Buyer its approval or recommendation of the Amalgamation or its recommendation that our shareholders vote for the approval of the Amalgamation and the approval and adoption of the Transaction Documents;

•	so long as Buyer is not then in material breach of the Transaction Agreement, prior to the Initial Closing, if we breach any covenant or agreement on our part set forth in the Transaction Agreement,

such that we would not be able to perform in all material respects each of our agreements and covenants contained in or contemplated by the Transaction Documents that are required to be performed by us at or prior to the Initial Closing as of the time of such breach; provided, that if such breach is curable through our commercially reasonable efforts and for so long as the we continue to use such efforts, the Transaction Agreement may not be terminated by Buyer for such breach unless such breach is not cured by the earlier of (i) 20 days after notice of such breach is given by Buyer to us or (ii) December 31, 2006; or

•	so long as Buyer is not then in material breach of the Transaction Agreement, following the Initial Closing, if we breach any covenant or agreement on our part set forth in the Transaction Agreement, such that the we would not be able to perform in all material respects each of our agreements and covenants contained in or contemplated by the Transaction Documents that are required to be performed by us following the Initial Closing and at or prior to the effective time of the Amalgamation as of the time of such breach; provided, that if such breach is curable through our commercially reasonable efforts and for so long as we continue to use such efforts, the Transaction Agreement may not be terminated by Buyer for such breach unless such breach is not cured by the earlier of (i) three days after notice of such breach is given by Buyer to us or (ii) December 31, 2006.

Fees and Expenses

Termination Fee. We have agreed to pay Buyer a termination fee of $2,000,000 in the following circumstances:

•	if we terminate the Transaction Agreement because we determine to accept a Superior Proposal;

•	if either we or Buyer terminates the Transaction Agreement because the Amalgamation has not been consummated by the close of business on December 31, 2006 and prior to that termination an Acquisition Proposal shall have been made and not bona fidely withdrawn or rejected and, within nine months following such termination, we enter into a definitive agreement for or consummate an Acquisition Proposal, provided, that this obligation to pay Buyer a termination fee would not apply if the Amalgamation has not been consummated by the close of business on December 31, 2006 as a result of certain conditions to our obligations to effect the Initial Closing or to effect the Closing and cause the Amalgamation to occur not having been satisfied prior to that time;

•	if Buyer terminates the Transaction Agreement as a result of a breach by us of any of our covenants or agreements in the Transaction Agreement that would result in the applicable conditions to Buyer’s obligation to effect the Initial Closing or to effect the Closing and cause the Amalgamation to occur not being satisfied as of the time of such breach and prior to that termination an Acquisition Proposal shall have been made and not bona fidely withdrawn or rejected and, within nine months following such termination, we enter into a definitive agreement for or consummate an Acquisition Proposal;

•	if either we or Buyer terminates the Transaction Agreement as a result of our shareholders failing to vote in favor of the approval of the Amalgamation and the approval and adoption of the Transaction Documents at the Special Meeting or at any adjournment thereof and prior to the Special Meeting an Acquisition Proposal shall have been publicly announced and not bona fidely withdrawn or rejected and, within nine months following such termination, we enter into a definitive agreement for or consummate an Acquisition Proposal; and

•	if Buyer terminates the Transaction Agreement as a result of our board of directors having withdrawn or modified or amended in a manner adverse to Buyer our board of directors’ approval or recommendation of the Amalgamation or its recommendation that our shareholders vote for the approval of the Amalgamation and the approval and adoption of the Transaction Documents and at the time our board of directors took such action an Acquisition Proposal shall have been made and not bona fidely withdrawn or rejected, provided, that we would not be obligated to pay the termination fee if such withdrawal, modification or amendment by our board of directors was for a bona fide reason other than the existence of such Acquisition Proposal.

Expenses. Buyer will be obligated to pay for the fees and costs associated with obtaining the approval of the Federal Antimonopoly Service of the Russian Federation of the Amalgamation and any conveyance taxes in connection with the transactions contemplated by the Transaction Agreement. We shall be obligated to pay the fees, costs and expenses of the third parties contemplated to provide services to the parties in connection with the pledge and escrow procedures. However, if the Transaction Agreement is terminated, Buyer will be obligated to either reimburse us directly for any such fees, costs and expenses or we will offset those amounts paid by us against the termination fee if we are obligated to pay the termination fee. Except with respect to the amounts to be paid to Calypso (see “The Amalgamation—Interests of Our Directors and Executive Officers in the Amalgamation”), all other costs and expenses incurred in connection with the Amalgamation will be paid by the party incurring those expenses.

Effect of Termination

If the Transaction Agreement is terminated, it will become void and have no effect with no liability on any party, except that the provisions relating to confidentiality, public announcements and fees and expenses, including the obligation to pay any termination fee, will survive the termination. Termination of the Transaction Agreement will not relieve any party from liability for any breach by that party of the Transaction Agreement.

Amendment, Modification and Waiver

Any provision of the Transaction Agreement may be amended, modified or waived before our shareholders approve and adopt the Transaction Documents if such amendment, modification or waiver is in written form and executed by the appropriate parties. Any provision of the Transaction Agreement may be amended, modified or waived after our shareholders approve and adopt the Transaction Documents only as allowed under applicable law. A failure or delay by any party exercising any right, power or privilege under the Transaction Agreement will not operate as a waiver of that right, power or privilege, and any single or partial exercise of a right, power or privilege under the Transaction Agreement will not preclude other or further exercise of that right, power or privilege.

Governing Law and Dispute Resolution

The Transaction Agreement is governed by New York law. The parties have agreed to submit any dispute arising out of or relating to the Transaction Agreement to binding arbitration. The arbitration proceedings will be conducted in accordance with the International Arbitration Rules of the American Arbitration Association and will take place in New York City.

THE AMALGAMATION AGREEMENT

Concurrently with the execution of the Transaction Agreement, we entered into the Amalgamation Agreement with Amalgamation Sub, pursuant to which, and upon the terms and conditions of the Transaction Agreement and the Amalgamation Agreement, and in accordance with the Companies Act, we and Amalgamation Sub will amalgamate under Bermuda law. The Amalgamation Agreement will terminate automatically upon termination of the Transaction Agreement in accordance with its terms.

MARKET PRICE OF OUR COMMON SHARES

As of October 1, 2006, we had an aggregate of 5,673,311 Common Shares issued and outstanding. Our Common Shares are not listed on any securities exchange. Our Common Shares are traded on the OTC Bulletin Board under the symbol “HRBGF.OB.” The following table sets forth, for the calendar periods indicated, the high and low bid quotations for our Common Shares, as reported by the OTC Bulletin Board and the quarterly cash dividends declared per Common Share for the periods indicated. The prices presented are inter-dealer prices, and do not include retail mark-ups and mark-downs or any commission to the broker-dealer. The prices may not necessarily reflect actual transactions:

	High	Low	Dividend
Fiscal Year Ended December 31, 2004
First Quarter	$10.75	$7.75	—
Second Quarter	$10.00	$9.50	—
Third Quarter	$9.80	$9.25	—
Fourth Quarter	$10.50	$8.75	$0.69
Fiscal Year Ended December 31, 2005
First Quarter	$9.40	$8.50	—
Second Quarter	$9.19	$8.75	—
Third Quarter	$10.20	$8.85	—
Fourth Quarter	$9.10	$8.60	$0.135
Fiscal Year Ended December 31, 2006
First Quarter	$10.00	$8.95	—
Second Quarter	$9.55	$8.90	—
Third Quarter	$11.10	$8.20	—
Fourth Quarter (through October 5, 2006)	$11.07	$10.95	—

The following table sets forth the high and low bid quotations for our Common Shares, as reported by the OTC Bulletin Board on August 17, 2006, the last full trading day before the public announcement of the Transaction Agreement, and on October 5, 2006, the latest practicable trading day before the printing of this proxy statement:

	High	Low
August 17, 2006	$9.40	$9.40
October 5, 2006	$11.06	$11.03

OWNERSHIP BY CERTAIN BENEFICIAL OWNERS

The following table presents the number of our Common Shares beneficially owned as of October 1, 2006, unless otherwise indicated, by:

•	each person or entity known by us to own more than five percent of our issued and outstanding Common Shares;

•	each of our directors;

•	each of our executive officers; and

•	all of our directors and officers as a group.

Unless otherwise indicated, each person or entity has sole voting and investment power with respect to the Common Shares listed opposite such person’s or entity’s name. Unless otherwise indicated, the percentages set forth below are based upon a total of 5,673,311 Common Shares issued and outstanding as of October 1, 2006.

Beneficial Owner	Number of Shares		Percent of Outstanding Shares
S. Muoio & Co. LLC 509 Madison Avenue, Suite 406 New York, NY 10022	835,991	(1)	14.74%

John F. Cogan, Jr.+ Pioneer Investment Management USA Inc. 60 State Street Boston, MA 02109	803,999	(2)	14.17%

Gabelli Funds, LLC One Corporate Center Rye, NY 10580	751,640	(3)	13.25%

Deutsche Bank AG Taunusanlage 12, D-60325 Frankfurt on Main, Germany	530,004	(4)	9.34%

Citigroup Inc. 425 Park Avenue New York, NY 10043	470,800	(5)	8.30%

W. Reid Sanders+	37,500		*

John H. Valentine+	18,100		*

John D. Curtin Jr.+	17,500		*

Stephen G. Kasnet+	33,333	(6)	*

Donald H. Hunter+	1,051		*

All directors and executive officers of Harbor Global as a group (6 persons)	911,483		16.07%

*	Denotes ownership of less than 1% of our issued and outstanding Common Shares.
+	Denotes a director or executive officer of Harbor Global.
(1)	S. Muoio & Co. LLC exercises shared voting and investment power over these Common Shares. The foregoing is based solely on information provided by the shareholder in Amendment No. 7 to Schedule 13G/A, dated February 13, 2006, and filed with the Securities and Exchange Commission on February 13, 2006 and a Form 4, dated September 7, 2006 and filed with the Securities and Exchange Commission on September 7, 2006.

(2)	Consists of 705,131 Common Shares with respect to which Mr. Cogan exercises sole voting and investment power and 98,868 Common Shares with respect to which Mr. Cogan exercises shared voting and investment power. This information is based solely on information provided by the shareholder in Amendment No. 1 to Schedule 13D, dated December 8, 2000, and filed with the Securities and Exchange Commission on December 8, 2000 as well as a Form 4, dated October 24, 2005, and filed with the Securities and Exchange Commission on October 25, 2005.
(3)	Consists of Common Shares held by a variety of investment advisory and investment company clients, over which Common Shares GAMCO Investors, Inc., Gabelli Funds, LLC, Gabelli Asset Management, Inc. or one of their affiliates exercises sole voting and investment power except that GAMCO Investors, Inc. does not have the power to vote 11,200 Common Shares reported as beneficially owned by it and subject to certain exceptions reported in Amendment No. 1 to Schedule 13D/A, dated March 14, 2003, and filed with the Securities and Exchange Commission on March 14, 2003. This information is based solely on information provided by Gabelli Asset Management Inc. in such Amendment No. 1 to Schedule 13D/A.
(4)	Consists of Common Shares over which Deutsche Bank AG exercises sole voting and investment power. The foregoing is based solely on information provided by the shareholder in Amendment No. 1 to Schedule 13G, dated January 28, 2005, and filed with the Securities and Exchange Commission on January 31, 2005.
(5)	Consists of Common Shares which Citigroup Inc. (“Citigroup”) indirectly beneficially owns, through its holding company structure representing, including: (i) 200,000 Common Shares beneficially owned by Citigroup Financial Products Inc. (“CFP”) over which CFP and Citigroup exercise shared voting and investment power; (ii) 5,800 Common Shares beneficially owned by a subsidiary of Citigroup Global Markets Holdings Inc. (“CGM Holdings”) over which CGM Holdings and Citigroup exercise shared voting and investment power; and (iii) 265,000 Common Shares beneficially owned by certain other subsidiaries of Citigroup over which Citigroup exercises shared voting and investment power. The foregoing is based solely on information provided by Citigroup, CGM Holdings and CFP in Amendment 1 to Schedule 13D, dated November 15, 2004, and filed with the Securities and Exchange Commission on November 15, 2004.
(6)	Consists of 3,353 Common Shares with respect to which Mr. Kasnet exercises sole voting and investment power and 29,980 Common Shares with respect to which Mr. Kasnet exercises shared voting and investment power.

APPRAISAL RIGHTS

Pursuant to and subject to Section 106 of the Companies Act, any of our holders of Common Shares who does not vote in favor of the Transaction Documents and the Amalgamation (whether or not such shareholder attended or was represented at the Special Meeting) and is not satisfied that such holder has been offered fair value for such holder’s Common Shares may apply to the Supreme Court of Bermuda (the “Court”) within one month of the giving of the notice of the Special Meeting of shareholders accompanying this proxy statement to have the fair value of such holder’s Common Shares appraised by the Court. Failing to vote against the approval and adoption of the Transaction Documents and Amalgamation will not in and of itself constitute a waiver of the appraisal rights of a holder of our Common Shares with respect to such proposal. Neither voting against the approval and adoption of the Transaction Documents and the Amalgamation nor abstaining from voting or failing to vote on such proposal will in and of itself satisfy the requirement of applying to the Court to have the fair value of a holder’s Common Shares appraised by the Court under Bermuda law. The “fair value” of our Common Shares as appraised by the Court may be more than, less than or equal to the Amalgamation consideration being offered by Buyer. Pursuant to Section 106 of the Companies Act, within one month of the Court appraising the fair value of such Common Shares, we will be entitled either to pay the dissenting shareholder an amount equal to the value of such Common Shares as appraised by the Court, or if the Amalgamation has not been completed prior to such date, to terminate the Amalgamation, which could be done only in accordance with the terms of the Transaction Agreement (the Transaction Agreement does not provide for a separate termination right in the event appraisal rights are exercised by our shareholders).

The costs of an application to the Court to appraise the value of a dissenting shareholder’s Common Shares are to be borne as determined in the discretion of the Court. The Companies Act provides that where the Court has appraised a shareholder’s Common Shares, an appraisal by the Court cannot be appealed. If you want to assert appraisal rights, you must comply with the requirements of section 106 of the Companies Act, a copy of which is included as Appendix C to this proxy statement. You are encouraged to read these provisions carefully and in their entirety. If you are considering seeking an appraisal of your Common Shares, you may wish to consult an attorney.

Pursuant to the Transaction Agreement, Common Shares held by a shareholder who has properly exercised such shareholder’s appraisal rights within one month of the giving of the notice of the Special Meeting will be afforded those rights as are granted by Section 106 of the Companies Act. If such shareholder withdraws the right to receive payment of fair value pursuant to and subject to section 106 of the Companies Act, such holder’s Common Shares will be deemed to have been converted as of the effective time of the Amalgamation into the right to receive the Amalgamation consideration in accordance with the terms of the Transaction Agreement. We have agreed to give Buyer notice of the existence of any dissenting shareholders, attempted withdrawals of applications to the Court for appraisal of the fair value of our Common Shares and any other instruments served pursuant to the Companies Act and received by us relating to a shareholder’s appraisal rights. Pursuant to the Transaction Agreement, we must give Buyer the opportunity to participate in and direct all negotiations with respect to any appraisal demands. We have agreed not to make any payment with respect to any appraisal demands, or settle or offer to settle any appraisal demands, without Buyer’s prior written consent.

As with our U.S. shareholders who receive the Amalgamation consideration of $11.5663 per Common Share in cash, for U.S. federal income tax purposes, our U.S. shareholders who receive cash for their Common Shares after exercising appraisal rights will recognize taxable gain or loss. See “The Amalgamation—Material U.S. Federal Income Tax Consequences of the Amalgamation.”

HOUSEHOLDING

The Securities and Exchange Commission has implemented a rule permitting companies and brokers, banks or other intermediaries to deliver a single copy of this proxy statement to households at which two or more beneficial owners reside. Beneficial owners sharing an address who hold their Common Shares in “street name” and who have been previously notified by their broker, bank or other intermediary and have consented to householding, either affirmatively or implicitly by not objecting to householding, will receive only a single copy of this proxy statement.

If you hold your shares in your own name as a holder of record, householding will not apply to your shares.

Beneficial owners who reside at a shared address at which a single copy of this proxy statement is delivered may obtain a separate copy of this proxy statement without charge by sending a written request to Harbor Global Company Ltd., One Faneuil Hall Marketplace, Boston, Massachusetts 02109, Attention: Donald H. Hunter, Chief Operating Officer and Chief Financial Officer, or by calling us at (617) 878-1600. We will promptly deliver a copy of this proxy statement upon request.

Not all brokers, banks or other intermediaries offer beneficial owners the opportunity to participate in householding. If you want to participate in householding and eliminate duplicate mailings in the future, you must contact your broker, bank or other intermediary directly. Alternatively, if you want to revoke your consent to householding and receive a separate copy of this proxy statement for each beneficial owner sharing your address, you must contact your broker, bank or other intermediary to revoke your consent.

SUBMISSION OF SHAREHOLDER PROPOSALS

If the Amalgamation is completed, there will be no public participation in any future meetings of our shareholders. If the Amalgamation is not completed, our shareholders will continue to be entitled to attend and participate in our shareholder meetings so long as they own our Common Shares as of the close of business on the record date for such meetings. Pending consummation of the amalgamation, we do not currently intend to conduct any further annual meetings of shareholders. However, we are obligated under Bermuda law to hold our 2006 annual meeting of shareholders by no later than December 29, 2006. Accordingly, depending on the expected timing for consummation of the Amalgamation, we may set a date for our 2006 annual general meeting of shareholders and begin the process of calling and holding that meeting in case the Amalgamation does not close by December 29, 2006.

If we hold a 2006 annual general meeting of shareholders, you will be entitled to attend and participate in that meeting so long as you own our Common Shares as of the applicable time on the record date for such meeting. Since we do not currently anticipate holding a 2006 annual general meeting of shareholders, we have not yet set a date for that meeting. Whether or not shareholders will be able to submit proposals for inclusion in our proxy statement for the 2006 annual general meeting of shareholders will depend on the date we set, if any, for that meeting. If the date of the annual general meeting of shareholders is on or before November 24, 2006, under the rules and regulations of the Securities and Exchange Commission, the deadline for submission of a shareholder proposal for consideration for inclusion in our proxy statement for our 2006 annual general meeting of shareholders had to be received by us by May 23, 2006 and otherwise satisfy the conditions established by the Securities and Exchange Commission. Alternatively, if the date of the annual general meeting is after November 24, 2006, under the rules and regulations of the Securities and Exchange Commission, the deadline for submission of a shareholder proposal for consideration for inclusion in our proxy statement for our 2006 annual general meeting of shareholders will be a reasonable time before we start to print and mail our proxy statement.

In accordance with our bye-laws, if we hold a 2006 annual general meeting of shareholders, proposals of shareholders intended for presentation at that meeting (but not intended to be included in our proxy statement for the meeting) had to have been made by a shareholder of record who had given notice of the proposal to our

Secretary at our principal executive offices no earlier than July 27, 2006 and no later than August 26, 2006. The notice had to contain certain information as specified in our bye-laws. Any such proposal received after August 26, 2006 will not be considered “timely” for purposes of Rule 14a-4(c)(1) of the federal proxy rules, and the proxies designated by us for such meeting will have discretionary authority to vote with respect to any such proposal.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational filing requirements of the U.S. Securities Exchange Act of 1934, as amended, and, in accordance therewith, are required to file periodic reports, proxy statements and other information with the Securities and Exchange Commission relating to our business, financial condition and other matters. Such reports, proxy statements and other information are available for inspection at the public reference facility maintained by the Securities and Exchange Commission at Room 1580, 100 F Street, N.E., Washington, D.C. 20549. Copies of such materials may also be obtained by mail, upon payment of the Securities and Exchange Commission’s customary fees, by writing to the Securities and Exchange Commission’s principal office at 100 F Street, N.E., Washington, D.C. 20549. You may obtain written information about the operation of the public reference room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The materials filed by us with the Securities and Exchange Commission are also available on the Securities and Exchange Commission’s website at http://www.sec.gov.

The Securities and Exchange Commission allows us to “incorporate by reference” information into this proxy statement. This means that we can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is considered to be part of this proxy statement, and later information filed with the Securities and Exchange Commission will update, supplement and supersede, as applicable, the information in this proxy statement to the extent incorporated herein.

We incorporate by reference each document we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the U.S. Securities Exchange Act of 1934, as amended, after the date of this proxy statement and prior to final adjournment of the Special Meeting.

You should rely only on the information contained in or incorporated by reference into this proxy statement. We have not authorized anyone to give any information different from the information contained in or incorporated by reference into this proxy statement. This proxy statement is dated October 6, 2006. You should not assume that the information contained in this proxy statement is accurate as of any later date, and the mailing of this proxy statement to you shall not create any implication to the contrary.

A copy of our reports and other documents filed with the Securities and Exchange Commission and any documents incorporated by reference may be obtained free of charge upon written request by a shareholder to Harbor Global Company Ltd., One Faneuil Hall Marketplace, Boston, Massachusetts 02109, Attention: Donald H. Hunter, Chief Operating Officer and Chief Financial Officer, or by calling us at (617) 878-1600. If you request any documents from us, we will mail them to you by first class mail or other equally prompt means within one business day after we receive your request.

If you have any questions about this proxy statement, the Special Meeting or the Amalgamation, you should contact:

Georgeson Inc.

17 State Street

New York, NY 10004

Toll free: 1-866-857-8745

This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

APPENDIX A

EXECUTION COPY

AGREEMENT AND PLAN OF AMALGAMATION

by and among

HARBOR GLOBAL COMPANY LTD.,

ISVIAS TRADING LIMITED

and

NAMREDIPS LTD.

Dated as of August 18, 2006

A-i

A-ii

Page

ARTICLE IX CONDITIONS

SECTION 9.1	Conditions to Each Party’s Obligations to Effect the Initial Closing	A-31
SECTION 9.2	Conditions to the Company’s Obligations to Effect the Initial Closing	A-32
SECTION 9.3	Conditions to Buyer’s and Newco’s Obligations to Effect the Initial Closing	A-32
SECTION 9.4	Conditions to Each Party’s Obligations to Effect the Amalgamation	A-33
SECTION 9.5	Conditions to the Company’s Obligations to Effect the Amalgamation	A-34
SECTION 9.6	Conditions to Buyer’s and Newco’s Obligations to Effect the Amalgamation	A-34

ARTICLE X TERMINATION

SECTION 10.1	Termination	A-34
SECTION 10.2	Effect of Termination	A-36
SECTION 10.3	Fees and Expenses	A-37

ARTICLE XI MISCELLANEOUS

SECTION 11.1	Notices	A-38
SECTION 11.2	Survival of Representations and Warranties	A-39
SECTION 11.3	Interpretation	A-39
SECTION 11.4	Company Disclosure Schedule	A-40
SECTION 11.5	Amendments, Modification and Waiver	A-40
SECTION 11.6	Successors and Assigns	A-41
SECTION 11.7	Specific Performance; Remedies	A-41
SECTION 11.8	Governing Law	A-42
SECTION 11.9	Severability	A-42
SECTION 11.10	Third Party Beneficiaries	A-43
SECTION 11.11	Entire Agreement	A-43
SECTION 11.12	Dispute Resolution; Consent to Jurisdiction	A-43
SECTION 11.13	Counterparts; Effectiveness	A-44

EXHIBIT A	Form of Amalgamation Agreement
EXHIBIT B	Guarantee
EXHIBIT C	Pledge and Escrow Procedures
EXHIBIT D	Form of Calypso Amendment
EXHIBIT E	Post-Closing Expenditures
EXHIBIT F-1	Form of Opinion of Clifford Chance LLP
EXHIBIT F-2	Form of Opinion of Cox Hallett Wilkinson
EXHIBIT G	Form of Call Option Exercise Notice

A-iii

Table of Defined Terms

Term	Page No.
AAA	A-43
Acquisition Proposal	A-24
Active Subsidiary	A-10
Administration and Liquidation Agreement	A-6
Agreement	A-1
Amalgamated Company	A-2
Amalgamation	A-1
Amalgamation Agreement	A-1
Amalgamation Consideration	A-3
Bermuda Act	A-1
Board	A-1
Buyer	A-1
Buyer Material Adverse Effect	A-18
Buyer’s Representatives	A-23
Calypso	A-6
Calypso Agreement	A-7
Calypso Amendment	A-7
Calypso Payment	A-7
Closing	A-2
Closing Date	A-2
Code	A-5
Company	A-1
Company Common Shares	A-3
Company Disclosure Schedule	A-7
Company Material Adverse Effect	A-7
Company Proxy Statement	A-22
Company SEC Documents	A-11
Company Securities	A-10
Confidentiality Agreement	A-23
Continuing Employees	A-30
Conveyance Taxes	A-27
Copyrights	A-17
Costs	A-26
Depositary	A-4
Director Plan	A-10
Dissenting Shareholder	A-4
Dissenting Shares	A-4
Effective Time	A-3
Environmental Laws	A-15
Escrow Agent	A-4
Escrow Agreement	A-4
Escrow Fund	A-4
Escrowed Amalgamation Consideration Amount	A-4

A-iv

Term	Page No.
Exchange Act	A-9
Failure to Act	A-33
FAS	A-25
Fund	A-14
GAAP	A-11
Governmental Entity	A-9
Guarantee	A-1
Guarantor	A-1
Hazardous Materials	A-15
Indemnifiable Claim	A-26
Indemnitees	A-26
Initial Closing	A-2
Initial Closing Date	A-2
Intellectual Property	A-17
IP Contracts	A-16
Licenses	A-7
Lien	A-11
New York Courts	A-44
Newco	A-1
Outside Termination Date	A-35
Patents	A-17
Person	A-5
PFR	A-28
Plans	A-13
Pledge and Escrow Procedures	A-2
Pledged Shares	A-33
Post-Closing Expenditures	A-7
Preferred Shares	A-9
Release	A-15
Russian Antimonopoly Law	A-9
SEC	A-11
Software	A-17
Special Meeting	A-22
Subsidiary	A-10
Superior Proposal	A-24
Tax Return	A-13
Taxes	A-13
Taxing Authority	A-13
Termination Fee	A-37
Trade Secrets	A-17
Trademarks	A-17

A-v

AGREEMENT AND PLAN OF AMALGAMATION

AGREEMENT AND PLAN OF AMALGAMATION, dated as of August 18, 2006 (this “Agreement”), by and among Harbor Global Company Ltd., a Bermuda limited duration company (the “Company”), Isvias Trading Limited, a company incorporated under the laws of the Republic of Cyprus (“Buyer”), and Namredips Ltd., a Bermuda company and a wholly owned subsidiary of Buyer (“Newco”).

W I T N E S S E T H

WHEREAS, the Board of Directors of the Company or any committee thereof (the “Board”), and the Boards of Directors of Buyer and Newco, each have, in light of and subject to the terms and conditions set forth herein, approved this Agreement, the Amalgamation Agreement (as defined herein) and the transactions contemplated hereby and thereby, including the amalgamation of the Company and Newco (the “Amalgamation”), and the Board and the Board of Directors of Newco have declared this Agreement and the Amalgamation Agreement advisable and in the best interests of each respective company on substantially the terms and conditions set forth herein; and

WHEREAS, the Company and Newco wish to amalgamate pursuant to the provisions of the Companies Act of 1981 Bermuda, as amended (the “Bermuda Act”), and continue as a Bermuda exempted company upon the terms and subject to the conditions of this Agreement and the Amalgamation Agreement; and

WHEREAS, Buyer, as the sole shareholder of Newco, has approved this Agreement, the Amalgamation Agreement and the Amalgamation, in its capacity as such; and

WHEREAS, simultaneously with the execution and delivery of this Agreement by the parties hereto, the Company and Newco have executed and delivered the Amalgamation Agreement, dated as of the date hereof, substantially in the form attached hereto as Exhibit A (the “Amalgamation Agreement”); and

WHEREAS, simultaneously with the execution and delivery of this Agreement by the parties hereto, CIT Finance Investment bank, a company incorporated under the laws of the Russian Federation (the “Guarantor”) and the parent company of Buyer, and the Company have executed and delivered the Guarantee Agreement, dated as of the date hereof, substantially in the form attached hereto as Exhibit B (the “Guarantee”).

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements hereafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

THE AMALGAMATION

SECTION 1.1 The Amalgamation. Upon the terms and subject to the conditions of this Agreement and the Amalgamation Agreement, and in accordance with the Bermuda Act, at the Effective Time (as defined herein), the Amalgamation shall be effected and the Company and Newco shall continue as a Bermuda exempted company as a result of the Amalgamation (sometimes hereinafter referred to as the “Amalgamated Company”). At the Effective Time, the effect of the Amalgamation shall be as provided in the applicable provisions of the Bermuda Act. The Amalgamated Company shall continue to be governed by the laws of Bermuda and operate under the name of NHG Ltd.

SECTION 1.2 Initial Closing; Certain Actions Following the Initial Closing.

(a) The initial closing of the Amalgamation (the “Initial Closing”) shall take place (a) at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, One Beacon Street, Boston, Massachusetts, as soon as practicable on the date of the Special Meeting (as defined herein) following the completion of the Special Meeting, subject to the satisfaction or waiver by the party or parties entitled to the benefit thereof of each of the conditions set forth in Sections 9.1, 9.2 and 9.3 hereof (other than those conditions that by their nature are to be satisfied at the Initial Closing, but subject to the satisfaction or waiver of those conditions), and otherwise, as soon as practicable thereafter following such satisfaction or waiver or (b) at such other place and time and/or on such other date as the Company and Buyer may agree (the “Initial Closing Date”).

(b) Following the Initial Closing, Buyer, Newco and the Company shall as promptly as practicable take, or cause to be taken, to the extent not already taken, the actions set forth in Steps III, IV and V in the exhibit attached hereto as Exhibit C (the “Pledge and Escrow Procedures”), subject to the terms and conditions of the agreements, instruments, certificates, orders and other documents relating thereto. All costs, fees and expenses in connection with the Pledge and Escrow Procedures and the transactions contemplated thereby shall be borne and payable by the parties as provided in Section 10.3 hereof.

SECTION 1.3 Closing. The closing of the Amalgamation (the “Closing”) shall take place (a) at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, One Beacon Street, Boston, Massachusetts, as soon as practicable but in no event later than 10:00 a.m. Boston time on the second business day after the date on which each of the conditions set forth in Sections 9.4, 9.5 and 9.6 hereof (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) have been satisfied or waived by the party or parties entitled to the benefit of such conditions or (b) at such other place and time and/or on such other date as the Company and Buyer may agree (the “Closing Date”). At the Closing, in addition to actions required to be taken or anticipated to be taken at or prior to the Closing, Buyer, Newco and the Company shall take, or cause to be taken, to the extent not already taken, the actions set forth in Step VI of the Pledge and Escrow Procedures, subject to the terms and conditions of the agreements, instruments, certificates, orders and other documents relating thereto.

SECTION 1.4 Effective Time. As promptly as practicable on the Closing Date following the Closing, the Company, Buyer and Newco will cause the Amalgamation to be consummated by filing the memorandum of association of the Amalgamated Company, as set forth in the Amalgamation Agreement, and all other documents required by Section 108 of the Bermuda Act with the Registrar of Companies in Bermuda in accordance with the Bermuda Act. As used herein, the term “Effective Time” means the date and time the Amalgamation shall become effective pursuant to the Bermuda Act.

SECTION 1.5 Memorandum of Association. The memorandum of association of the Amalgamated Company shall be as set forth in the Amalgamation Agreement.

SECTION 1.6 Bye-laws. The bye-laws of the Amalgamated Company shall be as set forth in the Amalgamation Agreement.

SECTION 1.7 Directors and Officers. From and after the Effective Time, the directors of Newco as of immediately prior to the Effective Time shall be the initial directors of the Amalgamated Company and the officers of Newco as of immediately prior to the Effective Time shall be the initial officers of the Amalgamated Company, in each case, until their respective successors are duly elected or appointed and qualified in accordance with applicable law and the bye-laws of the Amalgamated Company.

ARTICLE II

THE EFFECT OF THE AMALGAMATION

ON CAPITAL; EXCHANGE OF CERTIFICATES

SECTION 2.1 Effect on Capital. Pursuant to the terms of this Agreement and the Amalgamation Agreement, at the Effective Time, and by virtue of the Amalgamation and without any action on the part of the Company, Buyer or Newco or the holder of any Company Common Shares (as defined herein):

(a) Conversion of Company Common Shares. Each common share, par value $.0025 per share, of the Company (the “Company Common Shares”), issued and outstanding immediately prior to the Effective Time (other than Company Common Shares cancelled pursuant to Section 2.1(c) and, subject to Section 2.1(d), Dissenting Shares (as defined herein)) shall be cancelled and extinguished and converted into the right to receive, without interest, $11.5663 per share in cash (the “Amalgamation Consideration”). As a result of the Amalgamation, at the Effective Time, each holder of a Company Common Share immediately prior to the Effective Time shall cease to have any rights with respect thereto, except (i) the right to receive the Amalgamation Consideration payable in respect of the Company Common Shares, subject to the terms and conditions hereof, or (ii) in the case of a holder of Dissenting Shares, the rights set forth in Section 2.1(d).

(b) Share Capital of Newco. Each common share of Newco issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued and fully paid common share, par value US$1.00, of the Amalgamated Company.

(c) Cancellation of Certain Company Shares. Each Company Common Share registered in the name of Buyer, Newco or any direct or indirect Subsidiary (as defined herein) of the Company, Buyer or Newco immediately prior to the Effective Time shall not be converted into the right to receive the Amalgamation Consideration and shall be cancelled and extinguished without any conversion thereof and no Amalgamation Consideration or other consideration or payment shall be delivered therefor or in respect thereto.

(d) Dissenting Shares. Each Company Common Share held by a dissenting shareholder for the purposes of Section 106 of the Bermuda Act (a “Dissenting Shareholder”) shall not be converted into the right to receive the Amalgamation Consideration, and shall be cancelled and extinguished and converted into the right to receive payment of fair value pursuant to and subject to Section 106 of the Bermuda Act (such shares, the “Dissenting Shares”); provided that if a Dissenting Shareholder withdraws such claim, such holder’s right to receive payment of fair value shall be deemed to have been converted as of the Effective Time into the right to receive the Amalgamation Consideration in accordance with Section 2.1(a). The Company shall give Buyer notice of the existence of any Dissenting Shareholders, attempted withdrawals of applications to the Supreme Court of Bermuda for appraisal of the fair value of the Company Common Shares and any other instruments served pursuant to the Bermuda Act and received by the Company relating to any Dissenting Shareholder’s rights to be paid the fair value of such Dissenting Shareholder’s Company Common Shares, as provided in Section 106 of the Bermuda Act. The Company shall give Buyer the opportunity to participate in and direct all negotiations with respect to any such demands for appraisal. The Company shall not, except with the prior written consent of Buyer, make any payment with respect to any such demands for appraisal, or settle or offer to settle any such demands for appraisal.

SECTION 2.2 Surrender and Payment.

(a) Prior to the Effective Time, Buyer shall appoint a depositary (the “Depositary”) for the purpose of exchanging certificates representing Company Common Shares for the Amalgamation Consideration. The Depositary shall at all times be a United States commercial bank having a combined capital and surplus of at least $500,000,000. Pursuant to the terms of the Escrow Agreement to be entered into pursuant to the Pledge and Escrow Procedures between the Escrow Agent, Buyer and the Company (the “Escrow Agreement”), by no later than immediately prior to the Effective Time, Buyer and the Company shall instruct the escrow agent (the “Escrow Agent”) under the Escrow Agreement to deposit with the Depositary $65,618,962 in cash (the “Escrowed Amalgamation Consideration Amount”) from the assets then currently held in the escrow fund relating to the Escrow Agreement (the “Escrow Fund”) and to pay to Buyer any amounts remaining in the Escrow Fund after payment of the Escrowed Amalgamation Consideration Amount and the Calypso Payment (as defined herein). By no later than immediately prior to the Effective Time, Buyer shall deposit with the Depositary cash in an amount in excess of the Escrowed Amalgamation Consideration Amount necessary, when combined with the Escrowed Amalgamation Consideration Amount, for payment of the Amalgamation Consideration as provided in Section 2.1 upon surrender of a certificate or certificates that immediately prior to the Effective Time represented outstanding Company Common Shares in the manner provided in this Section 2.2. Promptly after the Effective Time, Buyer will send, or will cause the Depositary to send, but in no event later than five business days after the Effective Time, to each holder of record of Company Common Shares at the

Effective Time a letter of transmittal for use in such exchange (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the certificates representing Company Common Shares to the Depositary) and instructions for use in effecting the surrender of Company Common Shares in exchange for the Amalgamation Consideration.

(b) Each holder of Company Common Shares that have been converted into a right to receive the Amalgamation Consideration, upon surrender to the Depositary of a certificate or certificates properly representing such Company Common Shares, together with a properly completed letter of transmittal covering such Company Common Shares, will be entitled to receive the Amalgamation Consideration payable in respect of such Company Common Shares. Until so surrendered, each such certificate shall, after the Effective Time, represent for all purposes, only the right to receive such Amalgamation Consideration.

(c) If any portion of the Amalgamation Consideration is to be paid to a Person (as defined herein) other than the registered holder of the Company Common Shares represented by the certificate or certificates surrendered in exchange therefor, it shall be a condition to such payment that the certificate or certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Depositary any transfer or other Taxes (as defined herein) required as a result of such payment to a Person other than the registered holder of such Company Common Shares or establish to the satisfaction of the Depositary that such Tax (as defined herein) has been paid or is not payable. Buyer or the Depositary shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement such amounts as Buyer or the Depositary are required to deduct and withhold under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign tax law, with respect to the making of such payment. To the extent that amounts are so withheld by Buyer or the Depositary, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made by Buyer or the Depositary. For purposes of this Agreement, “Person” means any natural person, firm, individual, company, corporation, limited liability company, partnership, association, joint venture, company, business trust, trust or any other entity or organization, whether incorporated or unincorporated, including a Governmental Entity (as defined herein).

(d) After the Effective Time, the register of members of the Company shall be closed, and no transfer of Company Common Shares shall thereafter be made.

(e) Any portion of the Amalgamation Consideration deposited with the Depositary pursuant to Section 2.2(a) that remains unclaimed by the holders of Company Common Shares six months after the Effective Time shall be returned to the Amalgamated Company, upon demand, and any such holder who has not exchanged his, her or its Company Common Shares for the Amalgamation Consideration in accordance with this Section 2.2 prior to that time shall thereafter look only to the Amalgamated Company (subject to applicable abandoned property, escheat or similar laws) and only as a general creditor thereof for payment of the Amalgamation Consideration in respect of his, her or its Company Common Shares. Notwithstanding the foregoing, Buyer, the Company and the Amalgamated Company shall not be liable to any holder of Company Common Shares for any amount paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of Company Common Shares on the day immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by applicable law, become the property of the Amalgamated Company free and clear of any claims or interest of any Person previously entitled thereto.

(f) Depositary shall invest any cash deposited with it by or on behalf of Buyer pursuant to Section 2.2(a), as directed by Buyer, in (i) direct obligations of the United States of America, (ii) obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of all principal and interest or (iii) highly liquid debt securities (including commercial paper) having the highest rating by any United States nationally recognized statistical rating organization and not subject to any restriction on transfer under contract or applicable law. Any interest or other income resulting from such investments shall be payable to Buyer. Subject to Section 2.2(e) hereof, Buyer shall promptly deposit cash in amounts necessary to offset net losses recognized on investments made pursuant to this Section 2.2(f) so that the Depositary shall at all times have cash in amounts necessary for payment of the Amalgamation Consideration as provided in Section 2.1 upon surrender of a certificate or certificates that immediately prior to the Effective Time represented outstanding Company Common Shares in the manner provided in this Section 2.2.

SECTION 2.3 Lost Certificates. If any certificate representing Company Common Shares shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed and, if required by the Amalgamated Company, the posting by such Person of a bond, in such reasonable amount as the Amalgamated Company may direct, as indemnity against any claim that may be made against it with respect to such certificate, the Depositary will pay in exchange for such lost, stolen or destroyed certificate the Amalgamation Consideration to which the holder thereof is entitled pursuant to this Article II.

SECTION 2.4 Equitable Adjustment Provision. In the event that the Company changes the number of Company Common Shares, or securities convertible or exchangeable into or exercisable for Company Common Shares, issued and outstanding prior to the Effective Time as a result of a share consolidation, reclassification, share split (including a reverse split), share dividend or distribution, recapitalization, amalgamation, merger, subdivision, issuer tender or exchange offer, or other similar transaction having a record date on or after the date hereof and prior to the Effective Time, the Amalgamation Consideration shall be equitably adjusted.

ARTICLE III

PAYMENTS TO CALYPSO MANAGEMENT LLC

SECTION 3.1 Calypso Agreement. In accordance with the Amended and Restated Administration and Liquidation Agreement, effective as of July 10, 2003, by and between Calypso Management LLC (“Calypso”) and the Company (the “Administration and Liquidation Agreement”), as to be further amended substantially in the form attached hereto as

Exhibit D (the “Calypso Amendment”) by no later than the Initial Closing Date with an effective time no later than the Effective Time (the Administration and Liquidation Agreement as so amended by the Calypso Amendment, the “Calypso Agreement”), pursuant to the terms of the Escrow Agreement, Buyer and the Company shall instruct the Escrow Agent to pay out of the Escrow Fund at the Closing $5,380,783 in cash to Calypso (the “Calypso Payment”) by wire transfer of immediately available funds to the account or accounts to be designated by Calypso in writing to the Escrow Agent at least two business days prior to the Closing Date. At the Closing, Buyer shall pay Calypso by wire transfer in immediately available funds to the account or accounts designated by Calypso pursuant to the preceding sentence, cash in an amount sufficient to cover any deficiency in the amount paid by the Escrow Agent to Calypso pursuant to this Section 3.1 for the Calypso Payment so that, after such payments by the Escrow Agent and Buyer, Calypso shall receive the entire amount of the Calypso Payment at the Closing. The parties hereto expressly agree that Calypso shall be a third party beneficiary of this Section 3.1.

SECTION 3.2 Post-Closing Expenditures. Buyer shall pay at the Closing an amount equal to the aggregate of the amounts and for the matters reflected on Exhibit E attached hereto (the “Post-Closing Expenditures”) in cash to Calypso by wire transfer of immediately available funds to the account or accounts to be designated by Calypso in writing to Buyer at least two business days prior to the Closing Date. Calypso shall pay, or cause to be paid, out of the funds paid to it by Buyer pursuant to the preceding sentence, such Post-Closing Expenditures in the ordinary course of business. The parties hereto expressly agree that Calypso and any current or former shareholders of the Company, to the extent such shareholders may reasonably be contemplated to benefit from any of the matters included in the Post-Closing Expenditures, shall be third party beneficiaries of this Section 3.2.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth on the disclosure schedule previously delivered by the Company to Buyer, which identifies exceptions by the Section or subsection of this Agreement to which an entry thereto relates, except to the extent applicability to another Section or subsection is reasonably apparent (the “Company Disclosure Schedule”), the Company hereby represents and warrants to each of Buyer and Newco as follows:

SECTION 4.1 Corporate Existence and Power. The Company is a limited duration company, validly existing and in good standing under the laws of Bermuda, and has all corporate power and authority and all governmental licenses, authorizations, consents and approvals (collectively, “Licenses”) required to carry on its business as now conducted except for failures to have any such License which would not, individually or in the aggregate, have a Company Material Adverse Effect (as defined herein). The Company is duly qualified to do business as a foreign company and is in good standing in each jurisdiction where the character of the property owned, leased or operated by it or the nature of its activities makes such qualification necessary, except in such jurisdictions where failures to be so qualified would not, individually or in the aggregate, have a Company Material Adverse Effect. As used herein, the term “Company Material Adverse Effect” means an event, circumstance, change or effect that has had or is reasonably likely to have a material adverse effect on the condition (financial or otherwise), business, assets or results of operations of the Company and its Subsidiaries, taken as a whole, or on the ability of the Company to perform its obligations hereunder; provided, however, that a Company Material Adverse Effect shall not include any event, circumstance, change or effect resulting from, alone or in combination: (a) any change or effect in general economic conditions in the United States or Russia, in worldwide capital markets or capital market conditions in the United States or Russia or in the asset or investment management industries in Russia, provided that such change or event does not have a substantially disproportionate impact on the Company and its Subsidiaries, taken as a whole, as compared to other participants in the Russian industries in which the Company and its Subsidiaries conduct their businesses, (b) any change in law or regulation in the Russian Federation, or the application, implementation or enforcement of any such law or regulation by any Governmental Entity, or adoption of any rule by a Russian Governmental Entity, including, in each case, any such change, application, implementation, enforcement or adoption which may have retroactive effect, provided that such change, application, implementation, enforcement or adoption does not have a substantially disproportionate impact on the Company and its Subsidiaries, taken as a whole, as compared to other participants in the Russian industries in which the Company and its Subsidiaries conduct their businesses, and provided further that the exception contemplated by this clause (b) shall not be applicable if such application, implementation, enforcement or adoption would have a highly detrimental effect on the financial health of the Company and its Subsidiaries, taken as a whole, (c) any outbreak of hostilities or war or escalations in existing hostilities or war or acts of terrorism, provided that such outbreak, escalations, or acts do not have a substantially disproportionate impact on the Company and its Subsidiaries, taken as a whole, as compared to other participants in the Russian industries in which the Company and its Subsidiaries conduct their businesses, and provided further that the exception contemplated by this clause (c) shall not be applicable if such outbreak, escalations, or acts would have a highly detrimental effect on the financial health of the Company and its Subsidiaries, taken as a whole, (d) any change in the trading prices or trading volume of the Company Common Shares, provided that such exclusion shall not apply to any underlying fact, event or circumstance that may have caused or contributed to such change in trading price or trading volume or (e) any change or effect resulting from the announcement of this Agreement, the Amalgamation or the other transactions contemplated hereby. The Company has heretofore made available to Buyer complete and correct copies of the Company’s Memorandum of Association and the Company’s Bye-laws, each as currently in effect.

SECTION 4.2 Corporate Authorization; Binding Agreements. The Company has the requisite corporate power and authority to execute and deliver this Agreement and the Amalgamation Agreement and, subject to approval of the Company’s shareholders as contemplated by Section 6.2 hereof, to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Amalgamation Agreement and the performance of its obligations hereunder and thereunder have been duly and validly authorized by the Board and, other than the approval and adoption of this Agreement by the requisite vote of the Company’s shareholders, no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement or the Amalgamation Agreement. This Agreement and the Amalgamation Agreement have been duly executed and delivered by the Company and constitute, assuming due authorization, execution and delivery of this Agreement and the Amalgamation Agreement by Buyer and Newco, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to (a) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors’ rights and remedies generally and (b) the effect of equitable principles.

SECTION 4.3 No Violations; Consents and Approvals.

(a) Neither the execution and delivery of this Agreement or the Amalgamation Agreement nor the performance by the Company of its obligations hereunder or thereunder will (i) conflict with or result in any breach of any provision of the Company’s Memorandum of Association or the Company’s Bye-laws, each as currently in effect; (ii) except in connection with the Calypso Agreement, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default, or give rise to any right of termination, cancellation or acceleration or obligation, or loss of benefits under any of the terms, conditions or provisions of any note, charge, mortgage, letter of credit, other evidence of indebtedness, guarantee, license, lease or agreement or similar instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or their assets or properties may be bound or (iii) assuming that the filings, registrations, notifications, authorizations, consents and approvals referred to in subsection (b) below have been obtained or made, as the case may be, violate any order, injunction, decree, statute, rule or regulation of any Governmental Entity to which the Company or any of its Subsidiaries is subject, excluding from the foregoing clauses (ii) and (iii) such requirements, conflicts, breaches, defaults, rights, obligations, losses or violations that would not, individually or in the aggregate, have a Company Material Adverse Effect.

(b) No filing or registration with, notification to, or authorization, consent or approval of, any government or any agency, court, tribunal, commission, board bureau, department, political subdivision or other instrumentality of any government (including any regulatory or administrative agency), whether federal, state, multinational (including the Russian Federation), provincial, municipal, local, domestic or foreign (each, a “Governmental Entity”) is required in connection with the execution and delivery of this Agreement or the Amalgamation Agreement by the Company or the performance by the Company of its obligations hereunder or thereunder, except (i) such filings and consents as may be required to be made or obtained pursuant to Section 1.3 hereof or under Bermuda law; (ii) compliance with any applicable requirements of Russian Antimonopoly Law (as defined herein) or any other domestic or foreign laws regulating competition, antitrust, investment or exchange controls; (iii) compliance with any applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and (iv) such other consents, approvals, orders, authorizations, notifications, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, have a Company Material Adverse Effect. For purposes of this Agreement, “Russian Antimonopoly Law” means Russian antimonopoly laws and regulations, including the Federal Law on Protection of Competition at Financial Services Market.

SECTION 4.4 Capitalization. The authorized share capital of the Company consists of 48,000,000 Company Common Shares and 1,000,000 preferred shares, par value US $.01 per share, of the Company (the “Preferred Shares”). As of June 30, 2006, there were (a) 5,673,311 Company Common Shares and (b) no Preferred Shares issued and outstanding. All shares of the Company have been duly authorized and validly issued and are fully paid and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue of such shares). As of June 30, 2006, there were up to 48,000 Company Common Shares authorized for possible issuance pursuant to the Amended and Restated Harbor Global Company Ltd. Non-Employee Director Share Plan (the “Director Plan”). Except for the foregoing, on the date hereof, there are issued and outstanding (i) no shares or other voting securities of the Company, (ii) no securities of the Company or any Subsidiary of the Company convertible into or exchangeable for shares or voting securities of the Company and (iii) no options or other rights to acquire from the Company, and no obligation of the Company to issue, any share capital, voting securities or securities convertible into or exchangeable for share capital or voting securities of the Company (the items in clauses (i), (ii) and (iii) being referred to collectively as the “Company Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities.

SECTION 4.5 Subsidiaries.

(a) Each Subsidiary of the Company that is actively engaged in any business or owns any material assets (each, an “Active Subsidiary”) (i) is a limited liability company, company or corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) has all powers and all Licenses required to carry on its business as now conducted and (iii) is duly qualified to do business as a foreign limited liability company, company or corporation and is in good standing in each jurisdiction where the character of the property owned, leased or operated by it or the nature of its activities makes such qualification necessary, except for failures to be so organized, to be so validly existing, to be in such good standing, to have such powers and Licenses and to be so qualified would not, in the aggregate, have a Company Material Adverse Effect. For purposes of this Agreement, “Subsidiary” means, with respect to any Person, any limited liability company, company, corporation or other legal entity of which such Person owns, directly or indirectly, 50% or more of the issued and outstanding shares or other equity interests, the holders of which are entitled to vote for the election of the board of directors or other comparable governing body of such limited liability company, company, corporation or other legal entity. All Active Subsidiaries and their respective jurisdictions of incorporation are identified in Schedule 4.5(a) of the Company Disclosure Schedule.

(b) All of the issued and outstanding shares of each Subsidiary of the Company are duly authorized, validly issued, fully paid and non-assessable, and such shares are owned by the Company or by a Subsidiary of the Company (other than directors’ qualifying shares and nominal shares held by other Persons as may be required by local law) free and clear of any Liens (as defined herein) or limitation on voting rights; provided, that no representation or warranty is made as to (i) the duly authorized, validly issued, fully paid and non-assessable nature of any shares of any foreign Subsidiary of the Company to the extent such concepts are not recognized by the jurisdiction of incorporation or organization of such foreign Subsidiary and (ii) any shares of a Subsidiary of the Company owned by any Person other than the Company or any Subsidiary of the Company. There are no subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character relating to the issuance, transfer, sale, delivery, voting or redemption (including any rights of conversion or exchange under any issued and outstanding security or other instrument) for any of the share capital or other equity interests of any of such Subsidiaries. There are no agreements requiring the Company or any of its Subsidiaries to make contributions to the capital of, or lend or advance funds to, any Subsidiaries of the Company. For purposes of this Agreement, “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

SECTION 4.6 SEC Documents; Internal Controls.

(a) The Company has filed all reports, proxy statements, forms and other documents required to be filed by it with the Securities and Exchange Commission (“SEC”) since January 1, 2004 (the “Company SEC Documents”). As of their respective dates, and giving effect to any amendments thereto filed with the SEC prior to the date hereof, (i) the Company SEC Documents complied in all material respects with the requirements of the Exchange Act, and the applicable rules and regulations of the SEC promulgated thereunder and (ii) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) To the Company’s Knowledge, there are no material amendments or modifications to any Company SEC Documents filed prior to the date of this Agreement, which are or will be required to be filed with the SEC, but have not yet been filed with the SEC. The Company has timely responded to all comment letters of the Staff of the SEC relating to the Company SEC Documents filed prior to the date of this Agreement, and the SEC has not asserted that any of such responses are inadequate, insufficient or otherwise non-responsive. The Company has heretofore made available to Buyer true, correct and complete copies of all correspondence the Company has had with the SEC since January 1, 2004. To the Company’s Knowledge, none of the Company SEC Documents is the subject of ongoing SEC review.

(c) The Company maintains a system of internal accounting controls with regard to the Company and its Subsidiaries which is sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP; (iii) access to assets is permitted in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

SECTION 4.7 Financial Statements. The financial statements of the Company (including, in each case, any notes and schedules thereto) included in the Company SEC Documents (a) comply as to form in all material respects with all applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (b) are in conformity with generally accepted accounting principles recognized in the United States (“GAAP”), applied on a consistent basis (except in the case of unaudited statements, as permitted by Form 10-Q promulgated pursuant to the Exchange Act) during the periods involved (except as may be indicated in the related notes and schedules thereto) and (c) fairly present, in all material respects, the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end adjustments).

SECTION 4.8 Absence of Undisclosed Liabilities. Except for liabilities and obligations incurred in the ordinary course of business since the date of the most recent consolidated balance sheet included in the Company SEC Documents filed prior to the date hereof, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of the Company and its consolidated Subsidiaries or in the notes thereto except for those that would not, individually or in the aggregate, have a Company Material Adverse Effect.

SECTION 4.9 Information in Company Proxy Statement. The Company Proxy Statement (as defined herein) will comply in all material respects with the relevant provisions of the Exchange Act and will not at the time it or any amendment or supplement thereto is first mailed to the Company’s shareholders and at the time of the meeting of Company’s shareholders in connection with the vote of the Company’s shareholders to be held in connection with the Amalgamation, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading, except that no representation and warranty is made by the Company with respect to statements made in or omitted from the Company Proxy Statement based on information furnished by or on behalf of Buyer or Newco for inclusion in the Company Proxy Statement or for information relating to Buyer, Newco or their respective affiliates which may be required to be included in the Company Proxy Statement but which Buyer and Newco fail to timely provide.

SECTION 4.10 Absence of Material Adverse Changes, etc. Except as contemplated by this Agreement, since December 31, 2005, the Company has not (a) suffered any change constituting a Company Material Adverse Effect; (b) split, combined or reclassified the Company Common Shares or any share capital of any of the Subsidiaries of the Company; or (c) taken any action contemplated by Section 6.1 hereof, except to the extent permitted thereunder.

SECTION 4.11 Taxes.

(a) With respect to the Company and each Subsidiary, except as would not have a Company Material Adverse Effect:

(i) All Tax Returns (as defined herein) required to be filed by or with respect to Taxes are accurate and complete and have been filed in a timely manner (taking into account all lawful extensions of due dates).

(ii) All Taxes, whether or not shown to be due on such filed Tax Returns, have been paid or adequate provision in accordance with GAAP with respect to such Taxes has been made.

(iii) No notice of deficiency or assessment has been received from any Taxing Authority (as defined herein) with respect to liabilities for Taxes that have not been fully paid or finally settled or which are not being contested in good faith.

(iv) No examination or audit of Taxes has been made or is being made by any appropriate Taxing Authority, and no other administrative or judicial proceeding is pending or, to the Company’s Knowledge, threatened with respect to Taxes.

(v) There are no Liens with respect to Taxes upon any of the properties or assets of the Company or its Subsidiaries other than Liens for Taxes not yet due and payable.

(vi) No legally binding agreement between the Company or any of its Subsidiaries and a Taxing Authority is in effect.

(b) Neither the Company nor any Subsidiary: (i) is or has been a party to any transaction or arrangement giving rise to liability under Section 6662 of the Code or a party to a “reportable transaction” within the meaning of Section 6662A of the Code and Treasury Regulations Section 1.6011-4; (ii) has any material liability for Taxes, other than Taxes properly withheld in the ordinary course of business that are not yet due and payable, of any other person except the Company or a Subsidiary; (iii) owns any U.S. real property interest within the meaning of Section 897 of the Code; or (iv) is a passive foreign investment company within the meaning of Section 1297 of the Code.

For purposes of this Agreement, (a) “Taxes” means all taxes, levies or other like assessments, charges or fees (including estimated taxes, charges and fees), including income, corporation, advance corporation, gross receipts, transfer, excise, property, sales, use, value-added, license, payroll, withholding, social security and franchise or other governmental taxes or charges, imposed by a Governmental Entity, and such term shall include any interest, penalties or additions to tax attributable to such Taxes and (b) “Tax Return” means any report, return, statement or other written information required to be supplied to a Taxing Authority in connection with Taxes and (c) “Taxing Authority” means any subdivision of any Governmental Entity with authority to assess and collect Taxes.

SECTION 4.12 Employee Benefit Plans.

(a) Schedule 4.12 of the Company Disclosure Schedule contains a true and complete list of: each deferred compensation, bonus incentive compensation and equity compensation plan; each pension plan, fund or program; each material employment, termination, change in control or severance agreement; and each other employee benefit plan, fund, program, policy agreement or arrangement, commitment and understanding maintained or contributed to or required to be contributed to by the Company and its Subsidiaries or under which the Company or its Subsidiaries would reasonably likely have liability (collectively, the “Plans”).

(b) With respect to each Plan, the Company has heretofore delivered or made available to Buyer true and complete copies of the Plan and any amendments thereto.

(c) Each Plan has been operated and administered in all material respects in accordance with its terms and applicable law.

(d) There are no pending, threatened or anticipated claims by or on behalf of any Plan, by any employee or beneficiary covered under any such Plan, or otherwise involving any such Plan (other than routine claims for benefits), that would have a Company Material Adverse Effect.

(e) Except with respect to the Calypso Agreement, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee or officer of the Company to severance pay, unemployment compensation or any other payment, except as expressly provided in or contemplated by this Agreement or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer. No such payments are subject to Section 280G of the Code.

(f) Each Plan intended to qualify under Section 401(a) or 401(k) of the Code is the subject of a favorable unrevoked determination letter issued by the Internal Revenue Service as to its tax-qualified status.

(g) Neither the Company nor any Subsidiary or affiliate has any liability (whether direct or contingent) under or with respect to any employee benefit plan that is or was ever subject to Title IV of the Employee Retirement Income Security Act of 1974, as amended or Section 412 of the Code.

SECTION 4.13 Litigation. There is no action, suit or proceeding pending against, or to the Knowledge of the Company threatened against, the Company or any Subsidiary of the Company or any of their respective properties before any Governmental Entity (and to the Knowledge of the Company there is no basis for any such action, suit or proceeding) which would have a Company Material Adverse Effect and pursuant to which any losses, claims, damages and expenses incurred by or assessed against the Company or its Subsidiary, as applicable, would not be fully covered by insurance. There is no actual material claim, action, suit or proceeding pending against, or to the Knowledge of the Company threatened against, the Company or any Subsidiary of the Company initiated by any of the tenants or sub-tenants of the Meridian Commercial Tower owned by open joint stock company PIOGLOBAL Real Estate Investment Fund (Russia) (the “Fund”).

SECTION 4.14 Compliance with Laws. The Company and its Subsidiaries are in compliance with all applicable laws, ordinances, rules and regulations of any Governmental Entity applicable to their respective businesses and operations, except for such violations, if any, which, in the aggregate, would not have a Company Material Adverse Effect. All Licenses are in full force and effect and are being complied with, except where the failure of any such License to be in full force and effect or to be in compliance with any such License, individually or in the aggregate, would not have a Company Material Adverse Effect.

SECTION 4.15 Labor Matters. As of the date of this Agreement (a) there is no labor strike, dispute, slowdown, stoppage or lockout actually pending or, to the Knowledge of the Company, threatened against the Company or its Subsidiaries; (b) to the Knowledge of the Company, no union organizing campaign with respect to the employees of the Company or its Subsidiaries is underway; (c) there is no unfair labor practice charge or complaint against the Company or its Subsidiaries pending or, to the Knowledge of the Company, threatened before a Governmental Entity; and (d) there are no collective bargaining agreements with any union covering employees of the Company or its Subsidiaries, except for such exceptions to the foregoing clauses (a) through (d) which, individually or in the aggregate, would not have a Company Material Adverse Effect.

SECTION 4.16 Contracts and Commitments. Each contract or agreement to which the Company or its Subsidiaries or any of their properties or assets may be bound is valid and binding on the Company or its Subsidiary, as applicable, and in full force and effect, and neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any other party thereto, is in breach of, or default under, any such contract or agreement, and no event has occurred that with notice or passage of time or both would constitute such a breach or default thereunder by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other party thereto, except for such failures to be valid and binding, to be in full force and effect and such breaches and defaults which, individually or in the aggregate, would not have a Company Material Adverse Effect. To the Company’s Knowledge there is no intention of any counterparty to the above mentioned contracts or agreements to terminate, cancel or otherwise refuse to fulfill its obligations thereunder, except for any such termination, cancellation or refusal which, individually or in the aggregate, would not have a Company Material Adverse Effect.

SECTION 4.17 Environmental Matters.

(a) Except as individually or in the aggregate would not have a Company Material Adverse Effect:

(i) the operations of the Company and its Subsidiaries are in compliance with all applicable Environmental Laws (as defined herein). Neither the Company nor any of its Subsidiaries has received any written communication from a Governmental Entity alleging that the Company or any of its Subsidiaries is not in such compliance; and

(ii) to the Knowledge of the Company, there has been no Release (as defined herein) of Hazardous Materials (as defined herein) at any of the real estate that is owned, leased or managed by the Company or its Subsidiaries.

(b) For purposes of this Agreement, (i) “Environmental Laws” means all federal, state, local and foreign laws and regulations relating to pollution or protection of the environment, including laws relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, transport or handling of Hazardous Materials; (ii) “Hazardous Materials” means any substance, chemical, compound, product, solid, liquid, gas, waste, by-product, pollutant, contaminant, or material which is hazardous or toxic, and includes any hazardous or toxic waste or substance which is regulated under any Environmental Law; and (iii) “Release” means any spilling, leaking, pumping, emptying, emitting, discharging, injecting, escaping, leaching, migrating, dumping, or disposing of Hazardous Materials into the environment.

SECTION 4.18 Real Property. The sole real property directly owned by the Company and its Subsidiaries is the Meridian Commercial Tower (located at Smolnaya Str., 24D, Moscow, 125445, Russian Federation). The Fund is the sole legal owner of the Meridian Commercial Tower, and the Fund has good and valid title thereto. Except for the leases and subleases set forth on Schedule 4.18 of the Company Disclosure Schedule and amendments to such leases and subleases and leases and subleases entered into after the date hereof in the ordinary course of business of the Company and its Subsidiaries, there are no leases, subleases, licenses, shared use agreements or other occupancy agreements, purchase contracts, options, rights of first offer, rights of first refusal or similar rights or options that permit any Person to purchase, lease or otherwise occupy or acquire any interest in the Meridian Commercial Tower. Neither the Company nor any of its Subsidiaries is in material default under any of the leases or subleases set forth on Schedule 4.18 of the Company Disclosure Schedule or leases and subleases entered into after the date hereof in the ordinary course of business of the Company and its Subsidiaries, and, to the Knowledge of the Company, no third party is in material default thereunder, except for any such defaults which, individually or in the aggregate, would not have a Company Material Adverse Effect.

SECTION 4.19 Intellectual Property.

(a) Schedule 4.19(a) of the Company Disclosure Schedule sets forth a list of all U.S. and foreign (i) Patent (as defined herein) registrations and applications, (ii) Trademark (as defined herein) registrations and applications, and material unregistered Trademarks, and (iii) Copyright (as defined herein) registrations and applications, and material unregistered copyrights, in each case which are owned by the Company or a Subsidiary of the Company. To the Company’s Knowledge, all Intellectual Property (as defined herein) listed in Schedule 4.19(a) of the Company Disclosure Schedule is subsisting and, to the Company’s Knowledge, valid and enforceable.

(b) Schedule 4.19(b) of the Company Disclosure Schedule sets forth a list of all written agreements to which the Company or a Subsidiary of the Company is a party or otherwise bound (i) granting or obtaining any right to use any material Intellectual Property (other than agreements granting rights to use readily available commercial Software (as defined herein) having an aggregate acquisition price of less than $100,000) or (ii) restricting the Company’s or any of its Subsidiaries’ rights to use or register any material Intellectual Property owned by the Company (collectively, the “IP Contracts”). To the Company’s Knowledge, each IP Contract is valid, binding upon, and enforceable by or against the parties thereto in accordance with its terms.

(c) As of the date of this Agreement, except as would not, individually or in the aggregate, have a Company Material Adverse Effect:

(i) The Company and its Subsidiaries own, or license or otherwise possess, the right to use the Intellectual Property that is used in the business of the Company and its Subsidiaries as currently conducted;

(ii) Neither the Company nor any of its Subsidiaries are in breach of any license, sublicense or other agreement relating to the Intellectual Property used in the business of the Company and its Subsidiaries as currently conducted;

(iii) The Company has no Knowledge of any breach or anticipated breach by any other Person to any IP Contract;

(iv) Neither the Company nor any of its Subsidiaries are a party to any currently pending action, suit, or proceeding which involves a claim of infringement of any Intellectual Property right of any third party, and neither the Company nor any of its Subsidiaries has received written notice of any such threatened claim;

(v) To the Knowledge of the Company, the marketing, licensing, and sale of the goods or services of the Company and its Subsidiaries, in the manner currently marketed, sold, and licensed by the Company and its Subsidiaries, does not infringe any Intellectual Property right of any third party; and

(vi) The Company and its Subsidiaries take reasonable measures to protect the confidentiality of its Trade Secrets (as defined herein).

(d) As used in this Agreement, “Intellectual Property” means (i) all inventions and discoveries (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications and patent disclosures, together with all re-issuances, continuations, continuations-in-part, divisionals, revisions, extensions and reexaminations thereof (“Patents”), (ii) all trademarks and service marks, including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith (“Trademarks”), (iii) all copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith (“Copyrights”), (iv) all know-how, trade secrets, technical information and confidential business information (whether patentable or unpatentable and whether or not reduced to practice), including, ideas, research and development, formulas, compositions, manufacturing and production processes, techniques and methods, technical data, designs, drawings, blue prints, patterns, specifications, assembly procedures, test procedures, instruction manuals, operation manuals, maintenance manuals, reliability data, quality control data, customer and supplier lists, parts lists, pricing and cost information and business and marketing plans and proposals (“Trade Secrets”), and (v) computer software (excluding generally commercially available software licensed on standard terms) (“Software”).

SECTION 4.20 Finders’ Fees. There is no investment banker, broker, finder or other intermediary which has been retained by, or is authorized to act on behalf of, the Company or any Subsidiary of the Company that would be entitled to any fee or commission from the Company, any Subsidiary of the Company, Buyer, Newco or the Amalgamated Company in connection with or upon consummation of the transactions contemplated by this Agreement or the Amalgamation Agreement.

SECTION 4.21 Board Recommendation. The Board, at a meeting duly called and held, has (a) determined that this Agreement, the Amalgamation Agreement and the transactions contemplated hereby and thereby, including the Amalgamation, taken together are in the best interests of the Company and (b) resolved to recommend that the shareholders of the Company vote to approve and adopt this Agreement, the Amalgamation Agreement and the transactions contemplated hereby and thereby, including the Amalgamation.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER AND NEWCO

Buyer and Newco represent and warrant to the Company as follows:

SECTION 5.1 Corporate Existence and Power. Each of Buyer and Newco is a corporation or company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, has all corporate power and authority and all Licenses required to carry on its business as now conducted except for failures to have any such License which would not, individually or in the aggregate, have a Buyer Material Adverse Effect (as defined herein). Each of Buyer and Newco is duly qualified to do business as a foreign limited liability company, company or corporation and is in good standing in each jurisdiction where the character of the property owned, leased or operated by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where failures to be so qualified would not, individually or in the aggregate, have a Buyer Material Adverse Effect. As used herein, “Buyer Material Adverse Effect” means an event, circumstance, change or effect that has had a material adverse effect on the ability of Buyer or Newco to perform its obligations under this Agreement or the Amalgamation Agreement or on the ability of Buyer or Newco to consummate the Amalgamation or the other transactions contemplated hereby and thereby, on the terms contemplated hereby and thereby, and without material deviation from the period of time such actions would otherwise be consummated. Each of Buyer and Newco has heretofore delivered or made available to the Company true and complete copies of the governing documents or other organizational documents of like import, as currently in effect, of each of Buyer and Newco.

SECTION 5.2 Corporate Authorization; Binding Agreements. Each of Buyer and Newco has the requisite power and authority to execute and deliver this Agreement and the Amalgamation Agreement and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Amalgamation Agreement and the performance of its obligations hereunder and thereunder have been duly and validly authorized by the Board of Directors (or analogous governing body) of each of Buyer and Newco and by Buyer, in its capacity as the sole shareholder of Newco, and no other proceedings on the part of either Buyer or Newco are necessary to authorize the execution, delivery and performance of this Agreement or the Amalgamation Agreement. This Agreement and the Amalgamation Agreement have been duly executed and delivered by each of Buyer and Newco and constitutes, assuming due authorization, execution and delivery of this Agreement and the Amalgamation Agreement by the Company, valid and binding obligations of each of Buyer and Newco, enforceable against each of Buyer and Newco in accordance with their terms, subject to (a) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors’ rights and remedies generally and (b) the effect of equitable principles.

SECTION 5.3 No Violations; Consents and Approvals.

(a) Neither the execution and delivery of this Agreement or the Amalgamation Agreement nor the performance by either Buyer or Newco of its obligations hereunder or thereunder will (i) conflict with or result in any breach of any provision of the certificate of incorporation, memorandum of association or bye-laws (or other governing or organizational documents) of either Buyer or Newco; (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default, or give rise to any right of termination, cancellation or acceleration or obligation, or loss of benefits under any of the terms, conditions or provisions of any note, charge, mortgage, letter of credit, other evidence of indebtedness, guarantee, license, lease or agreement or similar instrument or obligation which either Buyer or Newco is a party or by which any of their assets or properties may be bound; or (iii) assuming that the filings, registrations, notifications, authorizations, consents and approvals referred to in subsection (b) below have been obtained or made, as the case may be, violate any order, injunction, decree, statute, rule or regulation of any Governmental Entity to which either Buyer or Newco is subject, excluding from the foregoing clauses (ii) and (iii) such requirements, conflicts, breaches, defaults, rights, obligations, losses or violations that would not, individually or in the aggregate, have a Buyer Material Adverse Effect.

(b) No filing or registration with, notification to, or authorization, consent or approval of, any Governmental Entity is required in connection with the execution and delivery of this Agreement by either Buyer or Newco or the performance by either Buyer or Newco of its obligations hereunder, except (i) such filings and consents as may be required to be made or obtained pursuant to Section 1.3 hereof or under Bermuda law; (ii) compliance with any applicable requirements of Russian Antimonopoly Law or any domestic or foreign laws regulating competition, antitrust, investment or exchange controls; (iii) compliance with any applicable requirements of the Exchange Act; and (iv) such other consents, approvals, orders, authorizations, notifications, registrations, declarations and filings the failure of which to be obtained or made would not have a Buyer Material Adverse Effect.

SECTION 5.4 Information in Company Proxy Statement. The information furnished by Buyer and Newco for inclusion in the Company Proxy Statement will not at the time it or any amendment or supplement thereto is first mailed to the Company’s shareholders and at the time of the meeting of Company’s shareholders in connection with the vote of the Company’s shareholders to be held in connection with the Amalgamation, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading.

SECTION 5.5 Finders’ Fees. There is no investment banker, broker, finder or other intermediary which has been retained by, or is authorized to act on behalf of, Buyer or Newco that would be entitled to any fee or commission from Buyer, Newco, the Company or the Amalgamated Company in connection with or upon consummation of the transactions contemplated by this Agreement or the Amalgamation Agreement.

SECTION 5.6 No Ownership of Company Common Shares. As of the date hereof, Buyer and Newco do not beneficially own any Company Common Shares.

SECTION 5.7 Sufficient Funds. Buyer has as of the date hereof, and will continue to have, sufficient funds available, in cash, to pay the aggregate amount of the Amalgamation Consideration, the Calypso Payment, the Post-Closing Expenditures and all fees and expenses related to the transactions contemplated by this Agreement and the Amalgamation Agreement.

SECTION 5.8 Newco’s Operations. Newco was formed solely for the purpose of engaging in the transactions contemplated hereby and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

SECTION 5.9 Irrevocable Power of Attorney. The Irrevocable Power of Attorney contemplated to be issued pursuant to the Pledge and Escrow Procedures will be, and at all times will continue to be, irrevocable and coupled with an interest.

ARTICLE VI

COVENANTS OF THE COMPANY

SECTION 6.1 Conduct of the Company. From the date hereof until the Effective Time, the Company and its Subsidiaries shall conduct their businesses in the ordinary course and shall use their reasonable best efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees. Without limiting the generality of the foregoing, other than in the ordinary course of business, as set forth in Schedule 6.1 of the Company Disclosure Schedule, as otherwise contemplated or permitted by this Agreement, the Amalgamation Agreement or the Calypso Agreement, as required by applicable law, or with the written consent of Buyer or Newco (such consent which shall not be unreasonably withheld, conditioned or delayed), from the date hereof until the Effective Time, the Company shall not, and shall cause its Subsidiaries not to, do any of the following:

(a) (i) issue or sell any securities or any shares, or securities convertible into or exchangeable for, or options or warrants exercisable for, any shares, other than Company Common Shares reserved for issuance on the date hereof pursuant to the Director Plan; (ii) declare, set aside or pay any dividend or other distribution with respect to any shares of the Company; or (iii) repurchase or redeem any issued and outstanding shares or other equity securities of, or other ownership interests in, the Company;

(b) incur, assume or guarantee any indebtedness for borrowed money other than in connection with the financing of ordinary course trade payables;

(c) create or assume any Lien on any asset of the Company or any Subsidiary of the Company other than (i) Liens which, individually or in the aggregate, do not have a Company Material Adverse Effect and (ii) Liens for Taxes not yet due and payable;

(d) change any method of accounting or accounting practice of the Company or any Subsidiary of the Company, except for any such appropriate or required change pursuant to GAAP or applicable Russian accounting standards or practices;

(e) amend its Memorandum of Association or Bye-laws or similar organizational documents;

(f) acquire or agree to acquire any material assets (including material securities) or merge or consolidate with any Person or engage in any similar transaction or make any loans, advances or capital contributions to, or investments in, any other Person other than to or in the Company or any direct or indirect Subsidiary of the Company;

(g) sell, lease, license, pledge, encumber or otherwise dispose of any of its material assets (including material securities) or any interest therein, or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring or other reorganization;

(h) make or rescind any material Tax election or settle or compromise any material Tax liability of the Company or any of its Subsidiaries;

(i) amend any material Tax Return, change, in any material respect, an annual Tax accounting period, adopt or change, in any material respect, any Tax accounting method (except as required by applicable law) or execute or consent to any waivers extending the statutory period of limitations with respect to the collection or assessment of any material Taxes;

(j) make or agree to make any capital expenditures in excess of $100,000 in the aggregate;

(k) pay, discharge, settle, accelerate or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than any such payment, discharge, settlement or satisfaction, in the ordinary course of business or in accordance, in all material respects, with the terms of such claims, liabilities or obligations;

(l) (i) modify, amend or terminate in a material manner any material contract, (ii) waive, release or assign any material rights or claims, (iii) waive the benefits of, or agree to modify in any material manner, any confidentiality, standstill or similar agreement, or fail to enforce any such agreement to the fullest extent practicable, including by seeking injunctive relief and specific performance or (iv) except in the ordinary course of business, enter into any material contracts or transactions;

(m) (i) increase the compensation or benefits of any director, officer or employee, except for, in the cases of non-officer employees, increases in the ordinary course that are consistent with past practice, (ii) adopt any material amendment to a Plan, (iii) enter into or amend or modify, in any material respect, any employment, consulting, severance, termination or similar agreement with any director, officer or employee, (iv) accelerate the payment of compensation or benefits to any director, officer or employee, (v) change any actuarial or other assumption, in any material respect, used to calculate funding obligations with respect to any pension plan or change, in any material respect, the timing or manner in which contributions to any pension plan are made or the basis on which such contributions are determined or (vi) take any action that would give rise to severance benefits payable to any officer, director, or employee of the Company or any of its Subsidiaries as a result of consummation of any of the transactions contemplated by this Agreement; or

(n) authorize any of, or commit or agree to take any of, the foregoing actions.

SECTION 6.2 Shareholders’ Meeting; Proxy Materials.

(a) The Company shall, in accordance with applicable law and the Company’s Bye-laws duly call, give notice of, convene and hold a meeting of its shareholders (the “Special Meeting”) as promptly as practicable after the date hereof for the purpose of considering this Agreement, the Amalgamation Agreement and the Amalgamation. The Board shall recommend approval and adoption of this Agreement, the Amalgamation Agreement and the Amalgamation by the Company’s shareholders; provided that the Board may withdraw, modify or change such recommendation if it has determined in good faith, after consultation with outside legal counsel, that the failure to withdraw, modify or change such recommendation would be inconsistent with the fiduciary duties of the Board under applicable law. The Company shall give Buyer at least three business days notice before announcing any such withdrawal, modification or change in its recommendation and shall include in such notice the reasons therefor.

(b) Subject to Section 6.2(a), as promptly as practicable after the date hereof, the Company shall prepare and file with the SEC, and Buyer and Newco shall cooperate with the Company in such preparation and filing, a preliminary proxy statement relating to this Agreement, the Amalgamation Agreement and the transactions contemplated hereby and thereby and use its reasonable best efforts to furnish the information required to be included by the SEC in such preliminary proxy statement and the Company Proxy Statement and, after consultation with Buyer, to respond promptly to any comments made by the SEC with respect to the preliminary proxy statement and shall, subject to the fiduciary duties of the Board, cause a definitive proxy statement including any amendment or supplement thereto (such definitive proxy statement as it may be so amended or supplemented, the “Company Proxy Statement”) to be mailed to the Company’s shareholders that contains the recommendation of the Board that shareholders of the Company vote in favor of the approval of the Amalgamation and the adoption of this Agreement; provided, however, that the Company shall not be required to include the recommendation of the Board in any preliminary proxy statement or the Company Proxy Statement, if the Board has determined in good faith, after consultation with outside legal counsel, that the failure to withdraw, modify or change such recommendation would be inconsistent with the fiduciary duties of the Board under applicable law.

(c) The Company agrees promptly to advise Buyer if at any time prior to the Special Meeting any information (other than the information provided by Buyer or Newco) in any preliminary proxy statement referred to in Section 6.2(b) hereof or the Company Proxy Statement is or becomes incorrect or incomplete in any material respect and to correct such inaccuracy or omission. The Company will take such actions as are necessary to cause the Company Proxy Statement to comply with applicable law after the mailing thereof to the shareholders of the Company (subject to Buyer’s compliance with the provisions of Section 7.6).

SECTION 6.3 Access to Information; Confidentiality Agreement. Upon reasonable advance notice, between the date hereof and the Effective Time, the Company shall (a) give Buyer, its counsel, financial advisors, auditors and other authorized representatives (collectively, “Buyer’s Representatives”) reasonable access during normal business hours to the offices, properties, books and records of the Company and its Subsidiaries, (b) furnish to Buyer’s Representatives such financial and operating data and other information as such Persons may reasonably request and (c) instruct the Company’s employees, counsel and financial advisors to cooperate with Buyer in its investigation of the business of the Company and its Subsidiaries; provided that all requests for information, to visit facilities or to interview the Company’s employees or agents should be directed to and coordinated with the chief financial officer of the Company or such person or persons as he shall designate; and provided further that any information and documents received by Buyer or Buyer’s Representatives (whether furnished before or after the date of this Agreement) shall be held in strict confidence in accordance with the Confidentiality/Non-Disclosure Agreement dated as of November 28, 2005 between Buyer and the Company (the “Confidentiality Agreement”), which shall remain in full force and effect pursuant to the terms thereof, notwithstanding the execution and delivery of this Agreement or the termination hereof. Notwithstanding anything to the contrary in this Agreement, neither the Company nor any of its Subsidiaries shall be required to disclose any information to Buyer or the Buyer’s Representatives if doing so would violate any agreement, law, rule or regulation to which the Company or any of its Subsidiaries is a party or to which the Company or any of its Subsidiaries is subject.

SECTION 6.4 No Solicitation.

(a) The Company shall, and shall cause its Subsidiaries and instruct its and their respective officers, directors, employees, representatives and agents to, immediately cease any existing activities, discussions or negotiations with any parties with respect to an Acquisition Proposal (as defined herein), and request the return or destruction of all confidential information regarding the Company and its Subsidiaries provided to any such Persons on or prior to the date of this Agreement pursuant to the terms of any confidentiality agreements or otherwise. The Company shall not, nor shall it authorize or permit its Subsidiaries and its and their respective officers, directors, employees, representatives and agents to, directly or indirectly, (i) solicit, participate in, initiate or knowingly encourage (including by way of furnishing non-public information), or knowingly take any other action for the purpose of facilitating or encouraging, any Acquisition Proposal or (ii) participate in any discussions or negotiations (including by way of furnishing non-public information) regarding any Acquisition Proposal; provided, however, that if the Board determines in good faith, after consultation with outside counsel, that the failure to do so would be inconsistent with its fiduciary duties under applicable law, the Company may, provided that the Company has complied in all material respects with its obligations under this Section 6.4(a), in response to an Acquisition Proposal that may reasonably likely lead to a Superior Proposal (as defined herein) received by the Company after the date hereof, and subject to compliance with this Section 6.4, (x) furnish and disclose information and provide access with respect to the Company and its Subsidiaries to the Person making such Acquisition Proposal and such Person’s representatives pursuant to a confidentiality and standstill agreement the material terms of which are no less restrictive on the other party than the Confidentiality Agreement and (y) participate in discussions or negotiations regarding such Acquisition Proposal.

(b) Except as set forth in Section 6.2 hereof and this Section 6.4, the Board shall not (i) approve or recommend or take no position with respect to, or propose to approve or recommend or take no position with respect to, any Acquisition Proposal or (ii) cause the Company to enter into any agreement related to any Acquisition Proposal (other than a confidentiality and standstill agreement with respect to an Acquisition Proposal as contemplated by Section 6.4(a)). Notwithstanding the foregoing, if the Board determines in good faith, after consultation with outside counsel, that the failure to do so would be inconsistent with its fiduciary duties under applicable law, the Board may, provided that the Company has complied in all material respects with its obligations under this Section 6.4(b), in response to a Superior Proposal that was received by the Company after the date hereof, take any of the actions referenced in clauses (i) and (ii) of the preceding sentence and, subject to the provisions of Section 10.1(g) hereof, the Company may terminate this Agreement, but in each such case only at a time that is not less than three business days following Buyer’s receipt of written notice advising Buyer that the Board has received a Superior Proposal and specifying the material terms and conditions of such Superior Proposal (including the identity of the person making such proposal), and only if the Company is in material compliance with this Section 6.4.

(c) For purposes of this Agreement, “Acquisition Proposal” means any bona fide proposal, offer or expression of interest by any third party for (i) a merger, amalgamation, consolidation or other business combination with the Company or any Subsidiary of the Company whose business constitutes more than 20% of the revenue or total assets of the Company and its Subsidiaries, taken as a whole, (ii) any purchase of more than 20% of the consolidated assets of the Company (including the shares and assets of its subsidiaries), (iii) any purchase of more than 20% of the issued and outstanding Company Common Shares or (iv) any similar transaction, or any agreement, arrangement or understanding requiring the Company to abandon, terminate or fail to consummate the Amalgamation or any other transaction contemplated by this Agreement. Any material modification of an Acquisition Proposal (including any material modification of the economic terms, it being understood that any change in the aggregate amount of consideration to be paid to Calypso pursuant to the Administration and Liquidation Agreement, as it may be amended from time to time, and the Company (for an Acquisition Proposal principally involving the sale of assets of the Company) or the Company’s shareholders (for an Acquisition Proposal principally relating to the sale of the Company’s issued and outstanding common shares or the amalgamation of the Company) shall constitute a material modification of the Acquisition Proposal for purposes of this sentence) shall constitute a new Acquisition Proposal. For purposes of this Agreement, a “Superior Proposal” means any bona fide Acquisition Proposal (with all percentages contained in the definition of “Acquisition Proposal” increased to 50% for purposes of this definition) on terms that the Board determines in its good faith judgment to be more favorable to the Company and its shareholders than the Amalgamation (taking into account all aspects of the proposal, the party making the proposal and any changes to the Amalgamation proposed by Buyer in response to the receipt by the Company of such Superior Proposal) and which is not subject to any material contingency, including any contingency related to financing, unless, in the good faith judgment of the Board, such contingency is reasonably capable of being satisfied by such third party, and that is otherwise reasonably capable of being consummated in a timely fashion.

(d) The Company shall promptly advise Buyer orally and in writing of any Acquisition Proposal or request for information relating to an Acquisition Proposal and the material terms and conditions of such Acquisition Proposal or request. The Company will promptly inform Buyer of any material change in the details (including amendments or proposed amendments) of any such Acquisition Proposal or request. The Company will promptly provide Buyer with any documents received from any such person relating to the Acquisition Proposal or request and promptly provide Buyer such information relating to the Acquisition Proposal or request as it may reasonably request.

(e) Nothing contained in this Section 6.4 shall prohibit the Company from taking and disclosing to its shareholders a position contemplated by Rule 14e-2 or Rule 14d-9 promulgated under the Exchange Act, from taking any action contemplated or permitted under Section 6.2 hereof or from making any disclosure to the Company’s shareholders if, in the good faith judgment of the Board, after consultation with outside counsel, failure to so disclose would be inconsistent with applicable law.

ARTICLE VII

COVENANTS OF BUYER

SECTION 7.1 Obligations of Newco. Buyer will take all action necessary to cause Newco to perform its obligations under this Agreement and to consummate the Amalgamation on the terms and subject to the conditions set forth in this Agreement and the Amalgamation Agreement.

SECTION 7.2 Russian Antimonopoly Approval.

(a) Newco shall, and Buyer shall cause Newco to, as promptly as practicable and in any event no later than 10 business days after the execution of this Agreement, file, or cause to be filed, any required application, notification and report forms under Russian Antimonopoly Law with the Federal Antimonopoly Service of the Russian Federation (the “FAS”) in connection with this Agreement, the Amalgamation Agreement and the Amalgamation, and will use its reasonable best efforts to respond as promptly as possible to all inquiries received from the FAS for additional information or documentation and to obtain the approval of the FAS of the Amalgamation. The Company shall furnish to Buyer such information and assistance as Buyer may reasonably request in connection with its preparation of necessary filings or submissions to the FAS.

(b) Buyer shall promptly furnish to the Company copies of all filings and correspondence with the FAS relating to this Agreement, the Amalgamation Agreement and the Amalgamation.

(c) All costs, fees and expenses in connection with seeking and obtaining the approval of the FAS shall be borne by Buyer.

(d) As used in Section 7.2(a), “reasonable best efforts” shall not be construed to require Buyer to satisfy any condition required by FAS in order to obtain the approval of the FAS of the Amalgamation if the satisfaction of such condition would require Buyer to take any action that would have a material adverse effect on Buyer and its Subsidiaries taken as a whole (for these purposes, material adverse effect shall be determined in the context of the Company and its Subsidiaries taken as a whole) or on the Company and its Subsidiaries taken as a whole.

SECTION 7.3 Voting of Shares. Buyer shall, and shall cause its Subsidiaries to, vote all Company Common Shares it and they may beneficially own in favor of the approval of the Amalgamation and the approval and adoption of this Agreement and the Amalgamation Agreement at the Special Meeting.

SECTION 7.4 Director and Officer Liability.

(a) Buyer, Newco and the Company agree that all rights to indemnification and all limitations on liability existing in favor of any Indemnitee (as defined herein) as provided in the Company’s Bye-laws or an agreement between an Indemnitee and the Company or a Subsidiary of the Company as in effect as of the date hereof and listed in Schedule 7.4(a) of the Company Disclosure Schedule shall survive the Amalgamation and continue in full force and effect. Buyer shall, and shall cause the Amalgamated Company to, expressly assume and honor in accordance with their terms all such rights to indemnification. To the extent permitted by Bermuda law, advancement of expenses pursuant to this Section 7.4 shall be mandatory rather than permissive. Any advancement of expenses shall be subject to an undertaking to repay such Costs (as defined herein) if the Indemnitee does not meet the standard for indemnification set forth herein.

(b) In addition to the other rights provided for in this Section 7.4 and not in limitation thereof, after the Effective Time, except in cases of fraud or dishonesty or as otherwise limited by applicable law, Buyer shall, and shall cause the Amalgamated Company to, (i) indemnify, defend and hold harmless the individuals who on or prior to the Effective Time were officers, directors, employees or agents of the Company or any of its Subsidiaries (the “Indemnitees”) against all losses, expenses (including reasonable attorneys’ fees and the reasonable cost of any investigation or preparation incurred in connection thereof), claims, damages, liabilities, judgments, or amounts paid in settlement (collectively, “Costs”) in respect to any threatened, pending or contemplated claim, action, suit or proceeding, whether criminal, civil, administrative or investigative arising out of acts or omissions occurring on or prior to the Effective Time (including in respect of acts or omissions in connection with this Agreement and the transactions contemplated hereby) (an “Indemnifiable Claim”) and (ii) promptly advance to such Indemnitees all Costs incurred in connection with any Indemnifiable Claim (subject to an undertaking to repay such Costs if the Indemnitee does not meet the standard for indemnification set forth herein).

(c) Consistent with the Post-Closing Expenditures, Calypso will acquire officers’ and directors’ liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such Person currently covered by the Company’s officers’ and directors’ liability insurance policy for a period of six years following the Effective Time with an insurance carrier nationally recognized in the United States of America. In the event that any

Indemnitee is entitled to coverage under an officers’ and directors’ liability insurance policy pursuant to this Section 7.4(c) and such policy has lapsed, terminated, been repudiated or is otherwise in breach or default as a result of Buyer’s failure to maintain and fulfill its obligations pursuant to such policy as provided in this Section 7.4(c), Buyer shall, and shall cause the Amalgamated Company to pay to the Indemnitee such amounts and provide any other coverage or benefits as the Indemnitee shall have been otherwise entitled to have received pursuant to such policy. Buyer agrees that, should the Amalgamated Company fail to comply with the obligations of this Section 7.4, Buyer shall be responsible therefor.

(d) Notwithstanding any other provisions hereof, the obligations of the Company, the Amalgamated Company and Buyer contained in this Section 7.4 shall be binding upon the successors and assigns of Buyer and the Amalgamated Company. In the event the Amalgamated Company or any of its respective successors or assigns (i) consolidates with or amalgamates or merges into any other Person or (ii) transfers all or substantially all of its properties or assets to any Person, then, and in each case, proper provision shall be made so that successors and assigns of the Amalgamated Company honor the indemnification obligations set forth in this Section 7.4.

(e) The obligations of the Company, the Amalgamated Company, and Buyer under this Section 7.4 shall not be terminated or modified in such a manner as to adversely affect any Indemnitee to whom this Section 7.4 applies without the written consent of such affected Indemnitee (it being expressly agreed that the Indemnitees to whom this Section 7.4 applies shall be third party beneficiaries of this Section 7.4).

(f) Buyer shall, and shall cause the Amalgamated Company to, promptly advance all Costs to any Indemnitee incurred in connection with such Indemnitee’s enforcement of the indemnity or other obligations owed to it pursuant to or in connection with this Section 7.4, provided that any such Indemnitee provides Buyer with an undertaking that it will reimburse Buyer for such advancements received by such Indemnitee from Buyer to the extent a final, nonappeallable adjudication of a competent Government Entity orders that such Indemnitee was not entitled to such indemnification.

SECTION 7.5 Conveyance Taxes. Buyer shall timely pay any real property transfer or gains, sales, use, transfer, value added, share transfer and stamp taxes, any transfer, recording, registration, duty and other fees, and any similar Taxes (collectively, the “Conveyance Taxes”) which become due and payable in connection with the transactions contemplated hereunder that are required to be paid in connection therewith.

SECTION 7.6 Shareholders’ Meeting; Proxy Materials. Buyer agrees that it will promptly provide the Company with all information concerning Buyer and Newco necessary or appropriate to be included in all preliminary proxy statements referred to in Section 6.2(b) hereof and the Company Proxy Statement. Buyer agrees to promptly advise the Company if at any time prior to the Special Meeting any information provided by it or Newco in any preliminary proxy statement referred to in Section 6.2(b) hereof or the Company Proxy Statement is or becomes incorrect or incomplete in any material respect and to provide the Company with the information needed to correct such inaccuracy or omission. Buyer will promptly furnish the Company with such supplemental information as may be necessary in order to cause the Company Proxy Statement, insofar as it relates to Buyer, Newco and all other direct or indirect subsidiaries of Buyer, to comply with applicable law after the mailing thereof to the shareholders of the Company.

SECTION 7.7 No Reliance. Each of Buyer and Newco acknowledges and agrees that neither the Company nor any of its Subsidiaries or affiliates has made or makes any representation or warranty, express or implied, relating to the Company or any of its Subsidiaries, except for those representations and warranties expressly set forth in this Agreement. Without limiting the generality of the foregoing, except as set forth in this Agreement, neither the Company nor any of its Subsidiaries has made or makes any representation or warranty with respect to any information contained in or made available to Buyer or Newco or their representatives in (a) the data room made available by the Company and its Subsidiaries to Buyer in connection with this Agreement or the Amalgamation Agreement, (b) oral presentations by or discussions with management or representatives of the Company or any of its Subsidiaries or (c) any other document delivered, presented to or discussed with Buyer or Newco or their representatives, in each case including historical financial information, estimates and projections regarding future revenues, expenses, results of operations, Taxes, Tax matters and other financial matters, information concerning competition, customers, investors, shareholders, distributors, suppliers, vendors, employees, employee benefits, real property, personal property, insurance and other operational matters, and no statement contained therein shall be deemed a representation or warranty hereunder or otherwise. No Person has been authorized by the Company to make any representation or warranty relating to the Company or any of its Subsidiaries or their businesses, assets or operations or otherwise in connection with the Amalgamation and other transactions contemplated by this Agreement and the Amalgamation Agreement, and if made, such representation or warranty must not be relied upon as having been authorized by the Company.

SECTION 7.8 Notice of Guarantee Breach. Buyer shall give the Company prompt notice of Buyer becoming aware or having Knowledge of a breach of the Guarantee by the Guarantor or the Guarantee ceasing to be in effect or the benefits afforded to the Company pursuant thereto becoming materially diminished.

SECTION 7.9 Irrevocable Power of Attorney. Buyer and Newco shall not take, and shall not cause or permit their respective Subsidiaries or affiliates to take, any actions with the purpose or having the effect of conflicting with or limiting the effectiveness or frustrating the purposes of the Irrevocable Power of Attorney contemplated to be issued pursuant to the Pledge and Escrow Procedures. Buyer and Newco shall not revoke or attempt to revoke such Irrevocable Power of Attorney, nor shall either of them cause or permit any of their Subsidiaries or affiliates to do the same. Buyer and Newco shall each use its best efforts to take, or cause to be taken, all actions, and do or cause to be done, all things the Company or its Subsidiaries deem necessary, appropriate or advisable with regard to ensuring the continued effectiveness of such Irrevocable Power of Attorney, consistent with such Irrevocable Power of Attorney’s purposes as contemplated by the Pledge and Escrow Procedures.

SECTION 7.10 PFR Call Option Exercise. The Amalgamated Company shall, and Buyer shall cause the Amalgamated Company to, purchase the units of Pioglobal First Russia, LLC (“PFR”) pursuant to the call option exercise referred to in Section 9.3(d) hereof, as promptly as practicable following the Effective Time and in accordance with the terms of the notice referred to in Section 9.3(d) hereof.

ARTICLE VIII

COVENANTS OF BUYER AND THE COMPANY

SECTION 8.1 Reasonable Best Efforts. Upon the terms and subject to the conditions of this Agreement and the Amalgamation Agreement, each party hereto shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement and the Amalgamation Agreement as promptly as practicable. Each party hereto shall not take any action that would result in a breach of any representation or warranty of such party contained in this Agreement as of the date when made or as of any future date that would result in any of the conditions to the Amalgamation not being satisfied or that would result in a material delay in the satisfaction of such conditions.

SECTION 8.2 Cooperation. The Company and Buyer shall cooperate with one another (a) in connection with the preparation of any preliminary proxy statement of the Company relating to the Special Meeting and the Company Proxy Statement, (b) in determining whether any action by or in respect of, or filing with, any Governmental Entity is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and the Amalgamation Agreement and (c) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with any preliminary proxy statement of the Company relating to the Special Meeting and the Company Proxy Statement and seeking timely to obtain any such actions, consents, approvals or waivers. Following the Effective Time, Buyer shall with reasonable promptness provide Calypso with copies of such information and access to such employees, officers, directors, members, shareholders and agents of Buyer and its affiliates, including Harbor Global Company Ltd. and its affiliates, as Calypso may reasonably request, and cooperate with Calypso, in connection with the timely and effective execution, implementation and completion of the matters contemplated by the Post-Closing Expenditures.

SECTION 8.3 Public Announcements. Neither the Company, Buyer nor any of their respective affiliates shall issue or cause the publication of any press release or other public announcement with respect to the Amalgamation, this Agreement, the Amalgamation Agreement or the other transactions contemplated hereby or thereby without the prior consultation with the other party, except as may be required by law or by any listing agreement with a national securities exchange or trading market that the Company or Buyer are party to or otherwise subject.

SECTION 8.4 Further Assurances. At and after the Effective Time, the officers and directors of the Amalgamated Company will be authorized to execute and deliver, in the name and on behalf of the Company or Newco, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Newco, any other actions to vest, perfect or confirm of record or otherwise in the Amalgamated Company any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Amalgamated Company as a result of, or in connection with, the Amalgamation.

SECTION 8.5 Employee Matters.

(a) For a period of one year immediately following the date of the Closing, Buyer agrees to cause the Amalgamated Company and its Subsidiaries to provide to all active employees of the Company who continue to be employed by the Company as of the Effective Time (“Continuing Employees”) coverage by benefit plans or arrangements that are, in the aggregate (excluding equity-based compensation), no less favorable than those provided to the employees immediately prior to the date of the Closing; provided, however, that nothing herein shall interfere with the Amalgamated Company’s right to make such changes as are necessary to comply with applicable law or prevent the termination by the Amalgamated Company or any Subsidiary of any employee of the Amalgamated Company or of any Subsidiary.

(b) Buyer shall, and shall cause its Subsidiaries to, honor in accordance with their terms all agreements, contracts, arrangements, commitments and understandings described in Schedule 4.12 of the Company Disclosure Schedule, unless such agreements, contracts, arrangements, commitments and understandings are not in compliance with applicable laws.

(c) Except with respect to accruals under any defined benefit pension plans, Buyer will, or will cause the Amalgamated Company and its Subsidiaries to, give Continuing Employees full credit for purposes of eligibility and vesting under any employee benefit plans or arrangements maintained by Buyer, the Amalgamated Company or any Subsidiary of Buyer for such Continuing Employees’ service with the Company or any Subsidiary of the Company to the same extent recognized by the Company immediately prior to the Effective Time. Buyer will, or will cause the Amalgamated Company and its Subsidiaries to, (i) waive all limitations as to preexisting conditions exclusions and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees under any welfare plan that such employees may be eligible to participate in after the Effective Time, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Effective Time under any welfare plan maintained for the Continuing Employees immediately prior to the Effective Time, and (ii) provide each Continuing Employee with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such employees are eligible to participate in after the Effective Time.

SECTION 8.6 Conveyance Taxes. Buyer and the Company shall cooperate in the preparation, execution and filing of all Tax Returns, questionnaires, applications, or other documents regarding any Conveyance Taxes which become payable in connection with the transactions contemplated hereunder that are required or permitted to be filed on or before the Effective Time, and Buyer shall timely file such Tax Returns, questionnaires, applications or other documents.

SECTION 8.7 Notification of Certain Matters.

(a) Each party hereto (which, for these purposes, Buyer and Newco shall be considered one party) shall promptly give notice to the other party hereto of (i) the occurrence or non-occurrence of any event of which it has Knowledge that would cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate at the Initial Closing Date such that the conditions to the Initial Closing would fail to be satisfied, and (ii) to the extent it has Knowledge thereof, any failure by such party to materially comply with or materially satisfy any covenant or other agreement to be complied with by it hereunder such that the conditions to the Initial Closing or the Closing, as applicable, would fail to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 8.7(a) shall not limit or otherwise affect any remedies available to the party receiving such notice.

(b) Each party hereto (which, for these purposes, Buyer and Newco shall be considered one party) shall promptly give notice to the other party hereto of (i) any notice or other communication received by it from any third party, subsequent to the date of this Agreement and prior to the Effective Time, alleging any material breach of or material default under any material contract to which such party (or a Subsidiary) is a party, or (ii) any notice or other communication received by it from any third party, subsequent to the date of this Agreement and prior to the Effective Time, alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement; provided, however, that the delivery of notice pursuant to this Section 8.7(b) shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

ARTICLE IX

CONDITIONS

SECTION 9.1 Conditions to Each Party’s Obligations to Effect the Initial Closing. The respective obligations of the Company, Buyer and Newco to consummate the Initial Closing are subject to the satisfaction or, to the extent permitted by applicable law, the waiver on or prior to the Initial Closing of each of the following conditions:

(a) the Amalgamation shall have been approved, and this Agreement and the Amalgamation Agreement shall have been adopted and approved, by the shareholders of the Company in accordance with Bermuda law;

(b) Buyer and Newco shall have obtained any applicable approvals of the FAS;

(c) no provision of any applicable law or regulation and no judgment, injunction, order or decree of any competent Governmental Entity which is then in effect shall prohibit or enjoin the consummation of the Amalgamation or otherwise have the effect of making the Amalgamation illegal; and

(d) the Calypso Amendment shall have been fully executed and delivered.

SECTION 9.2 Conditions to the Company’s Obligations to Effect the Initial Closing. The obligation of the Company to consummate the Initial Closing shall be further subject to the satisfaction, or to the extent permitted by applicable law, the waiver on or prior to the Initial Closing of each of the following conditions:

(a) each of Buyer and Newco shall have performed in all material respects each of its respective agreements and covenants contained in or contemplated by this Agreement and the Amalgamation Agreement that are required to be performed by it at or prior to the Initial Closing pursuant to the terms hereof;

(b) (i) each of the representations and warranties made by Buyer and Newco in this Agreement that is qualified by reference to materiality or Buyer Material Adverse Effect shall be true and correct as so qualified as of the date of this Agreement and at and as of the Initial Closing Date as if made on that date (except in any case that any such representations and warranties that expressly speak as of a specified date or time need only be so true and correct as of such specified date or time) and (ii) each of the other representations and warranties made by Buyer and Newco in this Agreement shall be true and correct as of the date of this Agreement and at and as of the Initial Closing Date as if made on that date (except in any case that representations and warranties that expressly speak as of a specified date or time need only be so true and correct as of such specified date or time), except for such failures to be true and correct which have not resulted, individually or in the aggregate, in a Buyer Material Adverse Effect;

(c) the Company shall have received a certificate signed by the chief executive officer, general partner, managing member or analogous titled officer or position, as the case may be, of Buyer, dated the Initial Closing Date, to the effect that, to such Person’s knowledge, the conditions set forth in Sections 9.2(a) and 9.2(b) hereof have been satisfied or waived; and

(d) The Company shall have received an opinion of Clifford Chance LLP, dated as of the Initial Closing Date, substantially in the form attached hereto as Exhibit F-1, and an opinion of Cox Hallett Wilkinson, dated as of the Initial Closing Date, substantially in the form attached hereto as Exhibit F-2.

SECTION 9.3 Conditions to Buyer’s and Newco’s Obligations to Effect the Initial Closing. The obligations of Buyer and Newco to effect the Initial Closing shall be further subject to the satisfaction, or to the extent permitted by applicable law, the waiver on or prior to the Initial Closing of each of the following conditions:

(a) the Company shall have performed in all material respects each of its agreements and covenants contained in or contemplated by this Agreement and the Amalgamation Agreement that are required to be performed by it at or prior to the Initial Closing pursuant to the terms hereof;

(b) (i) each of the representations and warranties made by the Company in this Agreement that is qualified by reference to materiality or Company Material Adverse Effect shall be true and correct as so qualified as of the date of this Agreement and at and as of the Initial Closing Date as if made on that date (except in any case that any such representations and warranties that expressly speak as of a specified date or time need only be so true and correct as of such specified date or time) and (ii) each of the other representations and warranties made by the Company in this Agreement shall be true and correct as of the date of this Agreement and at and as of the Initial Closing Date as if made on that date (except in any case that representations and warranties that expressly speak as of a specified date or time need only be so true and correct as of such specified date or time), except for such failures to be true and correct which have not resulted, individually or in the aggregate, in a Company Material Adverse Effect;

(c) since the date of this Agreement, no event, circumstance or change shall have occurred that (alone or together with other events, circumstances or changes) has had a Company Material Adverse Effect;

(d) the Company or any of its applicable Subsidiaries shall have given notice, substantially in the form attached hereto as Exhibit G, to the minority holders of PFR for purposes of effecting the Company’s or any such Subsidiary’s right under the Operating Agreement of PFR dated as of April 12, 2004 and in accordance with the terms of such Operating Agreement to cause such minority holders to sell the units of PFR owned by such persons to an applicable Subsidiary of the Company, it being understood that the closing of such exercise and sale of PFR units will not occur prior to the Effective Time; and

(e) Buyer and Newco shall have received a certificate signed by the chief financial officer of the Company, dated the Initial Closing Date, to the effect that, to such officer’s knowledge, the conditions set forth in Sections 9.3(a) and 9.3(b) hereof have been satisfied or waived.

SECTION 9.4 Conditions to Each Party’s Obligations to Effect the Amalgamation. The respective obligations of the Company, Buyer and Newco to effect the Closing and cause the Amalgamation to be consummated are subject to the satisfaction or, to the extent permitted by applicable law, the waiver on or prior to the Effective Time of each of the following conditions:

(a) the Initial Closing shall have occurred;

(b) (i) the actions set forth in Steps III, IV and V of the Pledge and Escrow Procedures shall have been completed in all material respects and (ii) the shares of the applicable Subsidiaries of the Company contemplated to be pledged pursuant to the Pledge and Escrow Procedures (the “Pledged Shares”) shall remain blocked in pledge (as contemplated by the Pledge and Escrow Procedures); provided, however, that the right of a party to avail itself of the condition to Closing contained in the preceding clause (ii) shall not be available for any party whose failure (or whose affiliate’s failure) to perform, in any material respect, any of such party’s or such party’s affiliate’s covenants or agreements with respect to the Pledge and Escrow Procedures has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such time that the Pledged Shares no longer remain so blocked in pledge (a “Failure to Act”); provided, further, that if the Pledged Shares shall, after having been blocked in pledge, cease to remain to be blocked in pledge, or it should become reasonably certain that the Effective Time will not occur prior to the time that the Pledged Shares will cease to remain to be blocked in pledge, the parties hereto agree to work in good faith to have the Pledged Shares remain blocked in pledge on terms substantially consistent as those contemplated by the Pledge and Escrow Procedures and the agreements, instruments, certificates, orders and other documents relating thereto for a period not to exceed three Business Days from the date the Pledged Shares ceased or are expected to cease, as applicable, to be blocked in pledge, except that a party (Buyer and Newco shall be considered one party for these purposes) need not agree to so work in good faith to continue to have the Pledged Shares remain blocked in pledge if the Effective Time has not occurred because of a Failure to Act by the other party or any of such other party’s affiliates; and

(c) no provision of any applicable law or regulation and no judgment, injunction, order or decree of any competent Governmental Entity which is then in effect shall prohibit or enjoin the consummation of the Amalgamation or otherwise have the effect of making the Amalgamation illegal.

SECTION 9.5 Conditions to the Company’s Obligations to Effect the Amalgamation. The obligation of the Company to effect the Closing and cause the Amalgamation to be consummated shall be further subject to the satisfaction, or to the extent permitted by applicable law, the waiver on or prior to the Effective Time of the following condition:

(a) each of Buyer and Newco shall have performed in all material respects each of its respective agreements and covenants contained in or contemplated by this Agreement (including the Pledge and Escrow Procedures) and the Amalgamation Agreement that are required to be performed by it following the Initial Closing and at or prior to the Effective Time pursuant to the terms hereof.

SECTION 9.6 Conditions to Buyer’s and Newco’s Obligations to Effect the Amalgamation. The obligations of Buyer and Newco to effect the Closing and cause the Amalgamation to be consummated shall be further subject to the satisfaction, or to the extent permitted by applicable law, the waiver on or prior to the Effective Time of the following condition:

(a) the Company shall have performed in all material respects each of its agreements and covenants contained in or contemplated by this Agreement (including the Pledge and Escrow Procedures) and the Amalgamation Agreement that are required to be performed by it following the Initial Closing and at or prior to the Effective Time pursuant to the terms hereof.

ARTICLE X

TERMINATION

SECTION 10.1 Termination. Notwithstanding anything herein to the contrary, this Agreement may be terminated and the Amalgamation may be abandoned at any time prior to the Effective Time, whether before or after the Company has obtained shareholder approval thereof:

(a) by the mutual written consent of the Company and Buyer;

(b) by either the Company or Buyer, if the Amalgamation has not been consummated by the close of business (New York City time) on December 31, 2006, (the “Outside Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(b) shall not be available to any party whose failure to perform, in any material respect, any of such party’s covenants or agreements contained in this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

(c) by either the Company or Buyer, if there shall be any applicable law or regulation that prohibits the consummation of the Amalgamation or otherwise has the effect of making the consummation of the Amalgamation illegal or if any judgment, injunction, order or decree of any competent Governmental Entity which is then in effect enjoining or otherwise prohibiting Buyer or the Company from consummating the Amalgamation is entered and such judgment, injunction, order or decree shall become final and nonappealable;

(d) by either the Company or Buyer, if the Company’s shareholders fail to vote in favor of the approval of the Amalgamation and the approval and adoption of this Agreement and the Amalgamation Agreement at the Special Meeting or at any adjournment thereof; provided, however, that the right to terminate this Agreement under this Section 10.1(d) shall not be available to any party whose failure to perform, in any material respect, any of such party’s covenants or agreements contained in this Agreement has been the cause of the failure to obtain such shareholder approval;

(e) by the Company (so long as the Company is not then in material breach of this Agreement), (i) prior to the Initial Closing, if Buyer breaches any covenant or agreement on its part set forth in this Agreement, such that the condition set forth in Section 9.2(a) would not be satisfied as of the time of such breach; provided, that if such breach is curable through the commercially reasonable efforts of Buyer and for so long as Buyer continues to use such efforts, this Agreement may not be terminated by the Company pursuant to this Section 10.1(e) for such breach unless such breach is not cured by the earlier of (A) 20 days after notice of such breach is given by the Company to Buyer or (B) the Outside Termination Date or (ii) following the Initial Closing, if Buyer breaches any covenant or agreement on its part set forth in this Agreement, such that the condition set forth in Section 9.5(a) would not be satisfied as of the time of such breach; provided, that if such breach is curable through the commercially reasonable efforts of Buyer and for so long as Buyer continues to use such efforts, this Agreement may not be terminated by the Company pursuant to this Section 10.1(e) for such breach unless such breach is not cured by the earlier of (A) three days after notice of such breach is given by the Company to Buyer or (B) the Outside Termination Date;

(f) by Buyer (so long as Buyer is not then in material breach of this Agreement), (i) prior to the Initial Closing, if the Company breaches any covenant or agreement on its part set forth in this Agreement, such that the condition set forth in Section 9.3(a) would not be satisfied as of the time of such breach; provided, that if such breach is curable through the commercially reasonable efforts of the Company and for so long as the Company continues to use such efforts, this Agreement may not be terminated by Buyer pursuant to this Section 10.1(f)

for such breach unless such breach is not cured by the earlier of (A) 20 days after notice of such breach is given by Buyer to the Company or (B) the Outside Termination Date or (ii) following the Initial Closing, if the Company breaches any covenant or agreement on its part set forth in this Agreement, such that the condition set forth in Section 9.6(a) would not be satisfied as of the time of such breach; provided, that if such breach is curable through the commercially reasonable efforts of the Company and for so long as the Company continues to use such efforts, this Agreement may not be terminated by Buyer pursuant to this Section 10.1(f) for such breach unless such breach is not cured by the earlier of (A) three days after notice of such breach is given by Buyer to the Company or (B) the Outside Termination Date;

(g) by the Company or Buyer, if the Board determines to accept a Superior Proposal, provided that the Company may not terminate pursuant to this Section 10.1(g) unless it has materially complied with all provisions of Sections 6.4 and 10.3 hereof;

(h) by Buyer, if the Board shall have withdrawn or modified or amended in a manner adverse to Buyer its approval or recommendation of the Amalgamation or its recommendation that shareholders of the Company vote for the approval of the Amalgamation and the approval and adoption of this Agreement and the Amalgamation Agreement; or

(i) by the Company, if the Guarantor breaches the Guarantee, or the Guarantee ceases to be in effect or the benefits afforded to the Company pursuant thereto are materially diminished or compromised; provided, that, subject to Buyer’s compliance with its obligations under Section 7.8 hereof, if such breach, cessation or benefits diminution or compromise is curable through the commercially reasonable efforts of the Guarantor and for so long as the Guarantor continues to use such efforts, this Agreement may not be terminated by the Company pursuant to this Section 10.1(i) for such breach, cessation or benefits diminution or compromise unless such breach, cessation or benefits diminution or compromise is not cured by not later than five days after notice of such breach, cessation or benefits diminution or compromise is given by the Company to Buyer.

The party desiring to terminate this Agreement shall give written notice of such termination to the other party.

SECTION 10.2 Effect of Termination.

(a) Except for any breach of this Agreement by any party hereto (which breach and liability therefor shall not be affected by the termination of this Agreement), if this Agreement is terminated pursuant to Section 10.1 hereof, then this Agreement shall become void and of no effect with no liability on the part of any party hereto; provided that the agreements contained in this Section 10.2 and in Sections 8.3 and 10.3 and the second proviso to the first sentence of Section 6.3 hereof shall survive the termination hereof; and provided further that the Confidentiality Agreement shall remain in full force and effect.

(b) Each of Buyer and Newco agrees that neither the Company nor its directors, officers, employees, representatives or agents, nor any Person who shall make an Acquisition Proposal, shall be deemed, by reason of the making of such proposal or any actions taken in connection with it not otherwise in violation of this Agreement, to have tortiously or otherwise wrongfully interfered with or caused a breach of this Agreement, or other agreements, instruments and documents executed in connection herewith, or the rights of Buyer or Newco or any of their affiliates hereunder.

SECTION 10.3 Fees and Expenses.

(a) If this Agreement is terminated pursuant to Section 10.1(g), then, subject to Section 11.9, the Company shall, by no later than the time of such termination, pay Buyer a fee of $2,000,000 (the “Termination Fee”) by wire transfer of immediately available funds to an account specified to the Company by Buyer.

(b) If this Agreement is terminated pursuant to Section 10.1(b) or Section 10.1(f), and prior to such termination an Acquisition Proposal (other than by Buyer, Newco or any of their affiliates) shall have been made and not bona fidely withdrawn or rejected and, within nine months following such termination, the Company enters into a definitive agreement for or consummates an Acquisition Proposal, but not, with respect to a termination pursuant to Section 10.1(b), if the Outside Termination Date shall have passed without the Closing having occurred as a result of the conditions set forth in Sections 9.1(b), 9.1(c), 9.2, 9.4 or 9.5 not having been satisfied, then, subject to Section 11.9, the Company shall, by no later than two business days after the date the Company enters into any such agreement for or consummates an Acquisition Proposal, as applicable, pay Buyer the Termination Fee by wire transfer of immediately available funds to an account specified to the Company by Buyer.

(c) If this Agreement is terminated pursuant to Section 10.1(d), and prior to the Special Meeting an Acquisition Proposal (other than by Buyer, Newco or any of their affiliates) shall have been publicly announced and not bona fidely withdrawn or rejected and, within nine months following such termination, the Company enters into a definitive agreement for or consummates an Acquisition Proposal, then, subject to Section 11.9, the Company shall, by no later than two business days after the date the Company enters into any such agreement for or consummates an Acquisition Proposal, as applicable, pay Buyer the Termination Fee by wire transfer of immediately available funds to an account specified to the Company by Buyer.

(d) If this Agreement is terminated pursuant to Section 10.1(h), and at the time that the Board withdrew or modified or amended in a manner adverse to Buyer the Board’s approval or recommendation of the Amalgamation or its recommendation that shareholders of the Company vote for the approval of the Amalgamation and the approval and adoption of this Agreement and the Amalgamation Agreement, which gave rise to the right and exercise of termination of this Agreement pursuant to Section 10.1(h), an Acquisition Proposal (other than by Buyer, Newco or any of their affiliates) shall have been made and not bona fidely withdrawn or rejected, then, so long as such withdrawal, modification or amendment by the Board was not for a bona fide reason other than the existence of such Acquisition Proposal, subject to Section 11.9, the Company shall, by no later than two business days after the date of termination of this Agreement, pay Buyer the Termination Fee by wire transfer of immediately available funds to an account specified to the Company by Buyer.

(e) The Company acknowledges that the agreements contained in Section 10.3(a), (b), (c) and (d) are an integral part of the transactions contemplated in this Agreement,

and that, without these agreements, Buyer would not enter into this Agreement. Accordingly, if the Company fails to pay the amount due pursuant to Section 10.3(a), (b), (c) or (d) when it is required to be paid, and, in order to obtain such payment, Buyer commences a proceeding in accordance with Section 11.12 that results in a final finding against the Company for the fee set forth in Section 10.3(a), (b), (c) or (d), the Company shall pay to Buyer its costs and expenses (including attorneys’ fees) in connection with such proceeding, including any costs of collection, together with interest on the amount of the fee at the rate of 8% per annum from the date such fee was required to be paid.

(f) All fees, costs and expenses of the Escrow Agent and the other third parties (other than representatives or agents of a party hereto or such parties’ Subsidiaries) contemplated to provide services or be involved in the actions contemplated by the Pledge and Escrow Arrangements shall be paid by the Company, except as follows: (a) if this Agreement is terminated for any reason, Buyer shall be liable for and shall pay all of such fees, costs and expenses and following such termination Buyer shall promptly reimburse the Company for any such fees, costs and expenses which had been previously paid by the Company or any of its affiliates; and (b) if this Agreement is terminated and the Company becomes obligated to pay the Termination Fee, the amount of the Termination Fee shall be reduced by the amount of such fees, costs and expenses incurred and paid by the Company and its affiliates and not previously reimbursed to the Company by Buyer.

(g) Except as provided otherwise in Section 3.2, Section 7.2, Section 7.5 and this Section 10.3, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

ARTICLE XI

MISCELLANEOUS

SECTION 11.1 Notices. Subject to Section 11.12 hereof, all notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement to any party hereunder shall be in writing and deemed given upon (a) personal delivery, (b) transmitter’s confirmation of a receipt of a facsimile transmission at the fax numbers provided below (or at such other fax number for a party as shall be specified by notice given hereunder), (c) confirmed delivery by a standard carrier or when delivered by hand or (d) when mailed in the United States by certified or registered mail, postage prepaid, addressed at the following addresses (or at such other address or fax number for a party as shall be specified by notice given hereunder):

If to Buyer or Newco, to:

Isvias Trading Limited

Bld. 2, house 17, B. Nikitskaya Str.,

125009, city of Moscow, Russia

Fax: + 7 (495) 771-6537

Attention: Elnur Kurbanov and Alexander Amosov

with a copy to:

Clifford Chance LLP

31 West 52nd Street

New York, New York 10019

U.S.A.

Fax: (212) 878-8375

Attention: Richard D. Pritz

If to the Company, to:

Harbor Global Company Ltd.

One Faneuil Hall Marketplace

Boston, Massachusetts 02109

U.S.A.

Fax: (617) 249-0219

Attention: Stephen G. Kasnet

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

One Beacon Street, 31st Floor

Boston, Massachusetts 02108

U.S.A.

Fax: (617) 573-4822

Attention: Louis A. Goodman

SECTION 11.2 Survival of Representations and Warranties. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time. All other covenants and agreements contained herein, which by their terms are to be performed in whole or in part subsequent to the Effective Time, shall survive the Amalgamation in accordance with their terms.

SECTION 11.3 Interpretation. References herein to the “Knowledge of the Company” or to the “Company’s Knowledge” shall mean the actual knowledge of the members of senior management of the Company, and references to “Knowledge” with respect to Buyer shall mean the knowledge of the senior management of Buyer. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties hereto and shall not in any way affect the meaning or interpretation of this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement. The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, annex, exhibit and schedule references are to the articles, sections, paragraphs, annexes, exhibits and schedules of this Agreement unless otherwise specified. The plural of any defined term shall have a meaning correlative to such defined term, and vice versa, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning. A reference to any party to this Agreement or any other agreement or document shall include such party’s successors and permitted assigns. For purposes of this Agreement, a “business day” shall mean any day that is not a Saturday, Sunday or a day on which banks are required or authorized to be closed in the State of New York. A reference to any legislation or to any provision of any legislation shall include any amendment, modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto. All dollar amounts listed herein, in the Amalgamation Agreement, in the Pledge and Escrow Procedures (including any agreements, instruments, certificates, orders and other documents contemplated by or in connection therewith), in the Company Disclosure Schedule and in any other exhibit, schedule or annex hereto, unless otherwise provided, are denominated in the currency of the United States of America.

SECTION 11.4 Company Disclosure Schedule. The inclusion of any item in the Company Disclosure Schedule (a) does not represent a determination by the Company that such item is “material” to the Company and its Subsidiaries as a whole or has, or would reasonably be expected to have, a Company Material Adverse Effect and (b) does not represent a determination by the Company that such item did not arise in the ordinary course of business of the Company and its Subsidiaries. The taking of an action by the Company or the effect thereof in connection with matters contemplated by Section 1.2(b) and Section 9.3(d) hereof shall be deemed to be included in the Company Disclosure Schedule with respect to each applicable Section and subsection of this Agreement without the need to list those matters in the Company Disclosure Schedule.

SECTION 11.5 Amendments, Modification and Waiver.

(a) Except as may otherwise be provided herein, any provision of this Agreement may be amended, modified or waived by the parties hereto prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Buyer and Newco or, in the case of a waiver, by the party against whom the waiver is to be effective; provided that after the approval and adoption of this Agreement and the Amalgamation Agreement by the shareholders of the Company, no such amendment shall be made except as allowed under applicable law.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

SECTION 11.6 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto. Notwithstanding the foregoing, Buyer may assign its rights under this Agreement to any direct or indirect wholly owned subsidiary of Buyer without the Company’s consent; provided, however, that any such assignment shall not relieve Buyer of its obligations hereunder and Buyer may not assign any rights or delegate any obligations it may have in connection with the actions contemplated by the Escrow Agreement, except to the extent expressly permitted under the Escrow Agreement.

SECTION 11.7 Specific Performance; Remedies. The parties acknowledge and agree that any breach of the terms of this Agreement would give rise to irreparable harm for which money damages would not be an adequate remedy and accordingly the parties agree that, in addition to any other remedies, each shall be entitled to enforce the terms of this Agreement and the Amalgamation Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy. Notwithstanding anything herein, including in any exhibit hereto or document to be entered into in connection herewith, that may be to the contrary, (a) in no event shall any party hereto or any of their Subsidiaries or their affiliates have any right to, nor shall they, execute upon, seize or take any other action to substantially similar effect with respect to, and each party hereto shall cause its respective Subsidiaries and their affiliates not to, and not permit its respective Subsidiaries and their affiliates to, execute upon, seize or take any other action to substantially similar effect with respect to, for any reason, any asset or right held pursuant to the Pledge and Escrow Procedures, including the Pledged Shares and the Escrow Fund, including in connection with any breach or alleged breach by any party hereto of this Agreement or any other agreement contemplated hereby (including the agreements, instruments, certificates, orders and other documents contemplated to be entered into or otherwise executed and delivered pursuant to the Pledge and Escrow Procedures), other than to enforce such agreements in accordance with their terms (it being understood that in no event shall (i) Buyer, Newco or any of their Subsidiaries or their affiliates have any right to execute upon, seize or take any action to substantially similar effect with respect to the Pledged Shares or (ii) the Company or any of its Subsidiaries or their affiliates have any right to execute upon, seize or take any other action to substantially similar effect with respect to the Escrow Fund) and (b) each party hereto shall, and shall cause its Subsidiaries and their affiliates to, use all reasonable efforts to cause all assets and rights held pursuant to the Pledge and Escrow Procedures, including those referred to in clause (a) of this sentence, to be promptly released from escrow or pledge to the extent contemplated by the terms of such agreements at the times contemplated by such agreements, and if despite such parties’ reasonable efforts to cause such release by such time, such release does not occur, to continue to use all reasonable efforts to cause such release as soon as possible thereafter; provided, however, that, notwithstanding the foregoing, (A) the Company and its applicable Subsidiaries shall be entitled to take action against the Escrow Fund, and the Company shall not be required to comply with clause (b) of this Section 11.7, if Buyer or Newco breaches or violates its obligations pursuant to this Section 11.7 to (i) not execute upon, seize or take any other action to substantially similar effect with respect to the Pledged Shares or (ii) cause its respective Subsidiaries and their affiliates not to, or not permit its respective Subsidiaries and their affiliates to, do the same and (B) Buyer and Newco shall be entitled to take action against the Pledged Shares, and Buyer and Newco shall not be required to comply with clause (b) of this Section 11.7, if the Company breaches or violates its obligations pursuant to this Section 11.7 to (i) not execute upon, seize or take any other action to substantially similar effect with respect to the Escrow Fund or (ii) cause its Subsidiaries and their affiliates not to, or not permit its Subsidiaries and their affiliates to, do the same (it being understood that the Company’s taking, or causing or permitting to be taken, any such action (x) for purposes of enforcing such agreements referred to above in accordance with their terms or (y) following any violation or breach by Buyer or Newco of this Section 11.7, would be deemed not to be a breach or violation by the Company of its obligations under this Section 11.7). Each party hereto acknowledges and agrees that the other parties would be irreparably harmed by any violation or attempted violation of the foregoing matter, and in any such case, the parties hereto would be entitled to equitable and injunctive relief and punitive, consequential and other special damages as result thereof.

SECTION 11.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to principles of conflicts of laws thereof that would require the application of any other law. If the choice of law in the foregoing sentence is found to be unenforceable for any reason, then the parties hereto agree that in no case shall this Agreement, or any claims relating to or arising out of the relationship of the parties hereto with respect to the subject matter hereof, be governed by, construed under or interpreted in accordance with the laws of the Russian Federation. Notwithstanding anything that may be to the contrary in this Section 11.8, the Amalgamation Agreement shall be governed by and construed in accordance with the laws of Bermuda.

SECTION 11.9 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein are not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner. The Company shall be obligated to pay any Termination Fee required under Section 10.3 unless by final judgment of a court of competent jurisdiction, all possibility of appeals having been exhausted, it shall have been determined that the payment of the Termination Fee may not be authorized under Bermuda law in the exercise of the Board members’ fiduciary duties or is not enforceable under Bermuda law. The foregoing provision is not intended to imply that the parties take the position that the obligation to pay, or the payment of, any Termination Fee pursuant to the terms and conditions of this Agreement may not be so authorized or enforceable.

SECTION 11.10 Third Party Beneficiaries. This Agreement is for the benefit of the Company and its successors and permitted assigns, with respect to the obligations of Buyer and Newco under this Agreement, and for the benefit of Buyer and Newco, and their respective successors and permitted assigns, with respect to the obligations of the Company under this Agreement, and this Agreement shall not, except to the extent necessary to enforce the provisions of Article III, Section 7.4 and Section 8.2 hereof, be deemed to confer upon or give to any other third party any remedy, claim, liability, reimbursement, cause of action or other right.

SECTION 11.11 Entire Agreement. This Agreement, including any exhibits or schedules hereto (and any exhibits and schedules to such exhibits and schedules), and the Confidentiality Agreement, constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements or understandings, both written and oral, between the parties or any of them with respect to the subject matter hereof.

SECTION 11.12 Dispute Resolution; Consent to Jurisdiction. Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or validity thereof, shall be finally settled by arbitration in accordance with the International Arbitration Rules of the American Arbitration Association (“AAA”) then in effect, except as modified herein. The place of arbitration shall be New York, New York. If there are two parties (which, for these purposes, Buyer and Newco shall be considered one party) to the arbitration, there shall be three neutral and impartial arbitrators, of whom each Party shall appoint one within 30 days of the receipt by the respondent of the demand for arbitration. The two arbitrators so appointed shall select the chair of the arbitral tribunal within 30 days of the appointment of the second arbitrator. If there are more than two parties (which, for these purposes, Buyer and Newco shall be considered one party) to the arbitration, the parties shall have 30 days from receipt by respondent(s) of a copy of the demand for arbitration to agree on a panel of three arbitrators. If any arbitrator is not appointed within the time limit provided herein, such arbitrator shall be appointed by the AAA in accordance with a listing, striking and ranking procedure, with each party having a limited number of strikes, excluding strikes for cause. In rendering an award, the arbitral tribunal shall be required to follow the laws of the State of New York. Any arbitration proceedings, decision or award rendered hereunder and the validity, effect and interpretation of this arbitration agreement shall be governed by the Federal Arbitration Act, 9 U.S.C. §1 et seq. The award shall be in writing and shall state the findings of fact and conclusions of law on which it is based. The arbitration award shall include an assessment of the costs of the arbitration (including the fees and expenses of the AAA, the arbitrator(s) and any expert witnesses, and the reasonable attorneys’ fees of the prevailing party or parties) against the non-prevailing party or parties. The award shall be final and binding upon the parties and shall be the sole and exclusive remedy between the parties regarding any claims, counterclaims, issues or accounting presented to the arbitrator(s). Judgment upon the award may be entered in any court having jurisdiction. Any costs or fees (including attorneys’ fees and expenses) incident to enforcing the award shall be charged against the party resisting such enforcement. By agreeing to arbitration, the parties do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment, or other order in aid of arbitration proceedings and the enforcement of any award. Without prejudice to such provisional remedies as may be available under the jurisdiction of a court, the arbitral tribunal shall have full authority to grant provisional remedies and to direct the parties to request that any court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any party to respect the arbitral tribunal’s orders to that effect. The parties hereby submit to the jurisdiction of the federal and state courts in the City of New York, State of New York, United States of America (the “New York Courts”) for the purpose of an order to compel arbitration, for preliminary relief in aid of arbitration or for a preliminary injunction to maintain the status quo or prevent irreparable harm prior to the appointment of the arbitrators, and to the non-exclusive jurisdiction of the New York Courts for the enforcement of any award issued hereunder. Each party to this Agreement irrevocably agrees that all process in any such proceedings in any New York Court may be effected by sending to it a copy thereof (a) by registered or certified mail (or any substantially similar form of mail, including a form of mail in the intended recipient’s jurisdiction that would most closely approximate such form of mail), postage prepaid, (b) by confirmed delivery by a standard courier or (c) by facsimile transmission if such party confirms receipt of such transmission in writing, in each case, at its address or facsimile number, as applicable, set forth in Section 11.1 hereof or at such other address or facsimile number, as applicable, of which the other parties hereto shall have been notified pursuant thereto, such service being hereby acknowledged by the parties to this Agreement to be effective and binding service in every request. Each party to this Agreement irrevocably waives, to the fullest extent it may effectively do so, any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens or any right of jurisdiction on account of the place of residence or domicile which it may now or hereafter have to the bringing of any such action or proceeding in any New York Court. Nothing herein shall affect the right to serve process in any other manner permitted by applicable law.

SECTION 11.13 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

[Signature Page To Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

HARBOR GLOBAL COMPANY LTD.

By:	/s/ STEPHEN G. KASNET
Name:	Stephen G. Kasnet
Title:	President and CEO

ISVIAS TRADING LIMITED

By:	/s/ PAVIL SYTIN
Name:	Pavel Sytin
Title:	Director

NAMREDIPS LTD.

By:	/s/ ALEXANDER AMOSOV
Name:	Alexander Amosov
Title:	Director

[Signature Page to Agreement and Plan of Amalgamation]

APPENDIX B

AMALGAMATION AGREEMENT

THIS AGREEMENT is made as of the 18th day of August, 2006.

BETWEEN:

(i)	Namredips Ltd., a company incorporated under the laws of Bermuda having its registered office at Milner House, 18 Parliament Street, Hamilton HM FX, Bermuda (“Amalgamation Sub”); and

(ii)	Harbor Global Company Ltd., a company incorporated under the laws of Bermuda having its registered office at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda (the “Company”).

WHEREAS, the Company and Amalgamation Sub have agreed to amalgamate pursuant to the provisions of the Companies Act 1981 of Bermuda, as amended, and continue as a Bermuda exempted company on the terms and conditions hereinafter appearing (the remaining company to be known in this Agreement as the “Amalgamated Company”); and

WHEREAS, the board of directors of the Company and the board of directors of Amalgamation Sub have (a) determined that the Amalgamation (as defined below) is advisable and in the best interests of the Company or Amalgamation Sub, as the case may be, and (b) approved and adopted this Agreement, the Transaction Agreement (as defined below), the Amalgamation and the other transactions contemplated by this Agreement and the Transaction Agreement; and

WHEREAS, Parent (as defined below), as the sole shareholder of Amalgamation Sub, has approved this Agreement, the Transaction Agreement, the Amalgamation and the other transactions contemplated by this Agreement and the Transaction Agreement.

NOW IT IS HEREBY AGREED as follows:

1.	Interpretation

1.1	In this Agreement, unless the context otherwise requires, the following words and expressions shall have the following meanings:

the “Act” means the Companies Act 1981 of Bermuda, as amended;

this “Agreement” means this Amalgamation Agreement;

the “Amalgamated Company Shares” means the common shares of the Amalgamated Company of US$1.00 par value each;

the “Amalgamation” means the amalgamation of Amalgamation Sub and the Company pursuant to this Agreement and the Act;

the “Amalgamation Consideration” shall have the meaning attributed to such term in the Transaction Agreement;

the “Common Shares” means the common shares of the Company, par value US$0.0025 per share;

the “Dissenting Shareholders” shall have the meaning attributed to such term in the Transaction Agreement;

the “Dissenting Shares” shall have the meaning attributed to such term in the Transaction Agreement;

the “Effective Time” means the date and time at which the Amalgamation becomes effective pursuant to the Act;

the “Excluded Shares” means the Common Shares referred to in Section 2.1(c) of the Transaction Agreement;

“Parent” means Isvias Trading Limited, a company incorporated under the laws of the Republic of Cyprus; and

the “Transaction Agreement” means the Agreement and Plan of Amalgamation, dated as of August 18, 2006, by and among Parent, Amalgamation Sub and the Company, as amended to the date hereof.

1.2	In this Agreement unless the context otherwise requires:

1.2.1 references to statutory provisions shall be construed as references to those provisions as amended or re-enacted or as their application is modified by other provisions from time to time and shall include references to any provisions of which they are re-enactments (whether with or without modification); and

1.2.2 unless otherwise stated, references to clauses, paragraphs and sections are references to clauses, paragraphs and sections hereof; and

1.2.3 references to the singular shall include the plural and vice versa and references to the masculine shall include the feminine and/or neuter and vice versa; and

1.2.4 references to persons shall include companies, partnerships, corporations, associations, individuals, entities, and bodies of persons, whether incorporated or unincorporated; and

1.2.5 clause headings shall not affect the construction hereof.

2.	Amalgamation

Upon the terms and subject to the conditions of the Transaction Agreement and this Agreement, and in accordance with the Act, the parties hereby agree that at the Effective Time, Amalgamation Sub and the Company shall amalgamate pursuant to the Act.

3.	Name, Memorandum and Bye-Laws

3.1	The name of the Amalgamated Company shall be “NHG Ltd.”

3.2	The Memorandum of Association of the Amalgamated Company shall be that of Amalgamation Sub.

3.3	The Bye-Laws of the Amalgamated Company shall be those of Amalgamation Sub.

4.	Directors

The names and addresses of the persons proposed to be directors of the Amalgamated Company are as follows:

Name	Address
Amosov Alexander Vladimirovich	Bolshaya Nikitskaya 17/2, Moscow, Russia 125009

Sytin Pavel Borisovich	Bolshaya Nikitskaya 17/2, Moscow, Russia 125009

5.	Conversion of Shares

5.1	At the Effective Time, by virtue of the Amalgamation and without any action on the part of Amalgamation Sub, the Company or the holders of any shares or securities thereof, pursuant to and in accordance with the terms and conditions of the Transaction Agreement and this Agreement:

5.1.1 each Common Share (other than the Excluded Shares and, subject to Section 2.1(d) of the Transaction Agreement, the Dissenting Shares) shall be cancelled and extinguished and converted into the right to receive the Amalgamation Consideration;

5.1.2 each Excluded Share shall be cancelled and extinguished without any conversion thereof, and no payment shall be made with respect thereto;

5.1.3 subject to Section 2.1(d) of the Transaction Agreement, each Dissenting Share shall be cancelled and extinguished and converted into the right to receive payment of fair value pursuant to and subject to Section 106 of the Act; provided that if a Dissenting Shareholder withdraws its claim to receive payment of fair value for its Common Shares, such holder’s right to receive payment of fair value shall be deemed to have converted as of the Effective Time into the right to receive the Amalgamation Consideration in accordance with clause 5.1.1; and

5.1.4 each share of Amalgamation Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued and fully paid Amalgamated Company Share.

6.	Termination

6.1	This Agreement shall automatically terminate upon the termination of the Transaction Agreement.

6.2	In the event of the termination of this Agreement pursuant to clause 6.1, this Agreement shall forthwith become void, there shall be no liability under this Agreement on the part of Amalgamation Sub or the Company or any of their respective officers or directors, and all rights and obligations of any party hereto under this Agreement shall cease; provided, however, that nothing herein shall relieve any party from liability for any prior breach of the terms hereof or any liability that such party may have under the Transaction Agreement.

7.	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of Bermuda and the parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of the courts of Bermuda.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF this Agreement has been duly executed by or on behalf of each of the parties hereto.

SIGNED BY		/s/ STEPHEN G. KASNET	}
	Name:	Stephen G. Kasnet
	Title:	President and CEO
}
for and on behalf of Harbor Global Company Ltd.			}

}

SIGNED BY		/s/ ALEXANDER AMOSOV	}
	Name:	Alexander Amosov
	Title:	Director
}
for and on behalf of Namredips Ltd.			}

}

APPENDIX C

SECTION 106 OF THE COMPANIES ACT 1981, AS AMENDED, OF BERMUDA

(1) The directors of each amalgamating company shall submit the amalgamation agreement for approval to a meeting of the holders of shares of the amalgamating company of which they are directors and, subject to subsection (4), to the holders of each class of such shares.

(2) A notice of a meeting of shareholders complying with section 75 shall be sent in accordance with that section to each shareholder of each amalgamating company, and shall—

(a) include or be accompanied by a copy or summary of the amalgamating agreement; and

(b) subject to subsection (2A), state—

(i) the fair value of the shares as determined by each amalgamating company; and

(ii) that a dissenting shareholder is entitled to be paid the fair value of his shares.

(2A) Notwithstanding subsection (2)(b)(ii), failure to state the matter referred to in that subsection does not invalidate an amalgamation.

(3) Each share of an amalgamating company carries the right to vote in respect of an amalgamation whether or not it otherwise carries the right to vote.

(4) The holders of shares of a class of shares of an amalgamating company are entitled to vote separately as a class in respect of an amalgamation if the amalgamation agreement contains a provision which would constitute a variation of the rights attaching to any such class of shares for the purposes of section 47.

(4A) The provisions of the bye-laws of the company relating to the holding of general meetings shall apply to general meetings and class meetings required by this section provided that, unless the bye-laws otherwise provide, the resolution of the shareholders or class must be approved by a majority vote of three-fourths of those voting at such meeting and the quorum necessary for such meeting shall be two persons at least holding or representing by proxy more than one-third of the issued shares of the company or the class, as the case may be, and that any holder of shares present in person or by proxy may demand a poll.

(5) An amalgamation agreement shall be deemed to have been adopted when it has been approved by the shareholders as provided in this section.

(6) Any shareholder who did not vote in favour of the amalgamation and who is not satisfied that he has been offered fair value for his shares may within one month of the giving of the notice referred to in subsection (2) apply to the Court to appraise the fair value of his shares.

(6A) Subject to subsection (6B), within one month of the Court appraising the fair value of any shares under subsection (6) the company shall be entitled either—

(a) to pay to the dissenting shareholder an amount equal to the value of his shares as appraised by the Court; or

(b) to terminate the amalgamation in accordance with subsection (7).

(6B) Where the Court has appraised any shares under subsection (6) and the amalgamation has proceeded prior to the appraisal then, within one month of the Court appraising the value of the shares, if the amount paid to

C-1

dissenting shareholder for his shares is less than that appraised by the Court the amalgamated company shall pay to such shareholder the difference between the amount paid to him and the value appraised by the Court.

(6C) No appeal shall lie from an appraisal by the Court under this section.

(6D) The costs of any application to the Court under this section shall be in the discretion of the Court.

(7) An amalgamation agreement may provide that at any time before the issue of a certificate of amalgamation the agreement may be terminated by the directors of an amalgamating company, notwithstanding approval of the agreement by the shareholders of all or any of the amalgamating companies.

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PLEASE DETACH PROXY CARD HERE

HARBOR GLOBAL COMPANY LTD.

SPECIAL GENERAL MEETING OF SHAREHOLDERS

TO BE HELD ON NOVEMBER 13, 2006

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, revoking all previous proxies, hereby appoints and authorizes Stephen G. Kasnet and Donald H. Hunter, or any one or both of them, as proxies with full power of substitution and resubstitution to represent the undersigned at the Special General Meeting of Shareholders of Harbor Global Company Ltd. (the “Company”) to be held November 13, 2006 at 9:30 a.m., local time, at the Omni Parker House Hotel, Press Room, 60 School Street, Boston, Massachusetts 02108, and at any adjournments or postponements thereof, to vote all the common shares, par value $0.0025 per share, of the Company which the undersigned would be entitled to vote, with all the powers which the undersigned would possess if personally present, on all matters set forth in the Notice of Special General Meeting of Shareholders and Proxy Statement, dated October 6, 2006, receipt of which is hereby acknowledged by the undersigned, and at his or their discretion on such other matters as may properly come before the Special General Meeting.

If this proxy is properly executed, the proxy holders will vote the shares represented by this proxy in the manner indicated herein, and unless a contrary direction is indicated, the proxy holders will vote FOR Proposal 1 as set forth in the Notice of Special General Meeting of Shareholders. This proxy, when properly executed, will also be voted in the discretion of the aforesaid proxies upon such other business as may properly come before the Special General Meeting or any adjournment(s) thereof.

SEE REVERSE SIDE	TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

Please date, sign and mail

Your proxy card back as soon as possible!

PLEASE DETACH PROXY CARD HERE

☒Please mark votes as in this example.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 1 LISTED BELOW

	FOR	AGAINST	ABSTAIN
Proposal 1 to approve the following resolution: RESOLVED, that (i) the Agreement and Plan of Amalgamation, dated as of August 18, 2006 (the “Transaction Agreement”), by and among Harbor Global Company Ltd., Isvias Trading Limited, a company incorporated under the laws of the Republic of Cyprus (“Isvias”), and Namredips Ltd., a Bermuda company and a wholly owned subsidiary of Isvias (“Amalgamation Sub”), (ii) the Amalgamation Agreement, dated as of August 18, 2006 (the “Amalgamation Agreement”), between Harbor Global Company Ltd. and Amalgamation Sub and (iii) the Amalgamation of Harbor Global Company Ltd. with Amalgamation Sub on the terms and conditions set forth in the Transaction Agreement and the Amalgamation Agreement, be and are hereby approved and adopted in all respects.	☐	☐	☐

In their discretion, the named proxies may act upon such other business as may properly come before the Special General Meeting and any adjournment(s) thereof and matters incident to the conduct of the Special General Meeting or any adjournment(s) thereof.

_____________________________________

Signature

_____________________________________

Signature (if held jointly)

_____________________________________

Date

NOTE: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as an executor, administrator, attorney, trustee or guardian, please give your full title as such. If the signer is a corporation, please sign as a duly authorized officer, giving your full title as such. If the signer is a partnership or a limited liability company, please sign in the partnership or limited liability company name by an authorized person.